UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Kaman Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

1332 Blue Hills Ave.
Bloomfield, CT 06002
March 8, 2024
Dear Shareholder:
You are cordially invited to attend a special meeting of shareholders (the “Special Meeting”) of Kaman Corporation (the “Company”). The Special Meeting will be held on April 17, 2024, at 9:00 a.m., Eastern Time, at the corporate headquarters of the Company located at 1332 Blue Hills Avenue, Bloomfield, Connecticut.
At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 18, 2024, by and among the Company, Ovation Parent, Inc., a Delaware corporation (“Parent”), and Ovation Merger Sub, Inc., a Connecticut corporation and a wholly owned subsidiary of Parent (“Merger Sub”) (as it may be amended from time to time, the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of investment funds managed by Arcline Investment Management LP (“Arcline”). At the Special Meeting, the affirmative vote of the majority of the shares of the common stock of the Company, par value $1.00 per share (“Company Common Stock”), outstanding and entitled to vote thereon is required to adopt the Merger Agreement (the “Merger Proposal”). You also will be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by the Company to its named executive officers in connection with the Merger (the “Executive Compensation Proposal”).
At the Special Meeting, you also will be asked to consider and vote on a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).
If the Merger contemplated by the Merger Agreement is consummated, you will be entitled to receive $46.00 in cash (the “Merger Consideration”), without interest, subject to deduction for any required withholding tax or other amounts required to be withheld therefrom, for each share of Company Common Stock that you own immediately prior to the effective time of the Merger.
The Board of Directors of the Company (the “Company Board”), after considering factors more fully described in the enclosed proxy statement (the “Proxy Statement”), has unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, are advisable, fair to and in the best interests of the Company and its shareholders, and also unanimously approved and adopted the consummation by the Company of the transactions contemplated by the Merger Agreement, including the Merger, in accordance with the terms and subject to the conditions set forth in the Merger Agreement and the relevant provisions of the Connecticut Business Corporation Act (the “CBCA”).
After careful consideration, the Company Board has unanimously recommended that you vote “FOR” the Merger Proposal, “FOR” the Executive Compensation Proposal and “FOR” the Adjournment Proposal.
The enclosed Proxy Statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement. The Proxy Statement also describes the actions and determinations of the Company Board in connection with its evaluation of the Merger Agreement and the Merger. You are encouraged to read the Proxy Statement and its annexes, including the Merger Agreement, carefully and in their entirety. You may also obtain more information about the Company from documents we file with the U.S. Securities and Exchange Commission (the “SEC”) from time to time.
We appreciate you taking the time to vote promptly. After reading the Proxy Statement, please vote, at your earliest convenience. Your shares can be voted if you: (i) vote by Internet, (ii) vote by phone, (iii) sign, date and return the enclosed proxy card by mail or (iv) attend the Special Meeting and vote at the Special Meeting in person. In addition, your proxy is revocable at any time before it is voted by written notice to the Secretary of the Company or by delivery of a later-dated proxy. If you attend the Special Meeting and vote in person, your vote will revoke any proxy previously submitted. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction card you will receive from your broker, bank or other nominee.
Your vote is very important, regardless of the number of shares of Company Common Stock that you own. We cannot consummate the Merger unless the Merger Proposal is approved by the affirmative vote of a majority of the shares of Company Common Stock outstanding and entitled to vote thereon, provided a quorum is present. In addition, the Merger Agreement makes the approval by the shareholders of the Company of the Merger Proposal a condition to the parties’ obligations to consummate the Merger. The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal, but will not have any effect on the Executive Compensation Proposal or the Adjournment Proposal. Abstentions will be counted as votes “AGAINST” the Merger Proposal and will not have any effect on the Executive Compensation Proposal or the Adjournment Proposal.
If you have any questions about the accompanying Proxy Statement, the Special Meeting, the Merger Agreement or the Merger or need assistance with voting procedures, please contact Georgeson, our proxy solicitor, by calling toll-free at 888-815-7692.
On behalf of our Board, I thank you for your support and appreciate your consideration of this matter.
Sincerely,

Ian K. Walsh
Chairman, President and Chief Executive Officer
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.
The accompanying Proxy Statement is dated March 8, 2024 and, together with the enclosed form of proxy card, is first being mailed to Company shareholders on or about March 8, 2024.

1332 Blue Hills Ave.
Bloomfield, CT 06002

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD AT 9:00 A.M. EASTERN TIME,
ON APRIL 17, 2024

YOUR VOTE IS VERY IMPORTANT.

PLEASE VOTE YOUR SHARES PROMPTLY.
A special meeting of the shareholders (the “Special Meeting”) of Kaman Corporation, a Connecticut corporation (the “Company”), will be conducted on April 17, 2024, at 9:00 a.m., Eastern Time, at the corporate headquarters of the Company located at 1332 Blue Hills Avenue, Bloomfield, Connecticut, with respect to the following matters:
1.
to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of January 18, 2024, by and among the Company, Ovation Parent, Inc., a Delaware corporation (“Parent”), and Ovation Merger Sub, Inc., a Connecticut corporation and a wholly owned subsidiary of Parent (“Merger Sub”) (as may be amended from time to time, the “Merger Agreement”), a copy of which is attached as Annex A to the proxy statement (the “Proxy Statement”) accompanying this notice (the “Merger Proposal”);

2.
to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by the Company to its named executive officers in connection with the merger of Merger Sub with and into the Company (the “Merger”) (the “Executive Compensation Proposal”); and

3.
to consider and vote on any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

The affirmative vote of the majority of the shares of common stock of the Company, par value $1.00 per share (“Company Common Stock”), outstanding and entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of a majority of the shares of Company Common Stock entitled to vote which are cast on the proposal at the Special Meeting, provided a quorum is present, is required to approve the Executive Compensation Proposal. The affirmative vote of a majority of shares of Company Common Stock entitled to vote which are cast on the proposal at the Special Meeting, whether or not a quorum is present, is required to approve the Adjournment Proposal. The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal, but will not have any effect on the Executive Compensation Proposal or the Adjournment Proposal. Abstentions will be counted as votes “AGAINST” the Merger Proposal and will not have any effect on the Executive Compensation Proposal or the Adjournment Proposal.
A broker, bank or other nominee holding shares in “street name” for a beneficial owner has discretion (but is not required) to vote the beneficial owner’s shares with respect to “routine” matters if their client does not provide voting instructions. All of the proposals in the Proxy Statement are non-routine matters. When a matter is not routine and the brokerage firm has not received voting instructions from the shareholder, the brokerage firm cannot vote the shares on that matter. This is called a broker “non-vote.” Broker non-votes, if any, will have the effect of votes “AGAINST” the Merger Proposal, but will not have any effect on the Executive Compensation Proposal or the Adjournment Proposal.
Only Company shareholders of record as of the close of business on February 9, 2024 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of shareholders entitled to vote at the Special Meeting will be available in our principal executive offices located at 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002, during regular business hours from two (2) business days after notice of the Special Meeting until the conclusion of the meeting.
The Board of Directors of the Company (the “Company Board”) has unanimously recommended that you vote:
•	“FOR” the Merger Proposal;

•	“FOR” the Executive Compensation Proposal; and
•	“FOR” the Adjournment Proposal.
In considering the recommendation of the Company Board, Company shareholders should be aware that its executive officers and members of the Company Board may have agreements and arrangements in place that provide them with interests in the Merger that may be different from, or in addition to, those of the Company. See the section entitled “The Merger – Interests of the Directors and Executive Officers of the Company in the Merger” beginning on page 52 of this Proxy Statement.
Our Notice of Special Meeting and Proxy Statement are available at http://www.edocumentview.com/KAMN (for Company shareholders who hold shares in “street name”) and http://envisionreports.com/KAMN (for Company shareholders of record).
By order of the Board of Directors,

Richard S. Smith, Jr.
Senior Vice President, General Counsel, and Secretary
You should carefully read and consider the entire Proxy Statement and the accompanying appendices including the Merger Agreement attached to the Proxy Statement as Annex A, along with all of the documents incorporated by reference in the Proxy Statement, as they contain important information about, among other things, the Merger and how it affects you. Please contact Georgeson, our proxy solicitor, by calling toll-free at 888-815-7692 if you have any questions concerning the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, the Special Meeting or the accompanying Proxy Statement, would like additional copies of the accompanying Proxy Statement, or need help submitting a proxy to have your shares of the Company’s Common Stock voted.

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, THE COMPANY ENCOURAGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE, OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before your proxy is exercised at the Special Meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished to you by such broker, bank or other nominee, which is considered the shareholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
If you fail to either (i) return your proxy card, (ii) grant your proxy electronically over the Internet or by telephone, or (iii) vote in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a shareholder of record, voting in person at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a broker, bank or other nominee, you must obtain from the record holder a valid “legal” proxy issued in your name in order to vote in person at the Special Meeting.
The Company encourages you to read the accompanying Proxy Statement, including all documents incorporated by reference into the accompanying Proxy Statement, and its annexes carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying Proxy Statement, would like additional copies of the accompanying Proxy Statement or need help voting your shares of Company Common Stock, please contact our proxy solicitor:
Georgeson
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Toll-Free: 888-815-7692

i

ii

SUMMARY
This summary highlights selected information from this proxy statement (this “Proxy Statement”) related to the merger of Ovation Merger Sub, Inc. (“Merger Sub”) with and into the Company (the “Merger”) and may not contain all of the information that is important to you. To understand the Merger and the other transactions contemplated by the Merger Agreement (as defined below) more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 95 of this Proxy Statement. The Merger Agreement (as defined below) is attached as Annex A to this Proxy Statement. You are encouraged to read the Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this Proxy Statement, the “Company,” “we,” “our,” “us” and similar words in this Proxy Statement refer to Kaman Corporation, including, in certain cases, our subsidiaries. Throughout this Proxy Statement we refer to Ovation Parent, Inc. as “Parent” and Ovation Merger Sub, Inc. as “Merger Sub.” In addition, throughout this Proxy Statement we refer to the Agreement and Plan of Merger, dated as of January 18, 2024, as it may be amended from time to time, by and among the Company, Parent and Merger Sub as the “Merger Agreement.”
The Special Meeting (page 25)
Date, Time and Place
The Special Meeting will be held on April 17, 2024, at 9:00 a.m., Eastern Time, at the corporate headquarters of the Company located at 1332 Blue Hills Avenue, Bloomfield, Connecticut.
Record Date; Shares Entitled to Vote
You are entitled to vote at the special meeting of the Company shareholders (the “Special Meeting”) if you owned shares of common stock of the Company, par value $1.00 per share (“Company Common Stock”), at the close of business on February 9, 2024, the record date for the Special Meeting (the “Record Date”). You will have one vote at the Special Meeting for each share of Company Common Stock you owned at the close of business on the Record Date.
Purpose
At the Special Meeting, we will ask shareholders of the Company of record as of the Record Date to vote on proposals to adopt the Merger Agreement, to approve, by non-binding, advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the Merger and to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Quorum
As of the Record Date, there were 28,334,082 shares of Company Common Stock outstanding and entitled to be voted at the Special Meeting. The holders of a majority in voting power of the outstanding shares of Company Common Stock, present either by attendance at the Special Meeting or represented by proxy, will constitute a quorum at the Special Meeting. As a result, 14,167,042 shares must be represented by proxy or by shareholders present and entitled to vote at the Special Meeting to have a quorum.
Required Vote
The affirmative vote of the majority of the shares of Company Common Stock outstanding and entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of a majority of the shares of Company Common Stock entitled to vote which are cast on the proposal, by attendance or represented by proxy, at the Special Meeting, provided a quorum is present, is required to approve, by non-binding, advisory vote, the proposal to approve compensation that will or may become payable by the Company to its named executive officers in connection with the Merger. The affirmative vote of a majority of the shares of Company Common Stock entitled to vote which are cast on the proposal, by attendance or represented by proxy, at the Special Meeting, whether or not a quorum is present, is required to approve the proposal to adjourn the Special Meeting. This means that the Merger Proposal will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of shares of Company Common Stock entitled to vote at the Special Meeting. Abstentions will be counted as votes “AGAINST” the Merger Proposal and will not have any effect on the Executive Compensation Proposal or the Adjournment Proposal. Broker non-votes, if any, will have the effect of a vote “AGAINST” the Merger Proposal and will not have any effect on the Executive Compensation Proposal or the Adjournment Proposal.
Share Ownership of the Company’s Directors and Executive Officers
As of the Record Date, the Company’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 288,765 shares of Company Common Stock, representing approximately 1% of the outstanding shares of Company Common Stock. The Company’s directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company Common Stock “FOR” the adoption of the Merger Agreement, “FOR” the Executive Compensation Proposal and “FOR” the Adjournment Proposal.
Voting and Proxies
Any Company shareholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the postage-paid envelope provided or voting electronically over the Internet or by telephone, or may vote in person by appearing at the Special Meeting. If you are a beneficial owner and hold your shares of Company Common Stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee how you wish to vote your shares of Company Common Stock using the instructions provided by your broker, bank or other nominee. Under applicable rules, brokers, banks or other nominees have the discretion to vote on routine matters. All of the proposals in this Proxy Statement are non-routine matters, and brokers, banks and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your broker, bank or nominee on how you wish to vote your shares.
If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy, signing another proxy card with a later date and returning it to us prior to the exercise of your proxy at the Special Meeting or attending the Special Meeting and voting in person.
If you hold your shares of Company Common Stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. You may also vote by attending the Special Meeting if you obtain a valid “legal” proxy from your broker, bank or other nominee.
Parties Involved in the Merger (page 29)
Kaman Corporation
1332 Blue Hills Ave.
Bloomfield, CT 06002
(860) 243-7100
The Company is a diversified company that conducts business in the aerospace and defense, medical and industrial markets with three business segments: Engineered Products, Precision Products and Structures.
The Engineered Products segment serves the aerospace and defense, industrial and medical markets providing sophisticated, proprietary aircraft bearings and components; super precision, miniature ball bearings; and proprietary spring energized seals, springs and contacts; and wheels, brakes and related hydraulic components for helicopters and fixed-wing and UAV aircraft.
The Precision Products segment serves the aerospace and defense markets providing precision safe and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of our SH-2G Super Seasprite maritime helicopters; support of our heavy lift K-MAX® manned helicopter; and development of the KARGO UAV unmanned aerial system, a purpose built autonomous medium lift logistics vehicle.
The Structures segment serves the aerospace and defense and medical end markets providing sophisticated complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft, and medical imaging solutions.

Company Common Stock is currently listed on The New York Stock Exchange (the “NYSE”) under the symbol “KAMN.”
Ovation Parent, Inc.
Four Embarcadero Center, Suite 2660
San Francisco, CA, 94111
Parent is a privately held Delaware corporation and an affiliate of Arcline Investment Management, L.P. (“Arcline”) formed in 2024 solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Parent has not carried on any activities on or prior to the date of this Proxy Statement, except for activities incidental to its formation and activities undertaken in connection with the acquisition of the Company.
Ovation Merger Sub, Inc.
Four Embarcadero Center, Suite 2660
San Francisco, CA, 94111
Merger Sub is a privately held Connecticut corporation and a direct wholly owned subsidiary of Parent formed in 2024 solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Merger Sub has not carried on any activities on or prior to the date of this Proxy Statement, except for activities incidental to its formation and activities undertaken in connection with Parent’s acquisition of the Company. Upon the consummation of the Merger, Merger Sub will merge with and into the Company, and the separate corporate existence of Merger Sub will cease to exist.
Effect of the Merger (page 30)
If the Merger Agreement is adopted by the Company shareholders and other conditions to the consummation of the Merger are either satisfied or waived, Merger Sub will merge with and into the Company, with the Company surviving and continuing under the name “Kaman Corporation” (the “Surviving Company”). As a result of the Merger, the Surviving Company will become a wholly owned subsidiary of Parent, and Company Common Stock will no longer be publicly traded. In addition, Company Common Stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case, in accordance with applicable law, rules and regulations, and the Company will no longer file periodic reports with the United States Securities and Exchange Commission (“SEC”) on account of Company Common Stock. If the Merger is consummated you will not own any shares of capital stock of the Surviving Company.
The time at which the Merger will become effective (the “Effective Time”) will occur upon the filing of a certificate of merger with the Secretary of the State of Connecticut (or at such later time as the Company and Parent may agree and specify in the certificate of merger).
Effect on the Company if the Merger is Not Consummated (page 30)
If the Merger Agreement is not adopted by the Company shareholders or if the Merger is not consummated for any other reason, the Company shareholders will not receive any payment for their shares of Company Common Stock. Instead, the Company will remain an independent public company, the Company Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC on account of the Company Common Stock. Under certain specified circumstances, the Company may be required to pay Parent a termination fee, or under certain other specified circumstances, the Company may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described in the section entitled “Terms of the Merger Agreement – Termination Fees” beginning on page 83 of this Proxy Statement.
Merger Consideration (page 30)
Upon the consummation of the Merger, each share of Company Common Stock, including each share of Company Restricted Stock, issued and outstanding immediately prior to the Effective Time (other than (i) shares held by Parent or Merger Sub, which shall be canceled for no consideration and (ii) shares held by direct or indirect wholly owned subsidiaries of the Company or Parent (other than Merger Sub), which shall be converted into a number of shares of common stock of the Surviving Company such that the ownership percentage of any such subsidiary in the Surviving Company immediately after the Effective Time shall be equal to such subsidiary’s ownership percentage in the Company immediately prior to the effective time) that are held by any Company shareholder will be converted into the right to receive $46.00 in cash, without interest (the “Merger Consideration”).
Recommendation of the Company Board and Reasons for the Merger (page 40)
The Company’s Board of Directors (the “Company Board”), after carefully considering various factors described in the section entitled “The Merger – Recommendation of the Board and Reasons for the Merger,” beginning on page 40 of this Proxy Statement, and after consultation with the Company’s legal and financial advisors, has determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, are advisable, fair to and in the best interests of the Company and its shareholders, and also approved and adopted the consummation by the Company of the transactions contemplated by the Merger Agreement.
The Company Board unanimously recommends that you vote:
(i)	“FOR” the Merger Proposal;
(ii)	“FOR” the Executive Compensation Proposal; and
(iii)	“FOR” the Adjournment Proposal.
Opinion of the Company’s Financial Advisor (page 45)
In connection with the proposed Merger, J.P. Morgan Securities LLC (“J.P. Morgan”), the Company’s independent financial advisor, delivered to the Company Board on January 18, 2024 an oral opinion, which was confirmed by delivery of a written opinion dated January 19, 2024, to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to the holders of Company Common Stock in the Merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of J.P. Morgan, dated January 19, 2024, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this Proxy Statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. The Company’s shareholders are urged to read J.P. Morgan’s opinion in its entirety. J.P. Morgan’s opinion was addressed to the Company Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Company Common Stock in the proposed Merger and did not express any opinion as to the fairness of any consideration paid in connection with the proposed Merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan’s opinion does not constitute a recommendation to any shareholder of the Company as to how any shareholder of the Company should vote with respect to the proposed Merger or any other matter.
For a description of the opinion that the Company Board received from J.P. Morgan, see the section entitled “The Merger – Opinion of the Company’s Financial Advisor” beginning on page 45 of this Proxy Statement.
Interests of the Directors and Executive Officers of the Company in the Merger (page 52)
In considering the recommendations of the Company Board with respect to the Merger, our shareholders should be aware that the directors and executive officers of the Company have certain interests, including financial interests, in the Merger that may be different from, or in addition to, the interests of Company shareholders generally. The Company Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement, and in making its recommendation that Company shareholders adopt the Merger Agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below in the section entitled “The Merger – Interests of the Directors and Executive Officers of the Company in the Merger” beginning on page 52 of this Proxy Statement.

Treatment of Company Equity Awards (page 52)
Treatment of Company PSUs
Immediately prior to the Effective Time, each outstanding right to receive Company Common Stock granted under the Kaman Corporation Second Amended and Restated 2013 Management Incentive Plan (the “Company Stock Plan”) that is subject to achievement of service-based and performance-based vesting conditions (each, a “Company PSU”) will be fully vested and canceled and, in exchange, the holders of such canceled Company PSUs will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the number of shares of Company Common Stock underlying such Company PSU, multiplied by (ii) the Merger Consideration, without interest. The number of shares of Company Common Stock underlying each Company PSU deemed to have been earned will be equal to the target number of Company PSUs multiplied by the greater of (x) 100% and (y) the actual level of performance of each Company PSU measured as of the closing date of the Merger and using the closing date of the Merger as the applicable measurement date in accordance with the terms of the applicable governing documents. The Company anticipates the actual level of performance of the Company PSUs to be 152.6% with respect to Company PSUs granted in 2022, 171.8% with respect to Company PSUs granted in 2023 and 150% with respect to Company PSUs granted in 2024. Any unvested Company PSUs granted after January 18, 2024 will vest as set forth above, subject to proration based on the number of days from January 1, 2024 through the closing date of the Merger over the full number of days in the performance period, and any Company PSUs that do not vest will be cancelled as of the Effective Time for no consideration.
Treatment of Company Restricted Stock
Immediately prior to the Effective Time, each outstanding share of Company Common Stock granted under the Company Stock Plan that is subject to certain restrictions that lapse at the end of a specified period or periods (each, a “Company Restricted Stock”) will be fully vested and canceled and, in exchange, the holders of such shares of Company Restricted Stock will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of shares of Company Restricted Stock held by such holder multiplied by (ii) the Merger Consideration, without interest. Any unvested Company Restricted Stock granted after January 18, 2024 will vest as set forth above, subject to proration based on the number of days from the date of grant through the closing date of the Merger over the full number of days in the vesting period, and any shares of Company Restricted Stock that do not vest will be cancelled as of the Effective Time for no consideration.
Treatment of Company Options
Immediately prior to the Effective Time, each outstanding stock option to purchase shares of Company Common Stock granted under the Company Stock Plan (a “Company Option”) will be fully vested and canceled and, in exchange, the holders of such Company Options will be entitled to receive an amount in cash, less applicable tax withholdings, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option, multiplied by (ii)(1) the Merger Consideration less (2) the per share exercise price applicable to such Company Option, without interest.
Change in Control Severance Benefits
Payment of Accrued Amounts
Regardless of the manner in which the employment of any executive officer (including an executive officer not party to an employment agreement) terminates, he or she is entitled to receive amounts previously earned during the term of his or her employment (which amounts are referred to in this discussion as “Accrued Amounts”). Such Accrued Amounts include, but are not limited to, (i) unpaid base salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) any unpaid bonus or other short-term and long-term incentive compensation (cash or equity) earned with respect to any completed fiscal year; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments and benefits to which the executive officer may be entitled under the terms of any applicable compensation arrangement or benefit program of the Company, including any applicable pension, retirement and insurance benefits.
Change in Control Agreements
Each of our executive officers has entered into a change in control severance agreement with the Company, pursuant to which the executive officer is entitled to severance benefits upon a qualifying termination of employment occurring in connection with a change in control (which will include the Merger). Other than as noted below, the terms and conditions triggering payments under these agreements upon the termination of employment of each such executive officer in connection with a change in control are substantially similar.
The change in control agreements generally provide that, if an executive’s employment is terminated by the Company without “Cause” (other than due to death or disability) or by the executive for “Good Reason” during the twenty-four-month period immediately following a change in control (or during a potential change in control period), the executive would be entitled to receive the following severance benefits:
•
an immediate lump-sum cash payment equal to three times the executive’s base salary, in the case of Mr. Walsh, 1.5 times, in the case of Mr. Petterson, and two times, in the case of the other executive officers, plus three times, in the case of Mr. Walsh, 1.5 times, in the case of Mr. Petterson, and two times, in the case of the other executive officers, the executive’s target annual bonus in effect immediately preceding the date of termination;

•	a pro-rata portion of the executive officer’s target annual bonus for the performance year in which the termination occurs;
•
continued participation at active employee rates for 24 months (18 months in the case of Mr. Petterson) in all medical, dental and accidental death and disability plans which cover the executive and the executive’s eligible dependents, subject to offset due to future employment;

•	full vesting of outstanding equity or equity-based compensation awards (at the target level of performance, where applicable); and
•
reimbursement for up to $30,000 (in the aggregate) for outplacement services until the earlier of the first anniversary of the date of termination or the first day of the executive’s employment with a new employer.

For purposes of the change in control agreements, a “change in control” is deemed to have occurred if: (i) a person unaffiliated with the Company acquires control of more than thirty-five percent of our voting securities; (ii) there is a change in more than fifty percent of our directors over two consecutive years which is not board-approved; (iii) a merger is effectuated with an unrelated entity that results in our shareholders owning fifty percent or less of the voting securities of the merged entity (or its parent company); or (iv) there is a sale of substantially all of the Company’s assets to an unrelated third party or shareholder approval of a plan of complete liquidation or dissolution of the Company. A change in control does not include any related party and management buyout transactions.
For purposes of the change in control agreements, “Cause” means that the executive officer’s employment is terminated due to any one of the following events: (i) the willful and continued failure to substantially perform his or her duties with the Company after notice from the Company, or (ii) the willful engaging in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.
For purposes of the change in control agreements, “Good Reason” means the occurrence (without the executive’s express written consent) after any change in control, or during a potential change in control period, of any one of the following acts or failures to act by the Company: (i) the assignment to the executive of any duties that are inconsistent with the executive’s status as an officer of the Company or a substantial diminution in the nature or status of the executive’s responsibilities from those in effect immediately prior to the change in control (or the commencement of the potential change in control period); (ii) a reduction in the executive’s then-current annual base salary; (iii) the relocation of the executive’s principal place of employment by more than 50 miles; (iv) the failure to pay to the executive any portion of his current or deferred compensation, within 30 days of the date such compensation is due; (v) the failure to continue in effect any compensation plan in which the executive participates immediately prior to the change in control (or the commencement of the potential change in control period) which is material to his total compensation without an equitable substitute; (vi) the failure to provide life insurance, health and accident, or disability benefits that are substantially similar to those in which the executive was participating immediately prior to the change in control (or the commencement of the potential change in control period); (vii) the failure to provide the executive with the number of paid vacation days to which he was entitled immediately prior to the change in control (or the commencement of the potential change in control period); (viii) any purported termination of the executive’s employment which is not effectuated in accordance with the employment termination procedures for cause set forth in the change in control agreement, or (ix) the failure of any successor to the Company to expressly assume and agree to perform the agreement in accordance with its terms prior to the effectiveness of any such succession. In no event will the executive have Good Reason to terminate employment under the change in control agreement due solely to a suspension of the executive’s position, job functions, authorities, duties and responsibilities while on paid administrative leave.
Each change in control severance agreement includes a so-called “better net after-tax cutback” provision providing that, if the compensation and benefits payable to the executive officer in connection with a change in control would be subject to an excise tax under Section 4999 of the Code, such amounts will either be paid in full or reduced to the level that would avoid application of the excise tax, whichever would place the executive officer in a better after-tax position.
Executive Agreements (page 55)
Employment Agreements
The only executive officer who has an employment agreement with the Company is Mr. Walsh, our Chairman, President and Chief Executive Officer. The employment agreement (the “Walsh Employment Agreement”) was entered into by and between the Company and Mr. Walsh on August 20, 2020, with an effective date of September 8, 2020, and was amended on August 9, 2023. The Walsh Employment Agreement provides for a three-year term of employment commencing as of the effective date of the Walsh Employment Agreement and ending on the third anniversary of such effective date. Pursuant to the amendment to the agreement, the term of the agreement was extended an additional three years to end on the sixth anniversary of such effective date. The terms and conditions triggering potential payments and benefits under the Walsh Employment Agreement are summarized below. However, any payments or benefits available pursuant to the change in control severance agreement entered into with Mr. Walsh will be paid in lieu of any of the payments or benefits set forth below pursuant to the Walsh Employment Agreement.
For purposes of the Walsh Employment Agreement and the discussion that follows, the term “Cause” is defined to mean and include (i) the conviction of, or a plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (ii) a determination by a majority of the Company Board, acting in good faith, that Mr. Walsh has (A) willfully and continuously failed to substantially perform his duties; (B) engaged in illegal conduct, an act of dishonesty or gross misconduct, in each case which is in the course of his employment and materially injurious to the Company; (C) willfully violated a material requirement of the Company’s Code of Conduct or the executive’s fiduciary duty to the Company; or (D) violated his representation to the Company regarding his right to enter into the Walsh Employment Agreement and perform services thereunder and that he had not engaged in, or been the subject of allegations related to workplace misconduct or impropriety.
The term “Good Reason” is defined to mean any one of the following events, if it occurs without Mr. Walsh’s consent after providing the Company notice and an opportunity to cure: (i) the removal of Mr. Walsh from the position of President and Chief Executive Officer (other than for Cause or temporarily while Mr. Walsh is physically or mentally incapacitated); (ii) a material reduction in Mr. Walsh’s base salary or annual target bonus opportunity (other than a general reduction for all similarly situated executives in substantially the same proportion); (iii) a failure to pay the compensation or benefits specified in the agreement; (iv) the relocation of Mr. Walsh’s principal place of employment by more than 50 miles; or (v) the assignment of duties that are materially inconsistent with Mr. Walsh’s position as President and Chief Executive Officer (other than temporarily while Mr. Walsh is physically or mentally incapacitated).
Termination by the Company for Cause or by the Executive without Good Reason. In the event that Mr. Walsh’s employment is terminated by the Company for “Cause” (other than a termination due to death or disability) or by Mr. Walsh without “Good Reason,” Mr. Walsh would be entitled to receive only the Accrued Amounts.
Termination by the Company without Cause or by the Executive for Good Reason. In the event that Mr. Walsh’s employment is terminated by the Company without Cause or by Mr. Walsh with Good Reason, Mr. Walsh would be entitled to receive the following compensation and benefits (in addition to the Accrued Amounts):
•
a pro-rata portion of his annual bonus for the performance year in which the termination occurs, based upon actual financial performance and payable at the time that annual bonuses are paid to other senior executives of the Company;

•	a lump-sum payment equal to two times the sum of his then-current base salary and target annual bonus opportunity;

•
a pro-rata payment for each outstanding long-term incentive plan award for which the performance period has not been completed, based upon actual financial performance and payable as and when paid to other participants;

•
continued participation in all medical, dental and vision plans covering Mr. Walsh and his eligible dependents for up to 24 months (with Mr. Walsh continuing to make his share of premium payments), subject to offset due to future employment; and

•	full vesting of the Company restricted stock units granted to Mr. Walsh in connection with the commencement of his employment.
Termination Due to Disability or Death. In the event of Mr. Walsh’s disability or death, Mr. Walsh (or his estate) would be entitled to receive the following compensation and benefits (in addition to the Accrued Amounts):
•
a pro-rata portion of his annual bonus for the performance year in which the termination occurs based upon target performance, payable at the time that annual bonuses are paid to other senior executives;

•	full vesting of the Company restricted stock units granted to Mr. Walsh in connection with the commencement of his employment; and
•	benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as applicable.
For purposes of the Walsh Employment Agreement, a “disability” is considered to exist if the executive has been absent from fully performing his responsibilities due to physical or mental illness for a period of six consecutive months.
Retention Bonuses
The Company and Arcline agreed that the Company may grant retention bonuses in an aggregate amount equal to $1,103,009 to certain executive officers and other key employees who are not executive officers, on terms and subject to conditions to be determined by the Company. In addition, Richard S. Smith, Jr. and Megan Morgan, the Company’s senior vice president, general counsel and secretary and the vice president and chief human resources officer, respectively, are entitled to cash and equity retention bonuses granted prior to, and not in connection with, the Merger having an aggregate grant date value equal to approximately $757,810. Each was granted a bonus equal in value to their then-current base salary divided equally between cash and equity in the form of shares of Company Restricted Stock. The awards will generally vest, if at all, on the three-year anniversary of the grant date, subject to each employee’s continued employment through such date. However, the awards also provide for vesting acceleration in the event of a termination of employment that entitles the recipient to severance benefits under a change in control severance agreement entered into with each of Mr. Smith and Ms. Morgan or a termination of employment due to the employee’s death or disability. In addition, Mr. Smith’s award agreements provide for vesting acceleration in the event that he retires after the second anniversary of the date of grant, so long as he provides at least six months’ prior written notice and he provides transition services to the Company with respect to identification and transition of his successor. As noted above, the portion of retention bonus granted in the form of Company Restricted Stock will fully vest in connection with the Merger and receive the Merger Consideration.
Financing of the Merger (page 58)
The consummation of the Merger and the other transactions contemplated by the Merger Agreement is not conditioned upon receipt of financing by Parent. We presently anticipate the total amount of funds necessary to consummate the Merger and related transactions, not including payment of related fees and expenses, is equal to approximately $1,800,000,000, which will be funded with the net proceeds of the Financing Commitments (as defined below).
Pursuant to a debt commitment letter, dated January 18, 2024, by and between Parent and Morgan Stanley Senior Funding, Inc. (as the same may be amended, supplemented or otherwise modified from time to time, the “Debt Commitment Letter”), the Commitment Parties (as defined therein) have provided commitments in respect of (i) a Term Facility in an aggregate principal amount equal to $790,000,000 and (ii) a Revolving Facility in an aggregate principal amount equal to $150,000,000 (collectively, the “Debt Financing”). Funding of the Debt Financing is subject to the satisfaction or waiver of the conditions set forth in the Debt Commitment Letter.
Pursuant to the equity commitment letter, dated January 18, 2024 (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Financing Commitments”), by and among Arcline Capital Partners

III LP, a Delaware limited partnership, Arcline Capital Partners III-A LP, a Delaware limited partnership, and Arcline Capital Partners III Executive LP, a Delaware limited partnership (collectively, the “Investors”), Parent received commitments from the Investors to provide, on the terms set forth in the Equity Commitment Letter, equity capital to Parent in an aggregate amount equal to $1,230,000,000 in cash, in immediately available U.S. funds, to be used to pay amounts required to be paid pursuant to the Merger Agreement by Merger Sub pursuant to and in accordance with the terms, and subject to the conditions, of the Merger Agreement. Funding of the Equity Commitment Letter is subject to the satisfaction or waiver of the conditions set forth therein.
Limited Guarantee (Page 60)
In connection with entering into the Merger Agreement, Arcline Capital Partners III, LP, a Delaware limited partnership, Arcline Capital Partners III-A LP, a Delaware limited partnership, and Arcline Capital Partners III Executive LP, a Delaware limited partnership (collectively, the “Guarantors”), provided the Company with a limited guarantee pursuant to which the Guarantors agreed to guarantee the payment of Parent’s obligations to the Company with respect to the payment of the Reverse Termination Fee (as defined below) and enforcement expenses related to the Reverse Termination Fee.
U.S. Federal Income Tax Consequences of the Merger (page 60)
The exchange of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, the receipt of cash by a U.S. Holder (as defined in the section entitled “The Merger – U.S. Federal Income Tax Consequences of the Merger” beginning on page 60 of this Proxy Statement) in exchange for such U.S. Holder’s shares of Company Common Stock pursuant to the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the cash such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Company Common Stock surrendered in the Merger. Gain or loss will be determined separately for each block of shares of Company Common Stock (that is, shares acquired for the same cost in a single transaction).
If you are a Non-U.S. Holder (as defined in the section entitled “The Merger – U.S. Federal Income Tax Consequences of the Merger” beginning on page 60 of this Proxy Statement), the Merger generally will not result in U.S. federal income tax to you unless you have certain connections with the United States.
For a more complete description of the U.S. federal income tax consequences of the Merger, see the section entitled “The Merger – U.S. Federal Income Tax Consequences of the Merger” beginning on page 60 of this Proxy Statement.
Company shareholders should consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Legal Proceedings Regarding the Merger (page 63)
The Company has received several demand letters from counsel representing putative shareholders of the Company alleging that the preliminary proxy statement filed with the SEC on February 20, 2024 omits material information with respect to the Merger (the “Demand Letters”). The Demand Letters seek the issuance of corrective disclosures regarding certain enumerated items in an amendment or supplement to such proxy statement and one of the Demand Letters purports to seek an inspection of the Company’s books and records. The Company believes that the Demand Letters are without merit.
As of the date of this Proxy Statement, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to the Company, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is the absence of any law, injunction or order by any governmental entity restraining, enjoining, rendering illegal or otherwise prohibiting the consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is consummated may adversely affect the Company’s business, financial condition, results of operations and cash flows.

Restrictions on Solicitations of Other Offers (page 73)
For purposes of this Proxy Statement, each of “Alternative Proposal,” “Intervening Event,” and “Superior Proposal” is defined in the section entitled “Terms of the Merger Agreement – Restrictions on Solicitations of Other Offers” beginning on page 73 of this Proxy Statement.
In the Merger Agreement, the Company agreed that, subject to certain exceptions, from the date of the Merger Agreement, the Company will not, and will cause its subsidiaries and its and their directors, officers, managers, employees and subsidiaries not to, and will instruct other representatives not to (including not to publicly announce any intention to), directly or indirectly (i) solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Alternative Proposal (an “Inquiry”), (ii) furnish non-public information regarding the Company and the Company’s subsidiaries, afford access to the Company or the Company’s subsidiaries to or host any meeting (including by telephone or videoconference) with any Person in connection with an Inquiry or an Alternative Proposal, (iii) enter into, continue or maintain discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal, (iv) otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations regarding, or furnish or cause to be furnished to any person or group any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to result in, an Alternative Proposal, (v) approve, agree to, accept, endorse or recommend any Alternative Proposal, (vi) submit to a vote of its shareholders, approve, endorse or recommend any Alternative Proposal, (vii) effect any Adverse Recommendation Change or (viii) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (other than an Acceptable Confidentiality Agreement).
Adverse Recommendation Changes (page 75)
Except as described in the following paragraph, under the terms of the Merger Agreement, the Company will not, and will cause its directors, officers and subsidiaries not to, and will instruct other representatives not to, (i) effect an “Adverse Recommendation Change” (as defined in the section entitled “Terms of the Merger Agreement – Adverse Recommendation Changes” beginning on page 75 of this Proxy Statement) or (ii) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (other than an Acceptable Confidentiality Agreement).
Under the Merger Agreement, under certain circumstances and subject to certain requirements described in the section entitled “Terms of the Merger Agreement – Adverse Recommendation Changes” beginning on page 75 of this Proxy Statement, the Company Board is entitled to make an Adverse Recommendation Change or enter into an agreement with respect to such Alternative Proposal prior to obtaining approval of the Merger Agreement by a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Shareholder Approval”), subject to certain procedures and required notices under the Merger Agreement (i) in cases involving a Superior Proposal, if the Company has negotiated with Parent in good faith (to the extent Parent desires to so negotiate) to make adjustments in the terms and conditions of the Merger Agreement so that such Superior Proposal ceases to constitute a Superior Proposal (in the judgment of the Company Board) and the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, and after consultation with the Company’s financial advisors and outside legal counsel, that such Superior Proposal remains a Superior Proposal or (ii) in cases not involving a Superior Proposal, if it determines, after consulting with its outside legal counsel and financial advisor, that the failure to make an Adverse Recommendation Change would continue to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law.
Employee Benefits (page 76)
During the one-year period following the closing date of the Merger (or, such shorter period of employment, as the case may be), Parent will, or will cause the Surviving Company to, provide each employee of the Company or any subsidiary of the Company who is employed at the closing date of the Merger and who remains employed with the Surviving Company or any other affiliate of Parent immediately following the Closing (“Company Employee”), (i) a base salary or hourly wage rate that is at least equal to the base salary or hourly wage rate provided to the Company Employee immediately prior to the closing date of the Merger; (ii) target annual, short- and long-term incentive compensation opportunities (including any sales incentives and the value of equity and equity-based compensation (calculated based on the grant date fair value of such equity or equity-based compensation as determined in accordance with past practice) but excluding any retention, change in control or transaction compensation arrangements, and one-time bonuses), that are no less favorable in the aggregate than the target annual, short- and long-term incentive compensation opportunities (including any sales incentives and the value of equity and equity-based compensation (calculated based on the grant date fair value of such equity or equity-based compensation as determined in accordance with past practice) but excluding any retention, change in control or transaction compensation arrangements, and one-time bonuses) in effect for the Company Employee immediately prior to the closing date of the Merger; provided, however, that the value of any equity or equity-based compensation may be provided in the form of cash or other cash-based awards; and (iii) employee benefits (other than equity and equity-based compensation and retention, change in control or transaction compensation arrangements, one-time bonuses, nonqualified deferred compensation benefits, defined pension benefits, retiree health and welfare benefits) that, with respect to each Company Employee, are no less favorable in the aggregate than the compensation and benefits (other than equity and equity-based compensation and retention, change in control or transaction compensation arrangements, one-time bonuses, nonqualified deferred compensation benefits, defined pension benefits, retiree health and welfare benefits) provided to such Company Employee immediately prior to the closing date of the Merger.
Parent has also agreed to provide each Company Employee who incurs a termination of employment during the one-year period following the closing date of the Merger with severance benefits that are no less favorable than the severance benefits to which such Company Employee would have been entitled with respect to such termination under the severance policies, practices and guidelines of the Company or any subsidiary of the Company as in effect immediately prior to the closing date of the Merger or, if greater, the severance benefits provided to similarly situated employees of Parent or any of its affiliates.
Conditions to the Closing of the Merger (page 80)
The respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver by the Company and Parent at or prior to the Closing Date (as defined in the Merger Agreement), of the following conditions:
•	the obtaining of the Company Shareholder Approval;
•
the termination or expiration of any waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), approval under the Act Against Restraints of Competition in Germany, and the obtaining or making of any required consents, filings or approvals or the expiration or termination of the applicable waiting period under any other antitrust or similar regulatory laws; and

•	the receipt of approvals or clearances under the Foreign Investment Laws of Germany; and
•
the absence of any applicable law or judgment, preliminary, temporary or permanent, or other legal restraint or prohibition, or binding order or determination by any Governmental Entity in effect that prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated by the Merger Agreement (a “Legal Restraint”).

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the following conditions:
•	the representations and warranties of the Company;
•
regarding (1) organization, standing and power, (2) authority, execution, delivery, and enforceability and (3) the absence of any undisclosed brokers fees being true and correct in all material respects at and as of the closing date of the Merger, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date);

•
regarding the absence since September 29, 2023 to the date of the Merger Agreement, of any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect being true and correct in all respects at and as of the closing date of the Merger as if made at and as of such time;

•
regarding the Company’s capital structure being true and correct in all respects at and as of the closing date of the Merger, as if made at and as of such date, except for inaccuracies not exceeding $5 million in the aggregate (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date); and

•
other than the representations and warranties described in the three (3) clauses above, being true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth in the Merger Agreement) at and as of the closing date of the Merger, except for such failures to be true and correct, individually or in the aggregate, has not had or would reasonably be expected to have a Company Material Adverse Effect (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date);

•	the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date of the Merger;
•
since the date of the Merger Agreement, the lack of any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect; and

•	the Company having delivered to Parent a certificate of the Company signed by the Company’s chief executive officer or chief financial officer certifying the satisfaction of the foregoing conditions;
The obligations of the Company to consummate the Merger are also subject to the following conditions:
•	the representations and warranties of Parent and Merger Sub:
•
regarding (1) organization, standing and power, (2) authority, execution, delivery, and enforceability and (3) the absence of any undisclosed brokers fees being true and correct in all material respects at and as of the closing date of the Merger, as if made at and as of such date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date); and

•
other than the representations and warranties described in the immediately preceding bullet, being true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth in the Merger Agreement) at and as of the closing date of the Merger, as if made at and as of such date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date), except for such failures to be true and correct, individually or in the aggregate, as has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

•	Parent and Merger Sub each having performed in all material respects its obligations required to be performed by it under the Merger Agreement at or prior to the closing date of the Merger; and
•	Parent having delivered to the Company a certificate of Parent signed by the chief executive officer or chief financial officer of Parent certifying the satisfaction of the foregoing conditions.
Regulatory Approvals (page 63)
The Company and Parent have agreed to use their respective reasonable best efforts to reasonably promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the merger, including obtaining any requisite approvals or consents. These approvals include approval under the HSR Act and the competition law of Germany and the Foreign Investment Laws of Germany.
The Company and Parent and their respective affiliates filed their respective HSR Act notifications on January 31, 2024. The 30-day waiting period with respect to the Merger expired at 11:59 p.m. Eastern Time on March 1, 2024.
In Germany, the Company and Parent filed their notification with the Federal Cartel Office (“FCO”) under the Act Against Restraints of Competition on February 15, 2024. The FCO issued a clearance decision approving the Merger on March 7, 2024.
Additionally, the Merger is conditioned on the receipt of clearance from the German Federal Ministry for Economic Affairs and Climate Action. To obtain such clearance, the Parent filed a foreign investment notification with the German Federal Ministry for Economic Affairs and Climate Action on February 14, 2024. Phase I of the review lasts up to 2 months from the date of notification (until approximately April 14, 2024). To the extent required, a formal review (Phase II) may last up to an additional 4 months after the submission of the supplemental filing and is extendable by another 4 months.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the closing of the merger not being satisfied.
Termination of the Merger Agreement (page 81)
The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval is obtained:
•	by mutual written consent of each of Parent and the Company;
•	by either Parent or the Company if:
•
the Merger has not been consummated by October 18, 2024 (as it may be extended in accordance with the immediately following proviso, the “End Date”); provided that, if the closing of the Merger (the “Closing”) shall not have occurred prior to the End Date and all the conditions to Closing other than obtaining the requisite regulatory approvals have been satisfied on such date, the End Date may be extended by either the Company or Parent on one occasion for a period of three (3) months upon notice by the Company or Parent to the other party. However, the right to terminate the Merger Agreement as a result of the occurrence of the End Date will not be available to any party whose breach of any provision of the Merger Agreement, directly or indirectly, causes the failure of the Merger to be consummated by the End Date;

•
there has been a Legal Restraint which has become final and non-appealable. However, the right to terminate the Merger Agreement as a result of the foregoing will not be available to any party who has failed to use their reasonable best efforts in accordance with the Merger Agreement to consummate and make effective the transactions contemplated by the Merger Agreement; and

•	the Company Shareholder Approval has not been obtained at a duly convened Company Shareholders Meeting (as defined below) or any adjournment or postponement thereof at which the vote was taken;
•	by the Company:
•
if Parent or Merger Sub has breached any of representation, warranty, covenant or agreement contained in the Merger Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that a related closing condition could not be satisfied as of the closing date of the Merger and such breach or failure to be true, if curable, has not been cured within sixty (60) days following the Company’s delivery of written notice to Parent or Merger Sub of such breach. However, the Company will not have the right to terminate the Merger Agreement pursuant to this provision if the Company is then in breach of the Merger Agreement in any material respect;

•
prior to receipt of the Company Shareholder Approval, to enter into a definitive agreement with respect to a Superior Proposal in accordance with the provisions of the Merger Agreement governing the Company’s restrictions on solicitations of other offers, and provided that the Company pays the related termination fee of $46,180,000 to Parent (see the section entitled “Terms of the Merger Agreement–Termination Fees” beginning on page 83 of this Proxy Statement); or

•
if (i) all of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger have been satisfied or waived by the Company (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or the failure of which to be satisfied is attributable primarily to a breach by Parent of its representations, warranties, covenants or agreements contained herein), (ii) Parent has failed to consummate the Closing by the third (3rd) business day after the satisfaction or waiver of all of the conditions to the Closing, (iii) the Company has notified Parent in writing that the conditions to the obligations of the Company to consummate the Closing have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or the failure of which to be satisfied is attributable primarily to a breach by Parent of its representations, warranties, covenants or agreements contained herein) or waived (or that the Company would be willing to waive any unsatisfied conditions to its obligations for purposes of consummating the

Closing) and that it stands ready, willing and able to consummate the transactions contemplated by the Merger Agreement on such date and at all times during the three (3) Business Day period immediately thereafter, and (iv) Parent fails to consummate the Merger within three (3) business days after delivery of such notice (a “Parent Closing Failure”); or
•	by Parent if:
•
the Company has breached any of representation, warranty, covenant or agreement contained in the Merger Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that a related closing condition could not be satisfied as of the closing date of the Merger and such breach or failure to be true, if curable, has not been cured within sixty (60) days following Parent’s delivery of written notice to the Company of such breach. However, Parent will not have the right to terminate the Merger Agreement pursuant to this provision if Parent is then in breach of the Merger Agreement in any material respect; or

•	prior to the Company Shareholders Meeting (as defined below), the Company Board makes an Adverse Recommendation Change.
Termination Fees (page 83)
If the Merger Agreement is terminated in specified circumstances, the terminating party may be required to pay a termination fee.
Parent would be entitled to receive a termination fee of $46,180,000 (the “Company Termination Fee”) from the Company in the event that:
•
(i) a third party has made an Alternative Proposal to the Company after the date of the Merger Agreement or such third party has made a proposal directly to the Company’s shareholders and, in each case, has not publicly withdrawn such proposal at least five (5) business days prior to the Company Shareholders Meeting, (ii) the Merger Agreement is subsequently terminated by the Company or Parent (x) if the Merger is not consummated on or before the End Date or (y) as a result of the failure of the Company to obtain the Company Shareholder Approval at a duly convened Company Shareholders Meeting (or any adjournment or postponement thereof), and (iii) within twelve (12) months of such termination of the Merger Agreement, the Company enters into a definitive contract to consummate such Alternative Proposal or such Alternative Proposal is consummated; provided that for purposes of termination, references to twenty percent (20%) in the definition of Alternative Proposal shall be deemed to be references to fifty and one tenth percent (50.1%), in which case the Company Termination Fee must be paid to Parent on the date such definitive contract is signed or Alternative Proposal consummated;

•
the Company terminates the Merger Agreement, prior to obtaining the Company Shareholder Approval (as defined in the Merger Agreement), in order to enter into a definitive written agreement providing for a Superior Proposal, in which case the Company Termination Fee must be paid to Parent prior to or simultaneously with such termination; or

•	Parent terminates the Merger Agreement because the Company has made an Adverse Recommendation Change.
The Company would be entitled to receive a reverse termination fee of $92,350,000 (the “Reverse Termination Fee”) from Parent (which would be due on the business day immediately following termination of the Merger Agreement) in the event that:
•
the Company terminates the Merger Agreement because Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in the Merger Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue such that a related closing condition count not be satisfied as of the date of closing of the Merger and such breach or failure to be true, if curable, is not cured by Parent within sixty (60) calendar days following the Company’s delivery of written notice of such breach; or

•	the Company terminates the Merger Agreement due to a Parent Closing Failure.

Expense Reimbursement (page 84)
Parent has agreed to, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its subsidiaries and their representatives in connection with cooperation at the request of Parent in connection with financing (other than, in each case, any costs incurred in connection with the preparation, review and audit of historical financial information).
Specific Performance (page 84)
Parent, Merger Sub and the Company are entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and the Equity Commitment Letter and to enforce the terms and provisions of the Merger Agreement and Equity Commitment Letter in addition to any other remedy to which they are entitled to at law or in equity. The Company is entitled to seek specific performance or other equitable relief with enforcing the obligations of Parent and Merger Sub under the Merger Agreement and under the Equity Commitment Letter to effect the Closing or cause the Equity Financing to be funded, if and only if (i) all conditions to the obligations of Parent and Merger Sub to consummate the Merger (other than those conditions that, by their nature, have been satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or the failure of which to be satisfied is attributable primarily to a breach by Parent of its representations, warranties, covenants or agreements contained in the Merger Agreement) or waived by the Company, and remain so satisfied or waived at the time specific performance is granted, (ii) the Debt Financing (or any alternative financing) has been funded or will be funded in full at the Closing if the Equity Financing is funded at the Closing (or, if the Debt Financing (or any such alternative financing) has been funded into escrow in full at the Closing if the Equity Financing is funded at the Closing, such funds have been or would be released from escrow), (iii) the Company has notified Parent in writing that the conditions to the obligations of the Company to consummate the Closing have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or the failure of which to be satisfied is attributable primarily to a breach by Parent of its representations, warranties, covenants or agreements contained herein) or waived (or that the Company would be willing to waive any unsatisfied conditions to its obligations for purposes of consummating the Closing) and that the Company stood ready, willing and able to consummate the transactions contemplated by the Merger Agreement on such date and at all times during the three (3) business day immediately thereafter, and (iv) Parent fails to consummate the Merger within the three (3) business day period after delivery by the Company to Parent of the notice described in preceding clause. However, in no event shall Parent be obligated to both (x) specifically perform the obligation to cause the Equity Financing to be funded and consummate the Closing and (y) pay the Reverse Termination Fee.
Market Prices and Dividend Data (page 88)
Company Common Stock trades on the NYSE under the symbol “KAMN”. The closing price of Company Common Stock on January 17, 2024, the last full trading day prior to the Company Board’s approval of the Merger Agreement, was $22.08. On March 7, 2024, the latest practicable trading day before the date of this Proxy Statement, the closing price of Company Common Stock was $45.70 per share.
Pursuant to the term of the Merger Agreement, without the prior written consent of Parent, the Company is prohibited from declaring or paying any dividends (except for quarterly cash dividends consistent with past practice) on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect subsidiary of the Company to its parent company.
No Appraisal Rights (page 91)
In accordance with the Connecticut Business Corporation Act (the “CBCA”), there are no appraisal rights available to holders of shares of Company Common Stock in connection with the Merger.
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS
The following questions and answers are intended to address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a Company shareholder. You are encouraged to read carefully the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 95 of this Proxy Statement.
Q:	Why am I receiving these materials?
A:
On January 18, 2024, the Company entered into the Merger Agreement providing for the Merger of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Company Board is furnishing this Proxy Statement and form of proxy card to the holders of Company Common Stock in connection with the solicitation of proxies in favor of the proposal to adopt the Merger Agreement and to approve the other proposals to be voted on at the Special Meeting or any adjournment or postponement thereof. This Proxy Statement includes information that we are required to provide to you under the rules of the SEC and is designed to assist you in voting on the matters presented at the Special Meeting. Company shareholders of record as of the close of business on February 9, 2024 may attend the Special Meeting and are entitled and requested to vote on the proposals described in this Proxy Statement.

Q:	What is included in the proxy materials?
A:	The proxy materials include this Proxy Statement, the annexes to this Proxy Statement, including the Merger Agreement, and a proxy card.
Q:	When and where is the Special Meeting?
A:	The Special Meeting will be held on April 17, 2024, at 9:00 a.m., Eastern Time, at the corporate headquarters of the Company located at 1332 Blue Hills Avenue, Bloomfield, Connecticut.
Q:	What is the proposed Merger and what effects will it have on the Company?
A:
The proposed Merger is the acquisition of the Company by Parent through the Merger of Merger Sub with and into the Company pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by the requisite number of shares of Company Common Stock, and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent and you will no longer own shares of Company Common Stock. The Company expects to delist the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and de-register the Company Common Stock under the Exchange Act as promptly as practicable after such delisting. Thereafter, the Company would no longer be a publicly traded company, and the Company will no longer file periodic reports with the SEC on account of Company Common Stock.

Q:	What will I receive if the Merger is consummated?
A:
Upon the consummation of the Merger, you will be entitled to receive the Merger Consideration of $46.00 in cash and less applicable tax withholdings, for each share of Company Common Stock that you own. For example, if you own one hundred (100) shares of Company Common Stock, you will receive $4,600 in cash, without interest and less any applicable withholding taxes, in exchange for your one hundred (100) shares of Company Common Stock. As a result of the Merger, your shares will be canceled and you will not own shares in the Surviving Company.

Q:	Who is entitled to vote at the Special Meeting?
A:
Only shareholders of record as of the close of business on February 9, 2024 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. If you hold shares of Company Common Stock indirectly through a broker, bank or similar institution, you are not a shareholder of record, but instead hold your shares in “street name” and the record owner of your shares is you broker, bank or similar institution. Instructions on how to vote shares held in “street name” are described under the question “How may I vote?” below.
Q:	How may I vote?
A:	For Company shareholders of record: If you are eligible to vote at the Special Meeting and are a shareholder of record, you may submit your proxy or cast your vote in any of four (4) ways:
(i)
by Internet – If you have Internet access, you may submit your proxy by following the instructions provided with your proxy materials and on your proxy card. Proxies submitted via Internet must be received by 1:00 a.m., Eastern Time, on April 17, 2024;

(ii)
by telephone – You can also submit your proxy by telephone by following the instructions provided with your proxy materials and on your proxy card. Proxies submitted via telephone must be received by 1:00 a.m., Eastern Time, on April 17, 2024;

(iii)	by mail – You may submit your proxy by completing the proxy card enclosed with those materials, signing and dating it and returning it in the postage-paid envelope the Company has provided; or
(iv)
at the Special Meeting – You may vote in person at the Special Meeting. You are encouraged to sign, date and return the proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone, regardless of whether you plan to attend the Special Meeting.

For holders in “street name”: If you hold your shares in “street name” and, therefore, are not a shareholder of record, you will need to follow the specific voting instruction card provided to you by your broker, bank or other similar instruction. If you wish to vote your shares at the Special Meeting, you must obtain a legal proxy from such broker, trust, bank or other nominee (which indicates that you were the beneficial owner of the shares on the Record Date, and that such broker, trust, bank or other nominee is giving you its proxy to vote the shares).
If you submit your proxy by Internet, telephone or mail, and you do not subsequently revoke your proxy, your shares of Company Common Stock will be voted in accordance with your instructions.
Even if you plan to attend the Special Meeting, you are strongly encouraged to vote your shares of Company Common Stock by proxy. If you are a shareholder of record or if you obtain a valid “legal” proxy to vote shares which you beneficially own and wish to change your vote, you may still vote your shares of Company Common Stock at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person, your previous vote by proxy will not be counted.
Q:	How many votes do I have?
A:
Each holder of Company Common Stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of Company Common Stock that such holder owned as of the Record Date.

Q:	May I attend the Special Meeting and vote?
A:	For Company shareholders of record: Yes, all Company shareholders of record as of the Record Date may attend the Special Meeting and vote in person.
For holders in “street name”: If you hold shares in a brokerage or other account in “street name,” you are a beneficial owner and your shares may be voted at the Special Meeting, as applicable, only if you provide instructions on how to vote. If you do not provide instructions on how to vote by filling out the voting instructions form sent to you by your broker, bank or other holder of record, your shares will not be voted on any proposal to which you did not provide voting instructions. At the Special Meeting, you must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement, or the voting instruction form provided by the bank, broker, trustee, or other nominee to vote in person at the Special Meeting.

Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to consider and vote on the following proposals:
•	to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, and the Company will become a wholly owned subsidiary of Parent;
•	to approve, by non-binding, advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the Merger; and
•
to approve the adjournment of the Special Meeting to a later date if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	How does the Merger Consideration compare to the market price of Company Common Stock prior to the announcement of the Merger?
A:
The Merger Consideration represents a premium of approximately 108 percent over the closing price of Company Common Stock on January 17, 2024, the last full trading day prior to the Company Board’s approval of the Merger Agreement. The Merger Consideration also represents approximately a 112 percent premium over the last three-month period volume weighted average price of Company Common Stock, a 114 percent premium over the last six-month period volume weighted average price of Company Common Stock, a 110 percent premium over the last nine-month period, and a 106 percent premium over the last twelve-month period volume weighted average price of Company Common Stock, in each case, for the period through and including January 17, 2024.

Q:	Will the Company pay a quarterly dividend before the Closing?
A:
Under the terms of the Merger Agreement, from January 18, 2024 until the consummation of the Merger, the Company is permitted to pay its regular quarterly dividend, as further described in the section entitled “Terms of the Merger Agreement – Conduct of Business Pending the Merger” beginning on page 70 of this Proxy Statement. The Company Board reassesses the dividend on a quarterly basis, and may decide not to declare and pay the regular quarterly dividend. On February 20, 2024, the Company Board declared a regular quarterly dividend payable on April 11, 2024 to shareholders of record on March 19, 2024.

Q:	Does Parent have the financial resources to consummate the Merger?
A:
Parent has obtained an Equity Commitment Letter and Debt Commitment Letter which will provide it with sufficient resources to consummate the Merger, as further described in the section entitled “The Merger – Financing of the Merger” beginning on page 58 of this Proxy Statement.

Q:	What do I need to do now?
A:
You are encouraged to read this Proxy Statement, the annexes to this Proxy Statement (including the Merger Agreement) and the documents we refer to in the Proxy Statement carefully and consider how the Merger affects you. Then, complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction card provided by your broker, bank or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?
A:
No. If you are a record holder, after the Merger is consummated, under the terms of the Merger Agreement, you will receive a letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the Merger Consideration for each share of Company Common Stock represented by such stock certificates. You should use the letter of transmittal to exchange your stock certificates for the Merger Consideration to which you are entitled upon the consummation of the Merger. Please do not send in your stock certificates now.

Q:	If I do not know where my stock certificates are, how will I get the Merger Consideration for my shares of Company Common Stock?
A:
If the Merger is consummated, the transmittal materials you will receive after the Closing will include the procedures that you must follow if you cannot locate your stock certificates. This will include an affidavit that you will need to sign attesting to the loss of your stock certificates. You may also be required to post a bond as indemnity against any potential loss.

Q:	How does the Company Board recommend that I vote?
A:
The Company Board – after considering the various factors as set forth in the section entitled “The Merger – Recommendation of the Company Board and Reasons for the Merger,” beginning on page 40 of this Proxy Statement, the comprehensive sale process conducted by the Company Board and the alternatives to the Merger (including remaining as a standalone company) – has determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, are advisable, fair to and in the best interests of the Company and its shareholders, and approved and adopted in all respects the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the consummation by the Company of the transactions contemplated by the Merger Agreement.

The Company Board unanimously recommends that you vote:
•	“FOR” the adoption of the Merger Agreement;
•	by means of a non-binding, advisory vote, “FOR” the proposal to approve compensation that will or may become payable by the Company to its named executed officers in connection with the Merger; and
•
“FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	What happens if the Merger is not consummated?
A:
If the Merger Agreement is not adopted by Company shareholders or if the Merger is not consummated for any other reason, the Company shareholders will not receive any payment for their shares of Company Common Stock. Instead, the Company will remain an independent public company, the Company Common Stock will continue to be listed and traded on The NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC on account of the Company Common Stock.

Under certain specified circumstances, the Company may be required to pay the Company Termination Fee, or under certain other specific circumstances, the Company may be entitled to receive the Reverse Termination Fee from Parent, upon the termination of the Merger Agreement, as described in the sections entitled “Terms of the Merger Agreement – Termination Fees” beginning on page 83 of this Proxy Statement.
Q:	Do any of the Company’s directors or officers have interests in the Merger that may differ from those of Company shareholders generally?
A:
Yes. In considering the recommendation of the Company Board with respect to the proposal to adopt the Merger Agreement, you should be aware that the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of the Company shareholders generally. The Company Board was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the Company shareholders. For a description of the interests of the Company’s directors and executive officers in the Merger, see the section entitled “The Merger – Interests of the Directors and Executive Officers of the Company in the Merger” beginning on page 52 of this Proxy Statement.

Q:	What vote is required to approve the proposal submitted to a vote at the Special Meeting?
A:	The affirmative vote of the majority of the shares of Company Common Stock, outstanding and entitled to vote thereon is required to adopt the Merger Agreement.
The affirmative vote of a majority of the shares of Company Common Stock entitled to vote which are cast on the proposal, by attendance at the Special Meeting or represented by proxy, at the Special Meeting, provided a quorum is present, is required to approve, by non-binding, advisory vote, the proposal to approve compensation that will or may become payable by the Company to its named executive officers in connection with the Merger.
The affirmative vote of a majority of the shares of Company Common Stock entitled to vote which are cast on the proposal, by attendance at the Special Meeting or represented by proxy, at the Special Meeting, whether or not a quorum is present, is required to approve the proposal to adjourn the Special Meeting. This means that the proposal to adopt the Merger Agreement will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of shares of Company Common Stock entitled to vote at the Special Meeting.
Abstentions will be counted as votes “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve compensation that will or may become payable by the Company to its named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting. Broker non-votes, if any, will have the effect of a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve compensation that will or may become payable by the Company to its named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting.
As of February 9, 2024, the record date for determining who is entitled to vote at the Special Meeting, there were 28,334,082 shares of Company Common Stock issues and outstanding. Each holder of Company Common Stock is entitled to one vote per share of stock owned by such holder as of the Record Date.
Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A:
If your shares are registered directly in your name with our transfer agent, Computershare Inc., you are considered, with respect to those shares, to be the “shareholder of record.” In this case, this Proxy Statement and your proxy card have been sent directly to you by the Company.

If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of Company Common Stock held in “street name.” In that case, this Proxy Statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid “legal” proxy from your broker, bank or other nominee.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company Common Stock is called a “proxy card.” The Company Board has designated Ian K. Walsh, Richard S. Smith, Carroll K. Lane, and Emily Bretas Romano, and each of them, with full power of substitution, as proxies for the Special Meeting.

Q:	Can I change or revoke my proxy?
A:
For Company shareholders of record: Yes. A proxy may be changed or revoked at any time prior to the vote at the Special Meeting by submitting a later-dated proxy (including a proxy submitted via the Internet or by telephone) or by giving written notice to the Company’s Secretary. You may not change your vote over the Internet or by telephone after 1:00 a.m., Eastern Time, on April 17, 2024. You may also attend the Special Meeting and vote your shares in person.

For holders in “street name”: Yes. You must follow the specific voting instruction card provided to you by your broker, bank or other similar institution to change or revoke any instructions you have already provided to them.
Q:	If a Company shareholder gives a proxy, how will the shares be voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the adoption of the Merger Agreement, “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the Merger and “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Q:	I understand that a quorum is required in order to conduct business at the Special Meeting. What constitutes a quorum?
A:
A majority in voting power of Company Common Stock issued and outstanding and entitled to vote at the Special Meeting, which are present by attendance at the Special Meeting or represented by proxy, constitutes a quorum at the Special Meeting. As of the close of business on the Record Date, there were 28,334,082 shares of Company Common Stock issued and outstanding and entitled to vote. If you submit a properly executed proxy by Internet, telephone or mail, you will be considered a part of the quorum. In addition, abstentions and broker non-votes, if any, will be counted for purposes of establishing a quorum. As a result, 14,167,042 shares must be present at the Special Meeting or represented by proxy to have a quorum. If a quorum is not present, the Special Meeting will be adjourned until a quorum is obtained, subject to the terms of the Merger Agreement. The affirmative vote of a majority of the voting power of the shares of Company Common Stock cast, by attendance or represented by proxy, and entitled to vote at the Special Meeting, or the chairman of the Special Meeting, may adjourn the Special Meeting.

Q:	How can I obtain a proxy card?
A:	If you lose, misplace or otherwise need to obtain a proxy card, please follow the applicable procedure below.
For Company shareholders of record: Please contact Georgeson. Shareholders may call toll free at 888-815-7692.
For holders in “street name”: Please contact your account representative at your broker, bank or other similar institution.
Q:	What happens if I sell or otherwise transfer my shares of Company Common Stock after the close of business on the Record Date but before the Special Meeting?
A:
The Record Date is earlier than both the date of the Special Meeting and the date the Merger is expected to be consummated. If you sell or transfer your shares of Company Common Stock after the close of business on the Record Date but before the Special Meeting, unless special arrangements (such as the provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies the Company in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is consummated, to the person to whom you sell or transfer your shared of Company Common Stock, but you will retain your right to vote these shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Company Common Stock after the close of business on the Record Date, you are encouraged to complete, date, sign and return the enclosed proxy card or vote via the Internet or telephone.

Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	Who will count the votes?
A:	The votes will be counted by Computershare Inc., the independent inspector of election appointed by the Company Board for the Special Meeting.

Q:	Who pays for the expenses of this proxy solicitation?
A:
The Company will bear the entire cost of this proxy solicitation, including the preparation, printing, mailing and distribution of these proxy materials. The Company has retained Georgeson, a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of $10,000 as a base fee with additional fees to be charged for specific services. The Company has also agreed to reimburse Georgeson, for reasonable out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Georgeson against losses arising out of its provision of such services on the Company’s behalf. The Company may also reimburse brokerage firms and other persons representing shareholders who hold their shares in “street name” for reasonable expenses incurred by them in forwarding proxy materials to such shareholders. In addition, certain directors, officers and other employees, without additional remuneration, may solicit proxies in person, or by telephone, facsimile, email and other methods or electronic communication.

Q:	Where can I find the voting results of Special Meeting?
A:
The Company intends to announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC within four (4) business days after the Special Meeting.

Q:	Will I be subject to U.S. federal income tax upon the exchange of Company Common Stock for cash pursuant to the Merger?
A:
The exchange of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section entitled “The Merger – U.S. Federal Income Tax Consequences of the Merger” beginning on page 60 of this Proxy Statement) who exchanges shares of Company Common Stock for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. Holder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares of Company Common Stock (that is, shares acquired for the same cost in a single transaction). If you are a Non-U.S. Holder (as defined in the section entitled “The Merger – U.S. Federal Income Tax Consequences of the Merger” beginning on page 60 of this Proxy Statement), the Merger generally will not result in U.S. federal income tax to you unless you have certain connections with the United States.

For a more complete description of the U.S. federal income tax consequences of the Merger, see the section entitled “The Merger – U.S. Federal Income Tax Consequences of the Merger” beginning on page 60 of this Proxy Statement.
Q:	What will the holders of the Company’s outstanding equity awards receive in the Merger?
A:
For information regarding the treatment of the Company’s outstanding equity awards, see the section entitled “Terms of the Merger Agreement – Merger Consideration – Company Equity Awards” beginning on page 66 of this Proxy Statement.

Q:	When do you expect the Merger to be consummated?
A:
We are working toward consummating the Merger as quickly as possible and currently expect to consummate the Merger in the first half of 2024. However, the exact timing of consummation of the Merger cannot be predicted because the Merger is subject to specified conditions, including, among other things, the Company Shareholder Approval.

Q:	Are there any other risks to me from the Merger that I should consider?
A:
Yes. There are risks associated with all business combinations, including the Merger. See the section entitled “Cautionary Statement on Forward-Looking Statements” beginning on page 24 of this Proxy Statement.

Q:	Am I entitled to appraisal rights under the CBCA?
A:	In accordance with the CBCA, there are no appraisal rights available to holders of shares of Company Common Stock in connection with the Merger.

Q:	How can I obtain more information about the Company?
A:	You can find more information about the Company from various sources described in the section entitled “Where You Can Obtain Additional Information” beginning on page 95 of this Proxy Statement.
Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or this Proxy Statement, would like additional copies of this Proxy Statement or need help voting your shares of Company Common Stock, please contact the Company’s proxy solicitor:

Georgeson
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Toll-Free: 888-815-7692

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement, and the documents to which the Company refers you in this Proxy Statement, as well as information included in oral statements or other written statements made or to be made by the Company or on the Company’s behalf, contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management’s current expectations or plans for, among other things, the expected timing of the closing of the proposed transaction; any anticipated effects of the announcement, pendency or completion of the proposed transaction on the value of the Company Common Stock; the ability of the parties to obtain any required regulatory approvals in connection with the proposed transaction and to complete the proposed transaction considering the various closing conditions; the availability of debt and equity financing; the expected benefits of the proposed transaction; expenses related to the proposed transaction and any potential future costs; the Company’s future growth and financial results, business strategy and competitive position, and any assumptions underlying any of the foregoing. They can be identified by the use of words such as “intend,” “expect,” “strategy,” “will” and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward-looking statements also include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company’s actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following risks: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including the failure to close the Merger by the End Date; (ii) the risk that Company shareholders may not approve the proposed transaction; (iii) inability to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction such as obtaining certain required regulatory approvals may not be satisfied or waived; (iv) uncertainty as to the timing of completion of the proposed transaction; (v) restrictions or prohibitions under certain covenants in the Merger Agreement during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities, (vi) potential adverse effects or changes to relationships with customers, employees, suppliers or other parties resulting from the announcement or completion of the proposed transaction; (vii) significant costs associated with the proposed transaction, (viii) availability of debt and equity capital and financing and any action by rating agencies in response to the proposed transaction, (ix) potential litigation relating to the proposed transaction that could be instituted against the Company, Parent or their respective directors and officers, including the effects of any outcomes related thereto; or (x) possible disruptions from the proposed transaction that could harm the Company’s or Parent’s business, including current plans and operations. Further information regarding the important factors that could cause actual results to differ from projected results can be found in the Company’s reports filed or that may be filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (see the section entitled “Where You Can Find More Information” beginning on page 95 of this Proxy Statement). Any forward-looking information provided in this release should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this release.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Company Board for use at the Special Meeting or any adjournment or postponement thereof.
Date, Time and Place
The Special Meeting will be held on April 17, 2024, at 9:00 a.m., Eastern Time, at the corporate headquarters of the Company located at 1332 Blue Hills Avenue, Bloomfield, Connecticut.
Purpose of the Special Meeting
At the Special Meeting, Company shareholders will be asked to vote on proposals to adopt the Merger Agreement, to approve, by non-binding, advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the Merger and to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Record Date; Shares Entitled to Vote; Quorum
Only the Company shareholders of record as of the close of business on February 9, 2024 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. If the Special Meeting is adjourned and a new record date is fixed, the Bylaws provide that the notice of the adjourned Special Meeting must be given to persons who are the Company’s shareholders as of the new record date, and only such Company shareholders shall be entitled to vote at the adjourned Special Meeting. A list of shareholders entitled to vote at the Special Meeting will be available in our principal executive offices located at 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002, during regular business hours from two (2) business days after notice of the Special Meeting until the conclusion of the meeting.
A majority in voting power of Company Common Stock issued and outstanding and entitled to vote at the Special Meeting, which are present in person or represented by proxy, constitutes a quorum at the Special Meeting. As of the close of business on the Record Date for the Special Meeting, there were 28,334,082 shares of Company Common Stock issued and outstanding and entitled to vote. If you submit a properly executed proxy by Internet, telephone or mail, you will be considered a part of the quorum. In addition, abstentions and broker non-votes, if any, will be counted for purposes of establishing a quorum. As a result, 14,167,042 shares must be present by attendance at the Special Meeting or represented by proxy to have a quorum. If a quorum is not present, the Special Meeting will be adjourned until a quorum is obtained, subject to the terms of the Merger Agreement. The affirmative vote of a majority of voting power of the shares of Company Common Stock entitled to vote which are cast on the proposal, by attendance at the Special Meeting or represented by proxy, at the Special Meeting, or the chairman of the Special Meeting, may adjourn the Special Meeting.
Vote Required; Abstentions and Broker Non-Votes
The affirmative vote of the majority of the shares of Company Common Stock, outstanding and entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of a majority of the shares of Company Common Stock entitled to vote which are cast on the proposal, by attendance at the Special Meeting or represented by proxy, at the Special Meeting, provided a quorum is present, is required to approve, by non-binding, advisory vote, the proposal to approve compensation that will or may become payable by the Company to its named executive officers in connection with the Merger. The affirmative vote of a majority of the shares of Company Common Stock entitled to vote which are cast on the proposal, by attendance at the Special Meeting or represented by proxy, at the Special Meeting, whether or not a quorum is present, is required to approve the proposal to adjourn the Special Meeting. This means that the proposal to adopt the Merger Agreement will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of shares of Company Common Stock entitled to vote at the Special Meeting. Abstentions will be counted as votes “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve compensation that will or may become payable by the Company to its named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting. Broker non-votes, if any, will have the effect of a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve compensation that will or may become payable by the Company to its named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting.

Shares Held by the Company’s Directors and Executive Officers
At the close of business on February 9, 2024, the Company’s directors and executive officers beneficially owned 288,765 shares of Company Common Stock, which represented approximately 1% of the shares of the Company’s outstanding common stock on that date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company Common Stock “FOR” the adoption of the Merger Agreement, “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by the Company to its named executive officers in connection with the Merger and “FOR” the adjournment of the Special Meeting (if necessary or appropriate).
Voting of Proxies
If your shares are registered in your name with the Company’s transfer agent, Computershare Inc., you may cause your shares to be voted by returning a signed proxy card, or you may vote in person at the Special Meeting. Additionally, you may submit electronically over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.
You are encouraged to sign, date and return the proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone, regardless of whether you plan to attend the Special Meeting. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.
Voting instructions are included on your enclosed proxy card. All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the shareholders. Properly executed proxies that do not contain voting instructions will be voted “FOR” adoption of the Merger Agreement, “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the Merger and “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. No proxy that is specifically marked against adoption of the Merger Agreement will be voted in favor of the proposed compensation arrangements for the Company’s named executive officers in connection with the Merger, unless it is specifically marked “FOR” the approval of such proposal.
If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting instruction form provided by your broker, bank or other nominee, or by the Internet or telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting instruction card provided by your broker, bank or other nominee. If you do not return your bank’s broker’s or other nominee’s voting instruction form, do not vote via the Internet or telephone through your broker, bank or other nominee, if possible, or do not attend the Special Meeting and vote by attendance at the Special Meeting with a “legal” proxy from your broker, bank or other nominee, it will be counted as a vote “AGAINST” the proposal to adopt the Merger Agreement with respect to the vote requiring a majority of the Company’s outstanding shares and will not have any effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting.
Revocability of Proxies
If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to the Company’s Secretary;
•	completing and properly executing another proxy card with a later date and returning it in the postage paid envelope provided; or
•	attending the Special Meeting and voting in person.

Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by the Company’s Secretary prior to the Special Meeting and, in the case of Internet or telephonic voting instructions, must be received before 1:00 a.m., Eastern Time on April 17, 2024. If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting by attendance at the Special Meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.
If you hold your shares of Company Common Stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. If you wish to vote your shares in person at the Special Meeting, you must obtain a legal proxy from such broker, trust, bank or other nominee (which indicates that you were the beneficial owner of the shares on the Record Date, and that such broker, trust, bank or other nominee is giving you its proxy to vote the shares).
Please note, if you do not provide a copy of the legal proxy, you may still attend the Special Meeting by showing proof of ownership but you will be unable to vote your shares in person at the Special Meeting.
Any adjournment, recess or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow Company shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting which was adjourned, recessed or postponed.
Company Board Recommendation
The Company Board – after considering various factors described in the section entitled “The Merger - Recommendation of the Company Board and Reasons for the Merger” beginning on page 40 of this Proxy Statement, and after consultation with legal and financial advisors – has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable to, fair to and in the best interests of the Company and its shareholders, and has adopted and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. The Company Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the Merger and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Tabulation of Votes
All votes will be tabulated by a representative of Computershare Inc., who will act as the inspector of election appointed for the Special Meeting, and will separately tabulate affirmative and negative votes, abstentions and broker non-votes, if any.
Solicitation of Proxies
This Proxy Statement is sent on behalf of, and the proxies are being solicited by, the Company Board. The expense of soliciting proxies in the enclosed form will be borne by the Company. The Company has retained Georgeson, a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $10,000 as a base fee with additional fees to be charged for specific service. The Company has also agreed to reimburse Georgeson, for reasonable out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Georgeson against losses arising out of its provision of such services on the Company’s behalf. In addition, the Company may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by some of the Company’s directors, officers and employees, in person, or by telephone, facsimile, email and other methods of electronic communication. No additional compensation will be paid for such services.
Anticipated Date of Consummation of the Merger
Assuming timely satisfaction of necessary closing conditions, including, among other things, the Company Shareholder Approval and receipt of required regulatory approvals, we currently anticipate that the Merger will be consummated in the first half of 2024.

Attending the Special Meeting
Company shareholders of record as of the close of business on the Record Date may attend and vote in person at the Special Meeting.
If you hold your shares in “street name” and, therefore, are not a shareholder of record, you will need to follow the specific voting instruction card provided to you by your broker, bank or other similar instruction. If you wish to vote your shares in person at the Special Meeting, you must obtain a legal proxy from such broker, trust, bank or other nominee (which indicates that you were the beneficial owner of the shares on the Record Date, and that such broker, trust, bank or other nominee is giving you its proxy to vote the shares).
Please note, if you do not provide a copy of the legal proxy, you may still attend the Special Meeting by showing proof of ownership but you will be unable to vote your shares in person at the Special Meeting.
Even if you plan to attend the Special Meeting, you are encouraged to complete, sign, date and return the enclosed proxy card or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the Special Meeting. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you hold your shares in “street name,” because you are not the shareholder of record, you may not vote your shares in person at the Special Meeting unless you follow the procedures set forth above.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Georgeson. Brokers, banks and other nominees may call toll-free at 888-815-7692.
No Appraisal Rights
In accordance with the CBCA, there are no appraisal rights available to holders of shares of Company Common Stock in connection with the Merger.
Other Matters
At this time, we know of no other matters to be submitted at the Special Meeting.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

THE MERGER
The discussion of the Merger in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated into this Proxy Statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the entire Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.
Additional information about the Company may be found elsewhere in this Proxy Statement and in the Company’s other public filings. See attached entitled “Where You Can Find Additional Information” beginning on page 95 of this Proxy Statement.
Parties Involved in the Merger
Kaman Corporation
1332 Blue Hills Ave.
Bloomfield, CT 06002
(860) 243-7100
The Company is a diversified company that conducts business in the aerospace and defense, medical and industrial markets with three business segments: Engineered Products, Precision Products and Structures.
The Engineered Products segment serves the aerospace and defense, industrial and medical markets providing sophisticated, proprietary aircraft bearings and components; super precision, miniature ball bearings; and proprietary spring energized seals, springs and contacts; and wheels, brakes and related hydraulic components for helicopters and fixed-wing and UAV aircraft.
The Precision Products segment serves the aerospace and defense markets providing precision safe and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of our SH-2G Super Seasprite maritime helicopters; support of our heavy lift K-MAX® manned helicopter; and development of the KARGO UAV unmanned aerial system, a purpose built autonomous medium lift logistics vehicle.
The Structures segment serves the aerospace and defense and medical end markets providing sophisticated complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft, and medical imaging solutions.
Company Common Stock is currently listed on the NYSE under the symbol “KAMN.”
Ovation Parent, Inc.
Four Embarcadero Center, Suite 2660
San Francisco, CA, 94111
Parent is a privately held Delaware corporation and an affiliate of Arcline formed solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Parent has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with the acquisition of the Company.
Ovation Merger Sub, Inc.
Four Embarcadero Center, Suite 2660
San Francisco, CA, 94111
Merger Sub is a privately held Connecticut corporation and a direct wholly owned subsidiary of Parent formed solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Merger Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with Parent’s acquisition of the Company. Upon the consummation of the Merger, Merger Sub will merge with and into the Company, and the separate corporate existence of Merger Sub will cease to exist.

Effect of the Merger
If the Merger Agreement is adopted by Company shareholders and certain conditions to the consummation of the Merger are either satisfied or waived, Merger Sub will merge with and into the Company, with the Company surviving and continuing under the name “Kaman Corporation” as the Surviving Company. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent and Company Common Stock will no longer be publicly traded. In addition, Company Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, in each case, in accordance with applicable law, rules and regulations, and the Company will no longer file periodic reports with the SEC on account of Company Common Stock. If the Merger is consummated, you will not own any shares of common stock of the Surviving Company.
The Effective Time will occur upon the filing of the certificate of merger with the Secretary of the State of the State of Connecticut (or at such later time as the Company and Parent may agree and specify in the certificate of merger).
Effect on the Company if the Merger is Not Consummated
If the Merger Agreement is not adopted by the Company shareholders or if the Merger is not consummated for any other reason, the Company shareholders will not receive any payment for their shares of Company Common Stock. Instead, the Company will remain an independent public company, Company Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and the Company will continue to file periodic reports with the SEC on account of Company Common Stock. In addition, if the Merger is not consummated, the Company expects that the Company’s management will operate the business in a manner similar to that in which it is operated today.
Furthermore, if the Merger is not consummated, depending on the circumstances that would have caused the Merger not to be consummated, it is likely that the price of Company Common Stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Company Common Stock would return to the price at which it trades as of the date of this Proxy Statement.
Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Company Common Stock. If the Merger is not consummated, the Company Board will continue to evaluate and review the Company’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not adopted by the Company shareholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the Company’s business, prospects or results of operation will not be adversely impacted.
In addition, under specific circumstances, the Company may be required to pay the Company Termination Fee, or may be entitled to receive the Reverse Termination Fee from Parent, upon termination of the Merger Agreement, as described in the sections entitled “Terms of the Merger Agreement – Termination Fees” beginning on page 83 of this Proxy Statement.
Merger Consideration
Upon the consummation of the Merger, each share of Company Common Stock, including each share of Company Restricted Stock, issued and outstanding immediately prior to the Effective Time (other than (i) shares held by Parent or Merger Sub, which shall be canceled for no consideration and (ii) shares held by direct or indirect wholly owned subsidiaries of the Company or Parent (other than Merger Sub), which shall be converted into a number of shares of common stock of the Surviving Company such that the ownership percentage of any such subsidiary in the Surviving Company immediately after the Effective Time shall be equal to such subsidiary’s ownership percentage in the Company immediately prior to the effective time) that are held by any Company shareholder will be converted into the right to receive the Merger Consideration.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the execution of definitive documentation in connection with the transaction with investment funds affiliated with Arcline, including the Merger Agreement. The following chronology does not purport to catalogue every conversation among representatives of the Company, Arcline and other parties.

As part of its ongoing evaluation of the Company’s business, the Company Board, together with senior management, regularly reviews and assesses the Company’s strategic direction, financial performance and business plans with a view towards strengthening the Company’s business and identifying opportunities to increase shareholder value. Although the Board had confidence in Kaman’s leadership and business transformational strategy, as part of its annual review, the Company Board periodically considered whether the continued execution of the Company’s business strategy as a standalone company or through a business combination with a third party would provide the best avenue to enhance shareholder value. The Company, throughout this time, worked with its longstanding investment banking advisor, J.P. Morgan Securities LLC.
Arcline first expressed interest in pursuing a strategic transaction with the Company during an introductory videoconference meeting held on or about September 29, 2021, by and among Rajeev Amara, Arcline’s Chief Executive Officer, Alex Iannaccone, an Arcline Partner, Ian K. Walsh, Chairman, President and Chief Executive Officer of the Company, and James G. Coogan, then Senior Vice President and Chief Financial Officer of the Company. During the call, Messrs. Walsh and Coogan informed Arcline’s representatives that the Company was interested in exploring a potential acquisition of certain companies within Arcline’s portfolio. In response, Arcline’s representatives informed Messrs. Walsh and Coogan that Arcline was interested in exploring a potential acquisition of the Company. Arcline’s representatives stated that such a transaction would provide Arcline with a platform to consolidate Arcline’s aerospace and defense assets and provide the Company with access to additional capital to accelerate its current business strategy. Messrs. Walsh and Coogan informed Arcline’s representatives that the Company was committed to its current business plans and was not interested in pursuing such a transaction at that time. They further informed Arcline’s representatives that they would be interested in re-engaging in the event that Arcline had an interest in selling any of its aerospace and defense assets.
On January 7, 2022, Mr. Walsh, Mr. Amara, and Shyam Ravindran, Arcline’s President, held a telephonic conversation, during which Mr. Ravindran and Mr. Amara further informed Mr. Walsh that Arcline was interested in exploring a potential acquisition of the Company. In response, Mr. Walsh informed Mr. Ravindran and Mr. Amara that the Company was committed to its current business plans and was not interested in pursuing such a transaction at that time.
There were no further communications or interactions between Arcline and the Company with respect to a potential acquisition transaction until March 17, 2023, when Mr. Ravindran, sent an email to Mr. Walsh informing him that, between November 2021 and March 2022, Arcline had purchased shares of common stock of the Company, resulting in an ownership stake of approximately 4.9% of the Company’s outstanding shares. Mr. Ravindran stated that Arcline had acquired the stake because it believed in Mr. Walsh’s vision for the Company. He further stated that the Company’s business platform aligned closely with Arcline’s areas of focus. Mr. Ravindran stated that Arcline would like to schedule a meeting with the management of the Company to discuss its performance considering the recent decline observed in the share price and to better understand management’s plan to return the Company to growth and increased profitability.
On March 27, 2023, Messrs. Ravindran, Walsh and Coogan held a telephonic conversation, during which Mr. Ravindran inquired about the Company’s financial performance and results for fiscal year 2022, as well as the Company’s plans and expectations for fiscal year 2023. At the conclusion of the call, Mr. Ravindran requested a follow-up, on-site meeting at the Company’s Bloomfield, Connecticut campus. The follow-up meeting was subsequently scheduled for May 24, 2023.
On April 3, 2023, Mr. Coogan was contacted on an unsolicited basis by another private equity firm (“Party A”) that expressed interest in working with the Company to address the Company’s leverage, which Party A believed to be the most significant barrier to the Company’s equity appreciating in value. An initial call with Party A was held on April 27, 2023. During the course of the call, Party A expressed interest in purchasing a number of newly issued shares of common stock of the Company that would result in Party A owning up to 20% of the Company’s outstanding shares in exchange for a seat on the Company Board, with the proceeds of the financing to be used to reduce the Company’s indebtedness. Mr. Coogan thanked Party A for its proposal and agreed to discuss the matter internally and schedule a follow-up call after the release of the Company’s first quarter results on May 2, 2023.
On May 5, 2023, the Company Board held a special meeting, primarily to discuss the overture from Party A. The Company’s independent financial advisor, J.P. Morgan, and the Company’s outside legal counsel, Skadden, also attended the meeting. Management briefed the Company Board on the recent interactions with Party A. J.P. Morgan provided an overview of the current state of shareholder activism and provided background information on Party A.

Skadden reviewed with directors their fiduciary duties and provided a legal framework within which the Company Board could assess the overture. At the conclusion of the meeting, the Company Board authorized management to engage with Party A in order to gather additional information with respect to Party A’s overture.
On May 10, 2023, Mr. Coogan sent an email to Party A offering to schedule a follow-up call. Party A did not respond. Party A and the Company had no further interactions following Mr. Coogan’s email sent on May 10, 2023.
On May 24, 2023, Mr. Ravindran traveled to Bloomfield, Connecticut, to meet with Messrs. Walsh and Coogan. Carroll K. Lane, then Senior Vice President of the Company and President of its Engineered Products and Precision Products segments, also participated. At the meeting, Mr. Ravindran presented a brief overview of Arcline, including the background of its principals, the general structure of the organization and its investment strategy. Mr. Ravindran noted that, while it was somewhat unusual for Arcline to take a stake in a publicly traded company, Arcline felt comfortable making the investment in the Company because Arcline thought it had a very good understanding of several of the Company’s businesses, as Arcline had been involved as a potential interested party in the sale processes for certain of the Company’s recent acquisitions. During the course of the meeting, Mr. Ravindran noted that Arcline believed that public market investors did not appreciate the Company’s true intrinsic value and reiterated Arcline’s interest in pursuing a potential acquisition of the Company. Mr. Ravindran also noted that Arcline’s funding and support would enable the Company to reduce its leverage and accelerate its growth and profitability through the execution of its mergers and acquisitions strategy. Mr. Walsh communicated to Mr. Ravindran that he would brief the Company Board on his recent interactions with Mr. Ravindran and Arcline’s interest in pursuing a potential acquisition transaction, and that he would follow up with Mr. Ravindran after the Company Board meetings. However, Mr. Walsh also reiterated that the Company was committed to its current business plans.
On the evening of June 5, 2023, Mr. Ravindran sent an email to Messrs. Walsh, Coogan and Lane thanking them for their time on May 24 and requesting a follow-up videoconference meeting. Mr. Walsh responded that evening, noting that the Company’s regularly scheduled second quarter Company Board and Committee meetings were kicking off that evening and would continue for the next two days. Mr. Walsh reaffirmed that he would brief the Company Board on his recent interactions with Mr. Ravindran and Arcline’s interest in pursuing a potential acquisition transaction, and that he would follow up with Mr. Ravindran after the Company Board meetings.
On June 6 and 7, 2023, the Company Board held its regularly scheduled second quarter meetings, the main purpose of which centered around the presentation of strategic business reviews by the Company’s primary business units. During the course of the meetings, Mr. Walsh also briefed the Company Board on the recent communications with Arcline and Party A, noting, among other things, that the Company had not heard back from Party A since Mr. Coogan’s email on May 10, 2023 seeking to schedule a follow-up call. The Company Board took no formal actions with respect to Arcline or Party A at the meetings and asked management to keep it informed of any material developments.
On June 8, 2023, Mr. Ravindran sent another email to Mr. Walsh, seeking to schedule a follow-up call following the conclusion of the Company Board meetings.
On June 9, 2023, Mr. Walsh responded to Mr. Ravindran that he had informed the Company Board of Arcline’s desire to enter into an acquisition transaction with the Company, that the Company Board and management remain very confident in their strategy for the Company and that, if in the future Arcline would be interested in discussing the potential sale of one or more of its aerospace and defense assets, the Company would be interested in re-engaging with Arcline.
On June 12, 2023, Mr. Ravindran called Mr. Walsh and reiterated Arcline’s interest in an acquisition transaction with the Company and asked for confirmation that the Company Board’s current position was that it would not explore a potential transaction involving Arcline. Mr. Ravindran requested the opportunity to present Arcline’s proposal directly to the Company Board. Mr. Walsh reiterated that the Company was committed to its current business plans and was not interested in exploring such a transaction at that time. There were no additional interactions between the Company and Arcline before the regularly scheduled meetings of the Company Board held on August 8 and 9, 2023.
On the evening of August 7, 2023, Mr. Walsh was contacted on an unsolicited basis by another private equity firm (“Party B”) seeking to engage in discussions relating to a potential infusion of equity capital, the proceeds of which would be used to reduce the Company’s outstanding indebtedness. No response was provided until the regularly scheduled quarterly meetings of the Company Board held on August 8 and 9, 2023 were completed.

On August 8 and 9, 2023, the Company Board held its regularly scheduled third quarter meetings, a portion of which was devoted to a discussion of the recent communications with Arcline and Party B, as well as the previously discussed communications with Party A. The Company Board took no formal actions with respect to Arcline, Party A or Party B at the meetings and again asked management to keep it informed of any material developments.
On the evening of August 9, 2023, Mr. Coogan responded to Party B, and an initial call was scheduled for August 16, 2023.
On August 16, 2023, Messrs. Coogan and Lane met via videoconference meeting with two representatives of Party B who stated that Party B would be interested in purchasing a number of newly issued shares of common stock of the Company that would result in Party B owning up to 19.9% of the Company’s outstanding shares of common stock. No price for the Company’s shares was discussed. The representatives of Party B indicated that Company Board nomination rights would be a requirement in a prospective transaction. Messrs. Coogan and Lane thanked the representatives of Party B for their interest in the Company and agreed to discuss the matter internally.
On August 18, 2023, Arcline submitted its first non-binding written proposal to acquire the Company in an all-cash transaction offering a purchase price of $33.00 per share (the “August 18 Arcline Proposal”). The August 18 Arcline Proposal also included background on Arcline, Arcline’s perspectives on the Company, and Arcline’s current ownership stake in the Company. The August 18 Arcline Proposal stated that, given the substantial amount of diligence Arcline had already completed, Arcline was confident it could complete confirmatory due diligence and execute a definitive agreement within three weeks.
On August 19, 2023, Mr. Walsh informed Jennifer Pollino, the Company’s Lead Independent Director, and Scott Kuechle, Chair of the Company’s Audit Committee, of the receipt of the August 18 Arcline Proposal.
On August 22, 2023, Mr. Ravindran sent a follow-up email to Mr. Walsh, requesting confirmation of receipt of the August 18 Arcline Proposal, which Mr. Walsh provided on August 23, 2023.
On August 25, 2023, the Company announced Mr. Coogan’s decision to accept a CFO role with a new company and Mr. Lane’s appointment as interim CFO.
Also on August 25, 2023, Party B sent an email to Messrs. Walsh and Lane expressing surprise by the CFO transition and requesting a follow-up meeting to discuss its August 16 proposal. A follow-up meeting was subsequently scheduled for August 30, 2023.
On August 29, 2023, a special meeting of the Company Board was held to discuss the August 18 Arcline Proposal, the previously discussed communications with Party A, and the preliminary indication of interest relayed by Party B. J.P. Morgan reviewed the recent history of the interactions between the Company and each of the parties, as well as relevant background information with respect to each such party. Skadden again advised the directors on their fiduciary duties and provided a legal framework with which to assess the parties’ proposals and indications of interest, including the August 18 Arcline Proposal. J.P. Morgan outlined certain best practices to follow when considering unsolicited proposals, alternative scenarios that could evolve over time, and a suggested process to consider strategic alternatives.
On August 30, 2023, Mr. Lane conducted a follow-up videoconference with representatives of Party B. The discussion initially centered around the CFO transition announced on August 25, 2023 and quickly moved to a further discussion of Party B’s August 16, 2023 indication of interest, which Mr. Lane agreed to discuss with Party B in the future.
On September 5, 2023, Mr. Ravindran sent an email to Mr. Walsh requesting an update as to when Arcline should expect to receive a response to the August 18 Arcline Proposal. Mr. Walsh responded that he would get back in touch with Mr. Ravindran as soon as he had something to report.
On September 11 and September 18, 2023, the Company Board further discussed the August 18 Arcline Proposal. The meeting held on September 11, 2023 was devoted primarily to a review and discussion of the Company’s five-year plan that would form the basis of J.P. Morgan’s preliminary valuation analysis, and the meeting held on September 18, 2023 was devoted primarily to a discussion of J.P. Morgan’s preliminary valuation analysis and the consideration of the potential impact of various strategic alternatives, including, among others (i) the continued execution of the Company’s strategic plan as an independent public company (with and without the impact of a significant cost savings initiative then-under way at the Company); (ii) the potential sale of the Company (either to Arcline or another potential buyer); (iii) the generation of incremental equity capital in order to accelerate the deleveraging of the Company and/or finance the further development of the Company’s KARGO UAV program; and (iv) the potential sale of one or more of the Company’s operating segments. Management and J.P. Morgan presented, and the Company Board considered, a preliminary valuation of the Company and the August 18 Arcline Proposal. Following a thorough review of the August 18 Arcline Proposal and the consideration of other strategic alternatives available to the Company, the Company Board unanimously determined at the September 18, 2023 meeting that the August 18 Arcline Proposal significantly undervalued the Company’s business prospects and did not provide a basis for further discussion.
On September 19, 2023, Mr. Walsh sent a letter via email to Mr. Ravindran on behalf of the Company Board informing him that the Company Board determined the August 18 Arcline Proposal significantly undervalued the Company and did not provide a basis for further discussion.
On September 28, 2023, Mr. Lane emailed Party B offering to further discuss Party B’s August 16, 2023 indication of interest following the Company’s third quarter earnings call to be held on November 2, 2023. Party B acknowledged the message but did not initiate any further discussion after its September 28, 2023 reply.
On the evening of October 6, 2023, Arcline submitted a revised non-binding written proposal to acquire the Company in an all-cash transaction offering an increased purchase price of $36.00 per share (the “October 6 Arcline Proposal”). The October 6 Arcline Proposal included certain limited additional diligence requests in order for Arcline to further refine its proposal. Mr. Walsh promptly informed the Company Board of the receipt of the October 6 Arcline Proposal through a series of individual phone calls on October 7, 8 and 9, 2023.
On October 26, 2023, the Company Board met to consider the October 6 Arcline Proposal. After a thorough review of the October 6 Arcline Proposal, the Company Board, with the assistance and advice of J.P. Morgan and Skadden, unanimously determined that the October 6 Arcline Proposal continued to significantly undervalue the Company’s business prospects and did not provide a basis for further discussion.
By letter via email dated November 6, 2023, Mr. Walsh informed Mr. Ravindran on behalf of the Company Board that the Company Board determined the October 6 Arcline Proposal continued to significantly undervalue the Company and did not provide a basis for further discussion.
On November 6, 2023, Mr. Ravindran subsequently requested a follow-up call with J.P. Morgan, which took place on November 10, 2023. During the call, Mr. Ravindran reiterated Arcline’s desire to acquire the Company. Representatives of J.P. Morgan restated the Company Board’s determination that the October 6 Arcline Proposal undervalued the Company but communicated to Mr. Ravindran that the Company was not categorically ruling out a potential acquisition transaction if the Company Board determined it appropriately valued the Company’s business prospects.
On November 14, 2023, the Company Board held its regularly scheduled fourth quarter meeting, a portion of which was devoted to a discussion of the recent communications with Arcline, including, among others, the recent telephone conversation between Arcline and J.P. Morgan. The Company Board took no formal actions with respect to the foregoing matters and asked management to keep it informed of any material developments.
On November 16, 2023, Mr. Ravindran had a follow-up call with representatives of J.P. Morgan. Mr. Ravindran informed representatives of J.P. Morgan that Arcline would be submitting a further revised non-binding written proposal to acquire the Company in an all-cash transaction with an offer price of $40.00 per share. Mr. Ravindran characterized the proposal as “highly compelling” and stated that it would be of great interest to the Company’s shareholders. Mr. Ravindran concluded by stating that Arcline had made considerable efforts to engage with the Company in good faith over an extended period and had materially improved its proposal on multiple occasions. In the event that the Company Board determined that the further revised proposal did not provide a sufficient basis for engagement, Mr. Ravindran stated that Arcline would explore other avenues available to it as a shareholder. Later that afternoon, Mr. Ravindran sent an email to Mr. Walsh transmitting the further revised non-binding written proposal, which was set forth in a letter to the Company Board dated November 16, 2023 with an offer price of $40.00 per share (the “November 16 Arcline Proposal”). The November 16 Arcline Proposal also restated Arcline’s prior limited diligence requests in order for Arcline to further refine its proposal.
On November 21, 2023, November 27, 2023 and November 30, 2023, the Company Board held videoconference meetings for the purpose of considering the November 16 Arcline Proposal. During the meetings, management and J.P. Morgan discussed the status of communications with Arcline, the terms of the November 16 Arcline Proposal, updates on business performance and risks and the preliminary valuation analysis of the Company. Over the course of these meetings, J.P. Morgan also discussed the possibility of exploring a potential acquisition and/or business combination transaction with other parties in parallel, and presented a list of other potential parties that the Company Board could authorize J.P. Morgan to contact, and the information that would be presented to each such party. At the conclusion of the meeting held on November 30, 2023, the Company Board unanimously determined that, in light of the value reflected in the November 16 Arcline Proposal, it would be appropriate to engage with Arcline. The Company Board also authorized J.P. Morgan to commence a transaction process designed to solicit competing offers from other potential counterparties, which included actively contacting potentially interested parties, including financial sponsors as well as potential strategic counterparties, and, subject to entering into confidentiality agreements, sharing certain materials and information regarding the Company with any such interested counterparties.
Shortly after the conclusion of the meeting on November 30, 2023, J.P. Morgan held a telephonic conversation with Arcline, conveying that the Company Board was interested in engaging further with Arcline and that the Company would like to enter into a confidentiality agreement in order for Arcline to perform due diligence on the Company. Immediately following the telephonic conversation, J.P. Morgan provided to Arcline the Company’s draft confidentiality agreement pertaining to a proposed transaction in order to facilitate Arcline’s diligence.
On December 1, 2023, J.P. Morgan began reaching out to other potential counterparties, as authorized and instructed by the Company Board.
Between December 2, 2023 and December 4, 2023, representatives of Arcline’s outside legal counsel, Latham & Watkins LLP (“Latham”), and Skadden exchanged drafts of the Company’s confidentiality agreement until the draft was finalized and executed on December 4, 2023.
On December 5, 2023, the Company Board held a videoconference meeting, during which management provided an update on the process, including with respect to recent interactions with Arcline.
Between December 2023 and January 2024, upon the Company’s request and as authorized by the Company Board, J.P. Morgan reached out to additional third parties that the Company Board believed, based on the advice of J.P. Morgan, to be the most willing and able to pay the highest price for the Company. Thirteen potential counterparties, including six private equity firms and seven strategic parties, were contacted in an effort to obtain the best value reasonably available to the shareholders of the Company. Twelve potential counterparties, including Arcline, entered into confidentiality agreements with the Company, eleven in December 2023 and one in January 2024. Each such confidentiality agreement contained customary standstill provisions (which did not prohibit the applicable potential counterparties from privately requesting waivers of such provisions and which terminated upon the entry into the Merger Agreement).
On December 8, 2023, representatives of Arcline and Latham were granted access to an electronic data room for purposes of reviewing due diligence information regarding the Company.
Following entry into the respective confidentiality agreements during the month of December 2023, seven other potential counterparties were granted access to the Company’s electronic data room (with four potential counterparties electing not to proceed).
Between December 12, 2024 and December 20, 2024, the Company gave management presentations to Arcline (on December 12, 2024) and eight other potential counterparties. Each management presentation was approximately three hours in duration and included reviews of the Company’s business model, operations, strategy and five-year financial projections. Messrs. Walsh and Lane presented at each management presentation and were accompanied by other Company personnel and representatives of J.P. Morgan.
On December 17, 2024, at the Company’s direction, J.P. Morgan circulated a form clean team agreement to certain potential strategic counterparties who had executed confidentiality agreements, two of whom entered into such clean team agreements. Potential strategic counterparties who did not enter into clean team agreements with the Company were not granted access to any competitively-sensitive confidential information of the Company.
From December 9, 2023 through January 18, 2024, the date of execution of the Merger Agreement, various representatives of each of the Company and Skadden provided the necessary documents for representatives of the potential counterparties who entered into confidentiality agreements with the Company, including Arcline, to conduct due diligence of the Company through document review, written requests and responses among the parties and several telephonic conferences with representatives of the Company, covering various areas, including, but not limited to, commercial operations, financial results, intellectual property, information technology and data security, employment matters, litigation, legal compliance and general corporate matters of the various business segments of the Company. The potential counterparties also were presented with the opportunity to conduct site visits at select facilities of the Company as part of the diligence process over the same time period.
On December 20, 2023, at the Company’s direction, J.P. Morgan provided to each of the potential counterparties who had executed confidentiality agreements with the Company, other than Arcline, a process letter which invited such potential counterparties to submit indications of interest no later than January 10, 2024.
On January 1, 2024, the Company received an unsolicited preliminary indication of interest from Party C, a potential strategic buyer who was not one of the thirteen potential counterparties contacted by the Company between December 2023 and January 2024, which did not indicate a proposed purchase price.
On January 3, 2024 the Company executed a confidentiality agreement with Party C.
On January 5, 2024, Arcline submitted a responsive non-binding written proposal to the Company, reaffirming its prior offer to acquire the Company in an all-cash transaction at a purchase price of $40.00 per share (the “January 5 Arcline Proposal”). The January 5 Arcline Proposal included a proposed draft merger agreement and indicated that Arcline had substantially completed its due diligence, secured financing and received full approval from its investment committee.
On January 6, 2024, representatives of J.P. Morgan held a follow-up call with Mr. Ravindran to discuss the January 5 Arcline Proposal and an overview of Arcline’s due diligence progress to date.
On January 7, 2024, representatives of J.P. Morgan held a follow-up call with Mr. Ravindran to discuss further the January 5 Arcline Proposal and to inform him that the Company Board required additional time to make its determination with respect to the January 5 Arcline Proposal. On the same day, representatives of J.P. Morgan and representatives of Arcline’s financial advisors also discussed the January 5 Arcline Proposal.
Between January 7, 2024 and January 8, 2024, Mr. Ravindran and Mr. Walsh exchanged several emails with respect to the January 5 Arcline Proposal and the Company’s expected process and timeline for reviewing and responding to the January 5 Arcline Proposal.
During the week of January 8, 2024, the Company received written indications of interest from four additional potential counterparties, including both private equity and strategic potential counterparties, with offers ranging from $28.00 to $38.00 per share, in cash or stock consideration. The indications of interest included the following offers:
•
On January 10, 2024, Party D submitted an indication of interest to acquire the Company in an all-cash transaction at a purchase price of $38.00 per share, subject to further due diligence expected to be completed within three weeks of commencement of the next phase of the process.

•
On January 10, 2024, Party E submitted an indication of interest to acquire the Company in an all-cash transaction at a purchase price range of $28.00 to $30.00 per share, subject to further due diligence expected to be completed within 30 days.

•
On January 10, 2024, Party F submitted an indication of interest to acquire the Company in an all-cash transaction at a purchase price of $32.50 per share, noting that due diligence was largely complete and expected to be completed concurrently with negotiating definitive documentation.

•
On January 11, 2024, Party G submitted an indication of interest to acquire the Company in an all-stock transaction at a purchase price range of $32.00 to $34.00 per share, subject to further due diligence expected to be completed within thirty days.

On January 11, 2024, the Company Board held a videoconference meeting, during which management provided an update on business performance and risks and J.P. Morgan provided an updated preliminary valuation analysis of the Company in connection with the potential transaction. The Company Board also considered the indications of interest received from Arcline and the four remaining potential counterparties. J.P. Morgan reviewed with the Company Board the indications of interest, noting the financial terms of each indication of interest, the implied enterprise value resulting therefrom, the implied EBITDA multiple of each indication of interest based on the Company’s estimated performance for fiscal year 2023, the stated multiple calculation as set forth in each indication of interest and the status of each potential counterparty’s due diligence investigation and estimated time to a potential signing of definitive transaction documents. Skadden reviewed the terms of Arcline’s proposed draft of the Merger

Agreement and was instructed by the Company Board to instead ask Arcline and all other potential buyers to use a form prepared by Skadden. At the conclusion of the discussion, the Company Board directed J.P. Morgan and management to continue engagement with Arcline, Party D, Party F and Party G. The Company Board also instructed representatives of J.P. Morgan to encourage the potential counterparties to submit improved proposals that would provide a basis for sharing and negotiating the terms of the Company’s proposed draft of the Merger Agreement.
Following the Company Board meeting on January 11, 2024, at the Company’s direction, J.P. Morgan communicated with each of the parties that had submitted indications of interest, indicating that the Company believed the party’s proposed value for the Company’s business did not provide a compelling basis for ongoing discussions between the parties. J.P. Morgan subsequently held additional discussions with potential buyers and, at the Company’s direction, encouraged the submission of revised proposals.
On January 12, 2024, representatives of J.P. Morgan held a telephonic conversation with Mr. Ravindran to discuss the January 5 Arcline Proposal. Representatives of J.P. Morgan disclosed to Arcline that the Company Board had commenced a transaction process designed to solicit competing offers from other potential counterparties, and that—while the Company had received written indications of interest from such persons—the Company Board had determined that neither the January 5 Arcline Proposal nor the offers received from such other potential counterparties appropriately valued the Company’s business prospects. Representatives of J.P. Morgan further stated that the Company Board encouraged the submission of an improved proposal from Arcline that would provide a basis for sharing and negotiating the terms of the Company’s proposed draft of the Merger Agreement. The representatives of J.P. Morgan indicated that in light of the multiple competing proposals, including from parties that could execute definitive transaction agreements expeditiously, Arcline and the other bidding parties were each being told of the risk to losing out to another potential counterparty if it did not distinguish its offer via a substantial increase in price, favorable positions on other terms and conditions and speed of execution. The representatives of J.P. Morgan reiterated that, in particular, relevant and reasonable valuation methodologies based on the projections provided to bidders would support prices in excess of $46.00 per share at the midpoint and that recognizing this value would likely help any bidder distinguish itself from others, although there could be no assurance that the Company Board would find a proposal at such a price acceptable, particularly if other bidders made similar price overtures.
On January 13, 2024, Arcline submitted a revised non-binding written proposal, offering to acquire the Company in an all-cash transaction at an improved purchase price of $42.50 per share, expiring at 5:00 p.m. Eastern Time on January 14, 2024 (the “January 13 Arcline Proposal”).
On January 14, 2024, Party F relayed an improved offer to acquire the Company in an all-cash transaction at an improved purchase price of $40.50 per share, and indicated that it expected definitive documentation execution to occur within one week.
On January 14, 2024, Party D also indicated a continued interest in the transaction but did not submit a revised proposal at such time.
Later on January 14, 2024, the Company Board held a videoconference meeting, during which representatives of Skadden and Wiggin and Dana LLP (“Wiggin”), the Company’s outside Connecticut legal counsel, reviewed with the directors their fiduciary duties under applicable law. Representatives of J.P. Morgan then provided to the Company Board an update on the Company’s sale process, including a summary of the recent interactions with each of the potential counterparties and the current status of each of their offers, including, among others, (1) the January 13 Arcline Proposal, (2) the fact that, while Party F and Party D had orally expressed a continued interest in a potential transaction with the Company and Party F had orally relayed improved financial terms, neither had submitted a revised written proposal and (3) that no potential counterparty other than Arcline had completed its due diligence of the Company. During the meeting, the Company Board discussed and considered several factors, including the valuation implied by the proposals received to date, the level of interest expressed by and due diligence efforts made by each potential counterparty, and the time that would be required to execute definitive documentation with each such potential counterparty and the related execution certainty implied by each indication of interest. Representatives of Skadden then provided an overview of the proposed initial draft of the Merger Agreement to be provided to potential counterparties. Following the presentations by Skadden, J.P. Morgan and the Company’s management and discussions among the directors, the Company Board determined to authorize the Company’s management and advisors to continue to negotiate with all interested potential counterparties and to provide an initial draft of the Merger Agreement to Arcline, Party D and Party F.

Later on January 14, 2024, representatives of Skadden shared an initial draft of the Merger Agreement with representatives of Latham and representatives of the legal counsel of Party F. Contemporaneous therewith, representatives of J.P. Morgan held a telephonic conversation with representatives of Arcline’s exclusive financial advisor in connection with the potential acquisition transaction, Morgan Stanley & Co. LLC (“Morgan Stanley”), and communicated that, based on the Company Board’s authorization, an initial draft of the Merger Agreement had been provided to Arcline and one other potential counterparty.
Also on January 14, 2024, Party D had indicated that they did not want to work on the draft Merger Agreement until after internal discussions regarding the feedback received from J.P. Morgan on the value guidance.
On January 15, 2024, representatives of Latham provided to representatives of Skadden a revised draft of the Merger Agreement, containing, among other things, (i) a change in the closing conditions related to the materiality standard of the capitalization of the Company and the addition of a closing condition with respect to the absence of a Company Material Adverse Effect (see the section entitled “Terms of the Merger Agreement - Conditions to the Closing of the Merger ” beginning on page 80 of this Proxy Statement) between signing of the Merger Agreement and consummation of the Merger, (ii) a marketing period construct in connection with the transaction financing, which would require a minimum of 15 business days to lapse following receipt by Arcline of certain information required to be delivered by the Company in connection with the marketing efforts by Arcline of its debt financing before closing of the Merger could occur, and other related changes to the financing cooperation covenants, (iii) certain additional changes related to the Company directors’ ability to engage with third parties in connection with the Company’s receipt of a superior proposal prior to the consummation of the transactions contemplated by the Merger Agreement, (iv) an increase of the proposed termination fee payable by the Company from 2.5% of transaction value to 4% of transaction value, (v) certain increased limitations on the activities of the Company during the interim period between signing of the Merger Agreement and Closing and (vi) certain expanded Company representations and warranties.
Also on January 15, 2024, representatives of Latham provided to representatives of Skadden initial drafts of the Equity Commitment Letter and Limited Guarantee in connection with the financing of the transactions contemplated by the Merger Agreement. Between January 15 and January 18, 2024, Skadden and the Company, on one hand, and Arcline and Latham, on the other hand, made certain revisions and exchanged drafts of the Equity Commitment Letter and Limited Guarantee until they were finalized on January 18, 2024.
Also on January 15, 2024, Party G submitted a revised written proposal offering to acquire the Company in an all-stock transaction at an improved purchase price of $40.00 per share, and proposing a timeline to execution of definitive documentation of approximately three weeks. The proposal included Party G’s assertion that expected cost synergies in the transactions would increase the value of its shares by $2.50 per share, and accordingly, in its view, the implied value of its proposal including those anticipated synergies was $42.50.
Late in the evening on January 15, 2024, Skadden shared with Latham an initial draft of the Company disclosure schedules. Between January 15 and January 18, 2024, Skadden and Latham continued to exchange revised drafts of the Company disclosure schedules until such schedules were in agreed form at the time of signing of the Merger Agreement.
On January 16, 2024, a majority of the members of the Company Board met for an informational meeting whereby representatives of the Company informed directors of the key terms of the revised draft of the Merger Agreement received on January 15.
On January 16, 2024, representatives of Skadden provided to representatives of Latham a revised draft of the Merger Agreement, containing, among other things, (i) certain limitations on the Arcline closing conditions, (ii) a replacement of the “marketing period” construct in connection with the transaction financing with an “inside date” construct whereby the Closing would not occur prior to a certain date without Arcline’s consent and certain other changes aimed at narrowing the obligations of the Company with respect to financing cooperation during the interim period, (iii) certain Company-favorable changes to the no-shop provisions, (iv) a decrease of the proposed termination fee payable by the Company from 4% of transaction value to 3% of transaction value, (v) additional flexibility for the Company’s activities during the interim period between signing of the Merger Agreement and Closing and (vi) certain limitations to the Company’s representations and warranties.

Also on January 16, 2024, representatives of J.P. Morgan held a follow-up call with Mr. Ravindran, during which Mr. Ravindran orally relayed—based on certain refined diligence assumptions and the earlier feedback from representatives of J.P. Morgan regarding the Company Board’s encouragement to submit a revised proposal—an improved offer to acquire the Company in an all-cash transaction at a purchase price of $46.00 per share.
In the early morning of January 17, 2024, Mr. Ravindran provided to Mr. Walsh a further revised non-binding written proposal, offering to acquire the Company in an all-cash transaction at a purchase price of $46.00 per share, and purporting to expire upon a failure to execute definitive documentation on January 17, 2024 and announce the transaction before the start of trading on January 18, 2024 (the “January 17 Arcline Proposal”). No other potential counterparties made additional proposals following January 17, 2023.
The January 17 Arcline Proposal was accompanied by a further revised draft of the Merger Agreement, which, among other things, (i) reinstated the closing conditions for the benefit of Arcline that were included in the markup of the draft Merger Agreement provided on January 15, 2023 but with a concession in favor of the Company as to the Closing bring-down standard applicable to the Company’s representation with respect to its capitalization, (ii) reflected an increase of the proposed Company termination fee from 3% of transaction value to $46,180,000 (equivalent to approximately 3.5% of transaction value on a fully-diluted basis) coupled with a decrease of the proposed Arcline termination fee from 8% of transaction value to $92,350,000 (equivalent to approximately 7% of transaction value on a fully-diluted basis) in line with Arcline’s position that it was willing to accept a termination fee payable by Arcline equal to two times the termination fee payable by the Company and (iii) certain additional restrictions on the Company’s activities during the period between signing of the Merger Agreement and Closing.
On January 17, 2024, the Company Board held a videoconference meeting, during which representatives of J.P. Morgan provided an overview of the latest proposals received from Arcline and Party G, including, among other things, the financial aspects of such proposals, the substantial document negotiation progress made by Arcline and the completion of due diligence by Arcline as compared to the additional three weeks required by Party G. Representatives of Skadden then provided a summary of the remaining open issues reflected in Arcline’s latest revised draft of the Merger Agreement, noting that such revisions reflected a constructive approach. Following such presentation and discussion among the directors, management, Skadden and J.P. Morgan, the Company Board determined to authorize and instruct management and the Company’s advisors to continue to progress documentation with Arcline expeditiously.
Following the Company Board meeting on January 17, 2024, representatives of Skadden provided to representatives of Latham a revised draft of the Merger Agreement, containing, among other things, (i) a change in the closing conditions related to the materiality standard of the capitalization of the Company in response to the changes provided in the markup of the draft Merger Agreement on January 17, 2024, (ii) a decrease of the Company termination fee from $46,180,000 to $42,800,000, (iii) an increase of the Arcline termination fee from $92,350,000 to $105,360,000 and (iv) increased flexibility with respect to the Company’s ability to incur capital expenditures prior to Closing, and proposed that representatives of Skadden and Latham discuss and work on finalizing any remaining open items related to the Merger Agreement and other definitive documentation.
Also on January 17, 2024, representatives of Latham provided to representatives of Skadden a draft of the Debt Commitment Letter and Debt Fee Letter to be entered into in connection with the Debt Financing, which the parties thereto finalized on January 18, 2024.
Later on the evening of January 17, 2024, representatives of Skadden and representatives of Latham met via a videoconference meeting and discussed the latest draft of the Merger Agreement provided to Latham by Skadden as well as other aspects of the potential transaction, including, among other things, the anticipated timeline for finalizing and executing transaction documentation.
Also on January 17, 2024, Mr. Ravindran had a follow-up call with the Company’s representatives at J.P. Morgan and representatives of J.P. Morgan orally relayed that the Company Board had instructed the Company’s management and advisors to seek to finalize definitive transaction documents with Arcline on the basis of the January 17 Arcline Proposal.
On January 18, 2024, representatives of Latham delivered to representatives of Skadden a revised draft of the Merger Agreement, which, among other things, (1) reverted to Arcline’s prior proposal with respect to the Company

($46,180,000) and Arcline ($92,350,000) termination fees, reflecting Arcline’s consistent position that it would be willing to accept a termination fee payable by Arcline equal to two times the termination fee payable by the Company and (2) limited the Company’s ability to incur certain capital expenditures between the signing of the Merger Agreement and the Closing.
During the course of the day on January 18, 2024, representatives of Skadden and Latham continued to discuss and negotiate outstanding legal points on the Merger Agreement and other transaction documentation, exchange drafts of such documents and resolved all open issues in the transaction documents.
On the afternoon of January 18, 2024, the Company Board held a videoconference meeting. During the meeting, members of management reviewed with the Company Board the business and economic terms of the transaction, and J.P. Morgan rendered its oral opinion to the Company Board (which J.P. Morgan subsequently confirmed in writing) that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to the holders of Company Common Stock in the proposed Merger was fair, from a financial point of view, to such holders. Representatives of Skadden reviewed with the Company Board the material provisions of, progress made with respect to any remaining open items to be resolved in the transaction documentation, including, among others, the size of the termination fees. Representatives of Skadden and Wiggin then also presented to the Company Board on the directors’ fiduciary duties under applicable law, and representatives of Skadden outlined for the Company Board the proposed resolutions to be approved by the Company Board in connection with entering into the Merger Agreement and related transactions. At the meeting, the Company Board discussed the reasons to approve the transactions and subsequently unanimously (1) declared that the Merger Agreement, the Merger and the related transaction documentation and other transactions contemplated thereby were advisable and in the best interests of the Company and its shareholders, (2) approved the form, terms and provisions of, and the transactions contemplated by, the Merger Agreement, including the Merger, and the related transaction documentation and other transactions contemplated thereby, (3) authorized the Company to enter into the Merger Agreement and the other transaction documents and perform each of its obligations thereunder, including the Merger, (4) directed that the adoption of the Merger Agreement be submitted to a vote of the Company’s shareholders and (5) resolved to recommend adoption of the Merger Agreement by the Company’s shareholders.
Following the meeting of the Company Board, the parties finalized, executed and delivered the Merger Agreement and the related transaction documentation.
On the morning of January 19, 2024, prior to the commencement of trading of the shares of Company Common Stock on the NYSE, the parties issued a press release announcing the entry into a definitive agreement for the acquisition of the Company by Arcline.
Recommendation of the Company Board and Reasons for the Merger
On January 18, 2024, the Company Board, after considering various factors, including those described herein, and after consultation with the Company’s independent financial advisor and legal counsel for the Company, (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared it advisable and approved and adopted the Merger Agreement, approved the execution and delivery of the Merger Agreement by the Company and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and conditions set forth therein and (iii) resolved to recommend that the Company shareholders vote in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement.
In making its determination, the Company Board reviewed and discussed information with respect to the Company’s financial condition, results of operations, businesses, competitive position and business strategy, on a historical and prospective basis, as well as current industry, economic and market conditions and trends, and discussed with independent financial advisor and legal counsel for the Company. The following are the material factors that supported the Company Board’s determination and recommendation (not necessarily in order of relative importance):

•
Premium to Market Price. The fact that the Merger Consideration of $46.00 per share to be received by the holders of shares of Company Common Stock in the Merger represents a significant premium over the market price at which shares of Company Common Stock traded prior to the announcement of the execution of the Merger Agreement, including the fact that the Merger Consideration of $46.00 per share represents an approximate premium of:

○	approximately 108% over the closing stock price on January 17, 2024, the last full trading day prior to the date on which the Company Board approved the transaction at a price of $46.00 per share;
○
approximately 75% over the highest stock price of shares of Company Common Stock during the 52-week period ended January 17, 2024, the last full trading day prior to the date on which the Company Board approved the transaction at a price of $46.00 per share;

○	approximately 116% over the closing price of Company Common Stock as of December 4, 2023, the execution date of the Company’s non-disclosure agreement with Arcline; and
○
105%+ over the volume weighted average price (“VWAP”) for Company Common Stock over the relevant periods ending January 17, 2024, the last full trading day prior to the date on which the Company Board approved the transaction at a price of $46.00 per share:

•	approximately 112% over the last three-month period;
•	approximately 114% over the last six-month period;
•	approximately 110% over the last nine-month period; and
•	approximately 106% over the last twelve-month period.
•
Form of Consideration. The fact that the Merger Consideration is all cash, which provides the Company shareholders significant, immediate and certain value and liquidity for their shares of Company Common Stock, while avoiding long-term business and execution risk, including the risks and uncertainties relating to the Company’s prospects and the risks of an economic downturn that could adversely affect the Company, as well as risks related to the financial markets generally.

•
Opinion of the Company’s Financial Advisor. The January 18, 2024 oral opinion delivered by J.P. Morgan to the Company Board, which was confirmed by delivery of its written opinion dated January 19, 2024, to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to the holders of Company Common Stock in the Merger was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “Opinion of the Company’s Financial Advisor” beginning on page 45 of this Proxy Statement. The full text of the written opinion of J.P. Morgan, dated January 19, 2024, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this Proxy Statement and is incorporated herein by reference.

•
Ability to Reach Deal Price. The Company Board considered the possibility that, if the Company did not enter into the Merger Agreement and remained an independent public company, the Company could take a considerable amount of time and face a substantial amount of risk before the trading price of the shares of Company Common Stock would reach and sustain the $46.00 per share value of the Merger Consideration, as adjusted for present value.

•
Fair Value. The Company Board believed that the Merger Consideration represents fair value for the shares of Company Common Stock, taking into account the Company Board’s familiarity with the Company’s current and historical financial condition, results of operations, business, competitive position and prospects, as well as the Company’s future business plan and potential long-term value.

•
Loss of Opportunity. The Company Board considered the possibility that, if it declined to adopt the Merger Agreement, there may not be another opportunity for the Company shareholders to enter into a comparably priced transaction and that the short-term market price for the shares of Company Common Stock could fall below the current trading price, and possibly substantially below the value of the Merger Consideration.

•
Exploration of Alternative Bidders. The Company Board, with the assistance of J.P. Morgan, considered other parties that would be most likely to have an interest in acquiring the Company, taking into consideration, in particular, the likelihood of such other parties being willing to acquire the Company at a price that would be competitive with Arcline’s proposed price range, synergies that may be available to strategic buyers, and the financial ability of any party to complete a business combination with the Company. The Company Board also considered:

○
The Company’s rigorous process, together with the Company’s independent financial advisor, J.P. Morgan, for soliciting and responding to offers from potential counterparties that were believed to be the most willing and able to pay the highest price for the Company Common Stock, including the fact that approximately 13 parties were contacted or solicited during the Company’s process for exploring a potential strategic transaction between December 2023 and January 2024, in an effort to obtain the best value reasonably available to shareholders, 12 of which (including Arcline) entered into confidentiality agreements with the Company and were provided with an opportunity to conduct due diligence, including conducting management diligence sessions with members of the Company’s management (as described under the section entitled “The Merger — Background of the Merger” beginning on page 30 of this Proxy Statement); and

○	the fact that 6 parties submitted indications of interest.
•
Arms-Length Negotiations. The fact that the Company Board and the Company’s senior management, in coordination with the Company’s outside legal and financial advisors, vigorously negotiated on an arms-length basis with Arcline with respect to price and other terms and conditions of the Merger Agreement, including obtaining a price increase from Arcline’s initial offer of $33.00 per share to a price of $46.00 per share.

•
Review of Strategic Alternatives. The Company Board considered, after a thorough review of the Company’s long-term strategic goals and opportunities, competitive environment and short- and long-term performance in light of the Company’s strategic plan, and discussions with the Company’s senior management and the Company’s outside legal and financial advisors, the challenges and risks of continuing as a stand-alone public company and the potential strategic alternatives available to the Company. The Company Board determined that the value offered to the Company shareholders pursuant to the Merger Agreement is more favorable to the Company shareholders than the alternative of remaining an independent public company and pursuing the Company’s long-term plan (taking into account the potential risks, rewards and uncertainties associated therewith).

•
Company Plan Execution Risks. The Company Board considered the Company’s short-term and long-term financial projections and the perceived challenges and risks associated with the Company’s ability to meet such projections, including the risks and uncertainties described in the “risk factors” and “forward looking statements” sections of the Company’s disclosures filed with the SEC. Further, the Company Board also carefully reviewed and considered:

○	opportunities with respect to its ability to achieve long-term growth and has identified substantial challenges to achieving such growth; and
○
the fact that there was no guarantee that the Company’s profit margins would be sustained in the future given the potential volatility of supply and demand and potential adverse economic conditions, which is not in the Company’s control and difficult to predict.

•
Board Carefully Studied the Transaction. The fact that the Company Board met, along with the Company’s financial and legal advisors, to evaluate and discuss the material terms and conditions of, and other matters related to, the Merger, in person and telephonically 14 times between the date that representatives of Arcline first proposed a business transaction to representatives of the Company and January 18, 2024, the date the Merger Agreement was signed.

•
Terms of the Merger Agreement. The Company Board considered that the provisions of the Merger Agreement, including the respective representations, warranties and covenants and termination rights of the parties and termination fees payable by the Company, are reasonable and customary. The Company Board also believed that the terms of the Merger Agreement include the most favorable terms reasonably attainable from Arcline.

•
Conditions to the Consummation of the Merger; Likelihood of Closing. The Company Board considered the reasonable likelihood of the consummation of the transactions contemplated by the Merger Agreement in light of the conditions in the Merger Agreement to the obligations of Arcline, as well as the Company’s ability to seek specific performance to prevent breaches or threatened breaches of the Merger Agreement, including to cause the Merger to be consummated if all of the conditions to Arcline’s obligations to effect the Merger closing have been satisfied or waived.

•
Regulatory Approvals. The Company Board considered the fact that the Merger Agreement requires that Arcline use its reasonable best efforts to take actions necessary to satisfy the regulatory conditions and provides an appropriate “end date” by which time it is reasonable to expect that the regulatory conditions are likely to be satisfied.

•
No Financing Condition. The Company Board considered Arcline’s representations and covenants contained in the Merger Agreement relating to Arcline’s financing commitments and the fact that the Merger is not subject to a financing condition. The Company Board also considered the delivery by Arcline of a debt commitment letter by banks of international reputation and reviewed the terms and conditions thereof.

•	Ability to Respond to Certain Unsolicited Takeover Proposals. The Company Board considered the Company’s ability to consider and respond to unsolicited acquisition proposals, including:
○	the ability to furnish information to third parties under certain circumstances specified in the Merger Agreement;
○	the structure of the Merger and time required to obtain the Company Shareholder Approval would allow sufficient time for a third party to make a Superior Proposal if such third party desires to do so;
○
the Company Board’s ability to effect an Adverse Recommendation Change with respect to the adoption of the Merger Agreement prior to the adoption of the Merger Agreement by the vote of its shareholders, if, subject to certain limitations, it determines in good faith, after consulting with, and receiving advice from, its outside legal counsel and financial advisor, that the failure to change its recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; and

○
the Board of Directors’ ability to terminate the Merger Agreement to enter into a Superior Proposal, subject to its compliance with the Merger Agreement (including the payment of a $46,180,000 million termination fee), if it determines in good faith, after consultation with its outside legal counsel and financial advisor, that an Alternative Proposal constitutes a Superior Proposal and, after consulting with, and receiving advice from, its legal advisors, that the failure to change its recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

•
Indemnification. The Company Board considered the continuing obligation on Arcline to provide indemnification to, and maintain insurance for, officers and directors of the Company after closing of the Merger, which is common in transactions of this type.

•
Retention of Key Employees. The Company Board’s belief that a retention plan for management and certain employees of the Company that the Company would be permitted to implement in connection with the Merger would help assure the continuity of management, and increase the likelihood of the successful operation of the Company during the period prior to closing.

•
Reverse Termination Fee. The ability of the Company to, under certain circumstances described in the Merger Agreement, receive a reverse termination fee of $92,350,000 million as more fully described in the section entitled “Terms of the Merger Agreement - Termination Fees” beginning on page 83 of this Proxy Statement, or seek specific performance to prevent breaches or to enforce the terms of the Merger Agreement, including with respect to obtaining the debt financing and equity financing.

•
Current Conditions. The current state of the U.S. and global economies, including increased volatility in the credit, financial and stock markets, the potential for a recession and the current and potential impact in both the near term and long term on the Company’s industry and the trading price of the Company Common Stock.

In the course of its deliberations, the Company Board considered and balanced against the potentially positive factors a number of uncertainties, risks and other potentially negative factors in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, the following (not necessarily in order of relative importance):
•
No Shareholder Participation in Future Growth or Earnings. The fact that the Company shareholders will lose the opportunity to realize the potential long-term value of the successful execution of the Company’s current strategy as an independent public company.

•
Impact of Announcement on the Company. The fact that the announcement and pendency of the Merger, or the failure to complete the Merger, may result in significant costs to the Company and cause substantial harm to the Company’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management and other personnel) and its customers, providers, suppliers and regulators.

•
Diversion of Management Attention. The Company Board considered the substantial time and effort of management required to consummate the Merger, which could disrupt the Company’s business operations and may divert employees’ attention away from the Company’s day-to-day operations.

•	Tax Treatment. The fact that the Merger would be a transaction in which gain or loss is recognized by the Company’s shareholders that are treated as U.S. holders for U.S. federal income tax purposes.
•
Closing Certainty. The fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied, including approval by Company shareholders and the approval of certain regulatory authorities.

•
Financing Risk. The Company Board considered the risk that the financing contemplated by the Debt Commitment Letter and the Equity Commitment Letter will not be obtained prior to the End Date or at all, resulting in Arcline having insufficient funds to consummate the Merger.

•
Pre-Closing Covenants. The Company Board considered the restrictions on the Company’s conduct of business prior to completion of the Merger, which could delay or prevent the Company from undertaking business opportunities that may arise or taking other actions with respect to its operations during the pendency of the Merger without Arcline’s consent.

•	No Solicitation. The Company Board considered the restrictions in the merger agreement on the Company’s ability to actively solicit competing bids to acquire it.
•
Termination Fee. The Company Board considered the Reverse Termination Fee of $46,180,000 that could become payable to Arcline under specified circumstances, including termination of Merger Agreement in order to enter into an agreement with respect to a Superior Proposal and concluded that the Reverse Termination Fee is reasonable in amount and will not unduly deter any other third party that might be interested in acquiring the Company.

•	Remedy Enforcement. The potential challenges in enforcing the Company’s rights and remedies, including, among other things, rights to specific performance or payment of the reverse termination fee.
•	Loss of Personnel. The risk that, despite the retention efforts of the Company in connection with the Merger, the Company, in the event the Merger is not consummated, may lose key personnel.
•
Changing Circumstances. The risk that changes in the regulatory landscape, economic landscape (including the possibility of a recession) or new industry developments may adversely affect the Company, in the event the Merger is not consummated.

•
Litigation. The risk of potential litigation relating to the Merger that could be instituted against the Company or its directors and officers, and the potential effects of any outcomes related thereto.

•
No Appraisal Rights. The Company Board considered the fact that appraisal rights are not available to holders of shares of Company Common Stock in connection with the Merger in accordance with the CBCA.

•	Additional Risks. The risks of the type and nature described in the section entitled “Cautionary Statement on Forward-Looking Statements” beginning on page 24 of this Proxy Statement.

After taking into account all of the factors set forth above, as well as others, the Company Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger to Company shareholders.
The foregoing discussion of factors considered by the Company Board is not intended to be exhaustive but summarizes the material factors considered by the Company Board. In light of the variety of factors considered in connection with their evaluation of the Merger Agreement and the Merger, the Company Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Company Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Company Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support their ultimate determinations. The Company Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement. The Company Board based their recommendations on the totality of the information presented, including thorough discussions with, and questioning of, the Company’s senior management and the Company Board’s independent financial advisor and outside legal counsel. It should be noted that this explanation of the reasoning of the Company Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Forward-Looking Statements” beginning on page 24.
Opinion of the Company’s Financial Advisor
Pursuant to an engagement letter, the Company retained J.P. Morgan as its independent financial advisor in connection with the proposed Merger.
At the meeting of the Company Board on January 18, 2024, J.P. Morgan rendered to the Company Board its oral opinion to the Company Board, which was subsequently confirmed by delivery of a written opinion, dated January 19, 2024, that as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, and matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger Consideration to be paid to the holders of Company Common Stock in the proposed Merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of J.P. Morgan, dated January 19, 2024, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this Proxy Statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. The Company’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Company Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Company Common Stock in the proposed Merger and did not express any opinion as to the fairness of any consideration paid in connection with the proposed Merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion, which is attached as Annex B to this Proxy Statement. The opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the proposed Merger or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
•	reviewed the Merger Agreement;
•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;
•
compared the proposed financial terms of the proposed Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•
compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Company Common Stock and certain publicly traded securities of such other companies;

•
reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business, as discussed more fully in the section entitled “Projections Prepared by the Company’s Management” beginning on page 50 of this Proxy Statement; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the proposed Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness, and, pursuant to J.P. Morgan’s engagement letter with the Company, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company’s management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the proposed Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement. J.P. Morgan also assumed that the representations and warranties made by the Company and Parent in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed Merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the proposed Merger.
The projections furnished to J.P. Morgan were prepared by the Company’s management as discussed more fully in the section entitled “Projections Prepared by the Company’s Management” beginning on page 50 of this Proxy Statement. The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management, including, without limitation, factors related to general economic and competitive conditions, prevailing interest rates, and other factors as set forth in the section entitled “Cautionary Statement On Forward-Looking Statements” beginning on page 24 of this Proxy Statement. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section entitled “Projections Prepared by the Company’s Management” beginning on page 50 of this Proxy Statement.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Company Common Stock in the proposed Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the proposed Merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the proposed Merger, or any class of such persons relative to the consideration to be paid to the holders of Company Common Stock in the proposed Merger or with respect to the fairness of any such compensation.

The terms of the Merger Agreement, including the consideration to be paid to the holders of Company Common Stock, were determined through arm’s length negotiations between the Company and Parent, and the decision to enter into the Merger Agreement was solely that of the Company Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Company Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Company Board or the Company’s management with respect to the proposed Merger or the consideration, including the consideration to be paid to the holders of Company Common Stock.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its oral opinion to the Company Board on January 18, 2024, which was subsequently confirmed by delivery of a written opinion, dated January 19, 2024, and in the financial analyses presented to the Company Board on January 18, 2024 in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Company Board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be sufficiently analogous to the Company based on J.P. Morgan’s experience and its familiarity with the industries in which the Company operates. The companies selected by J.P. Morgan were as follows:
Engineered Products
•	TransDigm Group Inc.
•	Heico Corp.
•	Regal Rexnord Corp.
•	RBC Bearings Inc.
•	Barnes Group Inc.
Structures
•	Howmet Aerospace Inc.
•	Hexcel Corp.
•	Spirit AeroSystems Inc.
•	Albany International Corp.
•	Triumph Group Inc.
•	Ducommun Inc.
These companies selected were chosen by J.P. Morgan because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, were considered similar to the Company. However, certain of these companies may have characteristics that are materially different from those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect the Company.
Using publicly available information, J.P. Morgan calculated, for each selected company, the multiple of the firm value (the “FV”) (calculated as equity value, plus or minus, as applicable, net debt or net cash) to the analyst consensus estimates of calendar year 2024 adjusted EBITDA for the applicable company (the “FV/2024E Adj. EBITDA Multiple”).
Based on the results of this analysis, J.P. Morgan selected a FV/2024E Adj. EBITDA Multiple reference range for the Company of 8.0x to 11.0x. J.P. Morgan then applied such reference range to the Company’s projected adjusted

EBITDA for calendar year 2024 as set forth in the forecasts. The analysis indicated a range of implied per share equity value for Company Common Stock (rounded to the nearest $0.05) of approximately $20.60 to $35.15, which J.P. Morgan compared to (i) the closing price of Company Common Stock of $22.08 per share on January 17, 2024, the last trading day prior to the delivery of J.P. Morgan’s oral opinion to the Company Board on January 18, 2024, and (ii) the Merger Consideration of $46.00 per share of Company Common Stock.
Selected Transactions Analysis. Using publicly available information, J.P. Morgan examined selected transactions involving businesses which J.P. Morgan judged to be sufficiently analogous to the Company’s business (or aspects thereof) based on J.P. Morgan’s experience and familiarity with the industries in which the Company operates. The following transactions were selected by J.P. Morgan as relevant to the evaluation of the proposed Merger:
Announcement Date	Acquiror	Target
June 5, 2023	KKR & Co. Inc.	CIRCOR International, Inc.
May 30, 2023	Oshkosh Corp.	JBT AeroTech Corp.
February 1, 2021	Eaton Corp.	Cobham Ltd. Mission Systems Business
November 24, 2020	TransDigm Group Inc.	Cobham Ltd. Aero Connectivity Business
January 12, 2020	Woodward, Inc.	Hexcel Corp.
July 25, 2019	Advent Int.	Cobham Ltd.
October 10, 2018	TransDigm Group Inc.	Esterline Technologies Corp.
September 4, 2017	United Technologies Corp.	Rockwell Collins, Inc.
October 10, 2015	Berkshire Hathaway Inc.	Precision Castparts Corp.
April 24, 2015	RBC Bearings Inc.	Sargent Aerospace & Defense
None of the selected transactions reviewed was identical to the proposed Merger. However, the selected transactions were chosen by J.P. Morgan because J.P. Morgan judged certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, to be similar to the proposed Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the proposed Merger.
Using publicly available information, J.P. Morgan calculated, for each selected transaction, the multiple of the target company’s total value implied in the relevant transaction to the target company’s estimated adjusted EBITDA for the twelve months immediately preceding the announcement of the applicable transaction (the “TV/LTM Adj. EBITDA Multiple”).
Based on the results of this analysis, J.P. Morgan selected a TV/LTM Adj. EBITDA Multiple reference range for the Company of 12.0x to 16.0x. J.P. Morgan then applied such reference range to the Company’s estimated adjusted EBITDA for calendar year 2023 as set forth in the forecasts. The analysis indicated a range of implied per share equity value for Company Common Stock (rounded to the nearest $0.05) of approximately $26.35 to $41.20, which J.P. Morgan compared to (i) the closing price of Company Common Stock of $22.08 per share on January 17, 2024, the last trading day prior to the delivery of J.P. Morgan’s oral opinion to the Company Board on January 18, 2024, and (ii) the Merger Consideration of $46.00 per share of Company Common Stock.
Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for Company Common Stock. J.P. Morgan calculated the unlevered free cash flow that the Company is expected to generate during fiscal years 2024 through 2028 based upon the forecasts, which were discussed with, and approved by, the Company Board for use by J.P. Morgan in connection with its financial analyses. J.P. Morgan also calculated a range of terminal values for the Company at the end of this period by applying perpetual growth rates ranging from 1.5% to 2.5%, based on guidance provided by the Company’s management, to estimates of terminal revenue for the Company at the end of fiscal year 2028, based on the forecasts. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of December 31, 2023 using discount rates ranging from 8.50% to 10.50%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. The present values of the unlevered free cash flow estimates and the range of terminal values were then adjusted for the Company’s estimated net debt as of December 31, 2023, as provided by the Company’s management. This analysis indicated a range of implied per share equity value for Company Common Stock (rounded to the nearest $0.05) of $35.40 to

$59.45, which J.P. Morgan compared to (i) the closing price of Company Common Stock of $22.08 per share on January 17, 2024, the last trading day prior to the delivery of J.P. Morgan’s oral opinion to the Company Board on January 18, 2024, and (ii) the Merger Consideration of $46.00 per share of Company Common Stock.
Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the proposed Merger. However, the companies selected were chosen by J.P. Morgan because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, were considered similar to those of the Company. The transactions selected were similarly chosen by J.P. Morgan because J.P. Morgan judged certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, to be similar to the proposed Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the proposed Merger.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the proposed Merger and deliver an opinion to the Company Board with respect to the proposed Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.
For financial advisory services rendered in connection with the proposed Merger, the Company has agreed to pay J.P. Morgan an estimated fee of approximately $32 million, $3 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the proposed Merger. The company also previously paid a $500,000 retainer fee upon engaging J.P. Morgan as financial advisor, which will be credited toward payment of the fee payable upon the consummation of the proposed Merger. In addition, the Company has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.
During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on the Company’s syndicated revolver and related amendments in June 2023, November 2022 and May 2022, acting as lead arranger and bookrunner on the Company’s credit facility in May 2022 and acting as financial advisor on the Company’s acquisition of the Aircraft Wheel and Brake division of Parker-Hannifin Corporation in September 2022. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. During the two years preceding the date of J.P. Morgan’s written opinion, neither J.P. Morgan nor its affiliates have had any other material commercial or investment banking relationships with Arcline Investment Management, L.P., the significant shareholder of Parent. During the two-year period preceding the delivery of J.P. Morgan’s written opinion on January 19, 2024, the aggregate fees received by J.P. Morgan from the Company were approximately $11 million. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company for their own account or for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities or other financial instruments.
Projections Prepared by the Company’s Management
In connection with the Company’s review of strategic alternatives, the Company’s management prepared unaudited forecasted financial information of the Company for fiscal year 2024 through fiscal year 2028 (the “Company Projections”), which were used by the Company Board in connection with its review of strategic alternatives. In addition, the Company Projections were made available to potential counterparties to a strategic transaction, including Arcline, in connection with their due diligence review of a potential transaction. The Company Projections were prepared in December 2023, treating the Company on a stand-alone basis without giving effect to, and as if the Company never contemplated, the Merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger.
The Company Projections used as the basis for the discounted cash flow valuation relied on a forecast developed through the Company’s annual short-term and long-term planning cycle, which commences in the first fiscal quarter of each year and concludes with a review by the Company Board of (x) the five-year strategic plan in the second fiscal quarter and (y) the preliminary annual operating plan in the fourth fiscal quarter. The Company Projections were based on assumptions about the Company’s continued operation as a standalone, publicly traded company. No future divestitures or acquisitions were contemplated in the Company Projections.
The forecast methodology employed, consistent with prior years, involved the generation of estimates for the following five-year period at the operating unit level. Operating unit level forecast assumptions take into account macroeconomic factors, relevant industry trends and forecast data, key platform and program dynamics, improvements in operational execution and new product development life cycles. Forecast aggregation is performed at the segment level and integrated into an enterprise level forecast incorporating adjustments based on the judgment of the Company’s corporate leadership.
The Company Projections include the following assumptions and estimates:
Consolidated revenue growth averaging 4.5% from 2024 to 2028, with approximately 95% of projected revenue growth over the period being driven by the Engineered Products segment, reflecting the Company’s management’s assumptions and estimates for future growth;
•
Engineered Products segment: Revenue growth is projected to average 6.2% from 2024 to 2028 with key growth drivers including continued growth in original equipment and aftermarket volumes associated with Commercial, Defense, Business and General Aviation sectors over the forecast period, increased content per shipset, market share gains and new business development associated with the competitively differentiated nature of the Company’s product lines and intellectual property.

•
Precision Products segment: Revenue growth is projected to average -5.9% from 2024 to 2028, reflecting the expected decline in volumes associated with legacy Department of Defense (“DOD”) precision munitions programs in the Fuze, Safe and Arm business, partially mitigated by the outlook for new business associated with the FireBurstTM product line, a stable outlook for the installed base of legacy rotorcraft programs, and contracted DOD funding for UAV prototype development in 2024.

•
Structures segment: Revenue growth rates average 4.3% from 2024 to 2028, reflecting projected growth in military aerospace production programs on which the business primarily operates in sole-source contract positions, as well as growth resulting from the pursuit of aftermarket sales opportunities.

Other key financial metrics as reflected in management’s forecast are as follows:
•
Adjusted EBITDA margins range from 17.2% in 2024 to 22.9% in 2028 reflecting the Company’s management’s expectations for margin expansion based on, among other things, (1) enhanced productivity in its manufacturing operations and continued focus on supply chain management, (2) favorable operating leverage associated with projected higher volumes in the Engineered Products segment, (3) continued execution of cost reduction initiatives across the Corporate organization and operating units, (4) continued improvement in the execution and cost performance associated with legacy Fuze, Safe and Arm programs in the Precision Products segment, and (5) improved performance through continued operational excellence initiatives in the Structures segment.

•
Capital expenditures (“CAPEX”) averaging $28M annually, or approximately 3.2% of sales from 2024 to 2028 reflecting replacement CAPEX as well as continued investment to support the growth of the business.

The following table presents a summary of the Company Projections:
Company Projections
(Amounts in Millions)
	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	$770	$808	$833	$862	$935	$965
EBIT	$57	$91	$117	$132	$153	$167
Adjusted EBITDA	$106	$139	$164	$181	$204	$221
Adjusted EBITDA margin	13.8%	17.2%	19.7%	21.0%	21.8%	22.9%
Post-tax unlevered free cash flow	$66	$95	$107	$121	$137	$153
Post-tax unlevered free cash flow was calculated based on the Company Projections and was authorized by the Company Board for J.P. Morgan’s use and reliance for purposes of preparing its financial analyses and the oral opinion delivered by J.P. Morgan to the Company Board on January 18, 2024, which was confirmed by delivery of its written opinion dated January 19, 2024 in connection with its consideration of the transactions contemplated by the Merger, as described in the section entitled “The Merger — Opinion of the Company’s Financial Advisor” beginning on page 45 of this Proxy Statement.
In addition to the Company Projections, the Company’s management calculated pre-tax unlevered free cash flow to provide an operational metric exclusive of the impact of debt service and tax, which was calculated based on the Company Projections. The pre-tax unlevered free cash flow was made available to potential counterparties to a strategic transaction, including Arcline. The following table presents a summary of the pre-tax unlevered free cash flow.
(Amounts in Millions)
	2023E	2024E	2025E	2026E	2027E	2028E
Pre-tax unlevered free cash flow	$80	$117	$135	$151	$172	$191
The Company Projections were not prepared with a view toward public disclosure, and are included in this Proxy Statement only because such information was made available, in whole or in part, to (i) potential buyers, including Arcline, in connection with their due diligence review of the Company and/or (ii) J.P. Morgan, as applicable. The Company Projections were not prepared with a view toward compliance with generally accepted accounting principles as applied in the United States (“GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, PricewaterhouseCoopers LLP, our independent auditor, has not examined, reviewed, compiled or otherwise applied procedures to the Company Projections and, accordingly, assumes no responsibility for, and expresses no opinion on them. The Company Projections included in this Proxy Statement have been prepared by, and are the responsibility of, our management. The Company Projections were prepared solely for internal use of the Company and are subjective in many respects.
Although a summary of the Company Projections was prepared with numerical specificity, it reflects numerous variables, assumptions and estimates as to future events made by the Company’s management that it believed were reasonable at the time the Company Projections were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Company Projections not to be achieved include, among other factors, adverse economic conditions; an increase in the cost or decrease in the availability of raw materials; changes in the competitive environment; economic, political or regulatory changes in the countries in which the Company operates; difficulties, delays or unexpected costs in completing the Company’s capital investment; and other factors as set forth in the section entitled “Cautionary Statement On Forward-Looking Statements” beginning on page 24 of this Proxy Statement.
In addition, the Company Projections do not take into account any circumstances or events occurring after the date that they were prepared. There can be no assurance that the Company Projections will be realized, and actual results may be materially better or worse than those contained in the Company Projections. Portions of the Company Projections cover multiple years. Such information by its nature becomes less predictive with each successive year. The inclusion of this information should not be regarded as an indication that the Company, the Company Board, J.P. Morgan or any other recipient of this information considered, or now considers, the Company Projections to be predictive of actual future results. The summary of the Company Projections is not included in this Proxy Statement in order to induce any shareholder to vote in favor of the proposal to adopt the Merger Agreement or any of the other proposals to be voted on at the Special Meeting. In light of the foregoing factors and the uncertainties inherent in the Company Projections, shareholders are cautioned not to place undue, if any, reliance on the Company Projections included in this Proxy Statement. The Company Projections are forward-looking statements, as set forth in the section entitled “Cautionary Statement On Forward-Looking Statements” beginning on page 24 of this Proxy Statement. For additional information, see also the sections entitled “Where You Can Find More Information” and “The Merger — Recommendation of the Company Board and Reasons for the Merger” beginning on pages 95 and 40, respectively, of this Proxy Statement.
Certain of the measures included in the Company Projections may be considered non-GAAP financial measures, including Adjusted EBITDA. Adjusted EBITDA means earnings, adjusted for certain non-continuing or recurring items, before interest, taxes, depreciation and amortization. Non-GAAP financial measures have limitations as analytical tools, which may include the omission of certain material costs, such as depreciation, amortization and interest, necessary to operate the Company’s business, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. SEC rules that may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to directors or a financial advisor (like the Company Projections) in connection with a proposed transaction like the Merger when the disclosure is included in a document like this Proxy Statement. In addition, reconciliations of non-GAAP financial measures to GAAP financial measures were not relied upon by J.P. Morgan for purposes of its financial analysis and opinion or by the Company Board in connection with its consideration and evaluation of the Merger. Further, the Company did not provide Arcline or any other potential counterparty with a reconciliation of the non-GAAP financial measures included in the Company Projections to the relevant GAAP financial measures. Accordingly, the Company has not provided in this Proxy Statement or otherwise a reconciliation of the non-GAAP financial measures included in the Company Projections to the relevant GAAP financial measures.
Interests of the Directors and Executive Officers of the Company in the Merger
In considering the recommendations of the Company Board with respect to the Merger, our shareholders should be aware that the directors and executive officers of the Company have certain interests, including financial interests, in the Merger that may be different from, or in addition to, the interests of Company shareholders generally. The Company Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement, and in making its recommendation that Company shareholders adopt the Merger Agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below.
Treatment of Company Equity Awards
Company PSUs. Immediately prior to the Effective Time, each outstanding Company PSU granted under the Company Stock Plan will be fully vested and canceled and, in exchange therefor, the holders of such canceled Company PSUs will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of shares of Company Common Stock underlying such Company PSU, multiplied by (ii) the Merger Consideration, without interest. The number of shares of Company Common Stock underlying each Company PSU deemed to have been earned will be equal to the target number of Company PSUs multiplied by the greater of (x) 100% and (y) the actual level of performance of each Company PSU measured as of the closing date and in accordance with the terms of the applicable governing documents. The Company anticipates the actual level of performance of the Company PSUs to be 152.6% with respect to Company PSUs granted in 2022, 171.8% with respect to Company PSUs granted in 2023 and 150% with respect to Company PSUs granted in 2024. Any unvested Company PSUs granted after January 18, 2024 will vest as set forth above, subject to proration based on the number of days from January 1, 2024 through the closing date of the Merger over the full number of days in the performance period, and any Company PSUs that do not vest will be cancelled as of the Effective Time for no consideration.
Company Restricted Stock. Immediately prior to the Effective Time, each outstanding share of Company Restricted Stock will be fully vested and canceled and, in exchange therefor, the holders of such shares of Company Restricted Stock shall be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of shares of the Company Restricted Stock held by such holder multiplied by (ii) the Merger Consideration, without interest. Any unvested Company Restricted Stock granted after January 18, 2024 will vest as set forth above, subject to proration based on the number of days from the date of grant through the closing date of the Merger over the full number of days in the vesting period, and any shares of Company Restricted Stock that do not vest will be cancelled as of the Effective Time for no consideration.
Company Options. Immediately prior to the Effective Time, each outstanding Company Option will be fully vested and canceled and, in exchange therefor, the holders of such Company Options will be entitled to receive an amount in cash, less applicable tax withholdings, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option, multiplied by (ii)(1) the Merger Consideration less (2) the per share exercise price applicable to such Company Option, without interest.
The following table sets forth the number of shares of Company Common Stock and the number of shares of Company Common Stock underlying equity awards that are currently held by, and that are expected to be granted prior to May 1, 2024 to, each person who has been a director or executive officer of the Company at any time since the beginning of the last fiscal year, in each case that either are currently vested or that will or may vest in connection with the Merger, assuming that the Effective Time occurs on May 1, 2024 and that awards granted in 2024 will vest on a pro-rated basis, as described in more detail in the section entitled “—Treatment of Company Equity Awards.” The table also sets forth the values of these shares and equity awards based on the Merger Consideration (minus the applicable exercise price for the in-the-money options).
Name(1)	Shares Held (#)(2)	Value of Shares Held ($)	Company PSUs Held (#)(3)	Value of Company PSUs Held ($)(4)	Company Options Held (#)(5)	Value of Company Options Held ($)	Company Restricted Stock Held (#)(6)	Value of Company Restricted Stock Held ($)	Total ($)
A. William Higgins	32,130	$1,477,980	0	$0	0	$0	0	$0	$1,477,980
Aisha M. Barry	11,797	$542,662	0	$0	0	$0	0	$0	$542,662
E. Reeves Callaway III	9,207	$423,535	0	$0	0	$0	0	$0	$423,535
Jennifer M. Pollino	25,061	$1,152,806	0	$0	0	$0	0	$0	$1,152,806
Michelle J. Lohmeier	11,797	$542,662	0	$0	0	$0	0	$0	$542,662
Niharika T. Ramdev	8,443	$388,378	0	$0	0	$0	0	$0	$388,378
Scott E. Kuechle	29,756	$1,368,776	0	$0	0	$0	0	$0	$1,368,776
Carroll K. Lane	5,744	$264,224	32,710	$1,536,423	88,108	$1,617,543	41,715	$1,918,877	$5,337,067
Ian K. Walsh	50,208	$2,309,568	203,217	$9,597,415	0	$0	24,085	$1,107,930	$13,014,913
James G. Coogan	4,928	$226,702	0	$0	0	$0	0	$0	$226,702
Kristen M. Samson	2,700	$124,180	13,163	$622,083	0	$0	2,225	$102,337	$848,601
Matthew K. Petterson	1,217	$55,975	2,387	$112,634	0	$0	839	$38,607	$207,216
Megan A. Morgan	3,523	$162,058	13,920	$657,794	7,660	$0	9,561	$439,813	$1,259,665
Raf Cohen	2,925	$134,550	1,624	$77,611	0	$0	0	$0	$212,161
Rebecca F. Stath	1,493	$68,681	0	$0	0	$0	0	$0	$68,681
Richard S. Smith, Jr.	15,988	$735,448	26,387	$1,242,118	43,090	$53,261	14,141	$650,497	$2,681,324
Wilfredo Dilig	452	$20,801	4,288	$201,345	0	$0	671	$30,877	$253,023
Russell Bartlett	6,923	$318,458	6,345	$303,296	0	$0	0	$0	$621,754
Shawn G. Lisle	21,067	$969,082	4,908	$234,584	0	$0	0	$0	$1,203,666
Total	245,359	$11,286,526	308,949	$14,585,303	138,858	$1,670,804	93,237	$4,288,938	$31,831,571

(1)
Mr. Coogan’s employment with the Company was terminated on September 28, 2023. Ms. Stath’s employment with the Company was terminated on July 18, 2023. Messrs. Cohen, Bartlett and Lisle’s employment with the Company was terminated on January 27, 2023. Mr. Callaway passed away in July of 2023. The Shares Held by executive officers whose employment was terminated prior to the date of this Proxy Statement is estimated based on shares of Company Common Stock held immediately following such termination and known dividend reinvestments post termination. The Shares Held that are attributed to Mr. Callaway include shares of Company Common Stock held in custodial accounts.

(2)
The Shares Held are estimated based on the current number of outstanding shares of Company Common Stock held by each applicable director or executive officer of the Company and forthcoming equity plan activity, such as vesting at estimated performance, grants, employee stock purchase plan exercises and stock option expirations scheduled through May 1, 2024, including shares of Company Restricted Stock granted to Company directors that vest on April 19, 2024. The amounts in this column do not include dividend reinvestments from any forthcoming quarterly cash dividends to be declared prior to May 1, 2024.

(3)
The Company PSUs Held is estimated based on the current number of outstanding Company PSUs held by each applicable director or executive officer of the Company as of the date of this Proxy Statement at estimated performance for each respective performance period with Company PSUs granted on February 20, 2024 pro-rated based on the number of days from January 1, 2024 through May 1, 2024. The number of Company PSUs Held is estimated based on the expected achievement of the applicable performance metrics, including an expected achievement level of 152.6% with respect to Company PSUs granted in 2022, 171.8% with respect to Company PSUs granted in 2023 and 150% with respect to Company PSUs granted in 2024.

(4)	The Value of Company PSUs Held includes PSU dividend equivalent payments due at vest.
(5)
The Company Options Held is estimated based on the current number of outstanding Company Options held by each applicable director or executive officer of the Company as of the date of this Proxy Statement. Because all of the outstanding Company Options granted to Ms. Morgan have an exercise price that exceeds the Merger Consideration, the Value of Company Options Held is $0.00.

(6)
The Company Restricted Stock Held is estimated based on the current number of outstanding Company Restricted Stock held by each applicable director or executive officer of the Company as of the date of this Proxy Statement reduced by shares of Company Restricted Stock granted to Company directors that vest on April 19, 2024, with shares of Company Restricted Stock granted on February 20, 2024 pro-rated based on the number of days from the grant date through May 1, 2024.

Change in Control Severance Benefits
Payment of Accrued Amounts
Regardless of the manner in which the employment of any executive officer (including an executive officer not party to an employment agreement) terminates, he or she is entitled to receive amounts previously earned during the term of his or her employment (which amounts are referred to in this discussion as “Accrued Amounts”). Such Accrued Amounts include, but are not limited to, (i) unpaid base salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) any unpaid bonus or other short-term and long-term incentive compensation (cash or equity) earned with respect to any completed fiscal year; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments and benefits to which the executive officer may be entitled under the terms of any applicable compensation arrangement or benefit program of the Company, including any applicable pension, retirement and insurance benefits.
Change in Control Agreements
Each of our executive officers has entered into a change in control severance agreement with the Company, pursuant to which the executive officer is entitled to severance benefits upon a qualifying termination of employment occurring in connection with a change in control (which will include the Merger). Other than as noted below, the terms and conditions triggering payments under these agreements upon the termination of employment of each such executive officer in connection with a change in control are substantially similar.
The change in control agreements generally provide that, if an executive’s employment is terminated by the Company without “Cause” (other than due to death or disability) or by the executive for “Good Reason” during the twenty-four-month period immediately following a change in control (or during a potential change in control period), the executive would be entitled to receive the following severance benefits:
•
an immediate lump-sum cash payment equal to three times the executive’s base salary, in the case of Mr. Walsh, 1.5 times, in the case of Mr. Petterson, and two times, in the case of the other executive officers, plus three times, in the case of Mr. Walsh, 1.5 times, in the case of Mr. Petterson, and two times, in the case of the other executive officers, the executive’s target annual bonus in effect immediately preceding the date of termination;

•	a pro-rata portion of the executive officer’s target annual bonus for the performance year in which the termination occurs;
•
continued participation at active employee rates for 24 months (18 months in the case of Mr. Petterson) in all medical, dental and accidental death and disability plans which cover the executive and the executive’s eligible dependents, subject to offset due to future employment;

•	full vesting of outstanding equity or equity-based compensation awards (at the target level of performance, where applicable); and
•
reimbursement for up to $30,000 (in the aggregate) for outplacement services until the earlier of the first anniversary of the date of termination or the first day of the executive’s employment with a new employer.

For purposes of the change in control agreements, a “change in control” is deemed to have occurred if: (i) a person unaffiliated with the Company acquires control of more than thirty-five percent of our voting securities; (ii) there is a change in more than fifty percent of our directors over two consecutive years which is not board-approved; (iii) a merger is effectuated with an unrelated entity that results in our shareholders owning fifty percent or less of the voting securities of the merged entity (or its parent company); or (iv) there is a sale of substantially all of the Company’s assets to an unrelated third party or shareholder approval of a plan of complete liquidation or dissolution of the Company. A change in control does not include any related party and management buyout transactions.
For purposes of the change in control agreements, “Cause” means that the executive officer’s employment is terminated due to any one of the following events: (i) the willful and continued failure to substantially perform his or her duties with the Company after notice from the Company, or (ii) the willful engaging in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.
For purposes of the change in control agreements, “Good Reason” means the occurrence (without the executive’s express written consent) after any change in control, or during a potential change in control period, of any one of the following acts or failures to act by the Company: (i) the assignment to the executive of any duties that are inconsistent with the executive’s status as an officer of the Company or a substantial diminution in the nature or status of the executive’s responsibilities from those in effect immediately prior to the change in control (or the commencement of the potential change in control period); (ii) a reduction in the executive’s then-current annual base salary; (iii) the relocation of the executive’s principal place of employment by more than 50 miles; (iv) the failure to pay to the executive any portion of his current or deferred compensation, within 30 days of the date such compensation is due; (v) the failure to continue in effect any compensation plan in which the executive participates immediately prior to the change in control (or the commencement of the potential change in control period) which is material to his total compensation without an equitable substitute; (vi) the failure to provide life insurance, health and accident, or disability benefits that are substantially similar to those in which the executive was participating immediately prior to the change in control (or the commencement of the potential change in control period); (vii) the failure to provide the executive with the number of paid vacation days to which he was entitled immediately prior to the change in control (or the commencement of the potential change in control period); (viii) any purported termination of the executive’s employment which is not effectuated in accordance with the employment termination procedures for cause set forth in the change in control agreement, or (ix) the failure of any successor to the Company to expressly assume and agree to perform the agreement in accordance with its terms prior to the effectiveness of any such succession. In no event will the executive have Good Reason to terminate employment under the change in control agreement due solely to a suspension of the executive’s position, job functions, authorities, duties and responsibilities while on paid administrative leave.
Each change in control severance agreement includes a so-called “better net after-tax cutback” provision providing that, if the compensation and benefits payable to the executive officer in connection with a change in control would be subject to an excise tax under Section 4999 of the Code, such amounts will either be paid in full or reduced to the level that would avoid application of the excise tax, whichever would place the executive officer in a better after-tax position.
Executive Agreements
Employment Agreements
The only executive officer who had an employment agreement with the Company was Mr. Walsh, our Chairman, President and Chief Executive Officer. The employment agreement (the “Walsh Employment Agreement”) was entered into by and between the Company and Mr. Walsh on August 20, 2020, with an effective date of September 8, 2020, and was amended on August 9, 2023. The Walsh Employment Agreement provides for a three-year term of employment commencing as of the effective date of the Walsh Employment Agreement and ending on the third anniversary of such effective date. Pursuant to the amendment to the agreement, the term of the agreement was extended an additional three years to end on the sixth anniversary of such effective date. The terms and conditions triggering potential payments and benefits under the Walsh Employment Agreement are summarized below. However, any payments or benefits available pursuant to the change in control severance agreement entered into with Mr. Walsh will be paid in lieu of any of the payments or benefits set forth below pursuant to the Walsh Employment Agreement.
For purposes of the Walsh Employment Agreement and the discussion that follows, the term “Cause” is defined to mean and include (i) the conviction of, or a plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (ii) a determination by a majority of the Company Board, acting in good faith, that Mr. Walsh has (A) willfully and continuously failed to substantially perform his duties; (B) engaged in illegal conduct, an act of dishonesty or gross misconduct, in each case which is in the course of his employment and materially injurious to the Company; (C) willfully violated a material requirement of the Company’s Code of Conduct or the executive’s fiduciary duty to the Company; or (D) violated his representation to the Company regarding his right to enter into the Walsh Employment Agreement and perform services thereunder and that he had not engaged in, or been the subject of allegations related to workplace misconduct or impropriety.
The term “Good Reason” is defined to mean any one of the following events, if it occurs without Mr. Walsh’s consent after providing the Company notice and an opportunity to cure: (i) the removal of Mr. Walsh from the position of President and Chief Executive Officer (other than for Cause or temporarily while Mr. Walsh is physically or mentally incapacitated); (ii) a material reduction in Mr. Walsh’s base salary or annual target bonus opportunity (other than a general reduction for all similarly situated executives in substantially the same proportion); (iii) a failure to pay the compensation or benefits specified in the agreement; (iv) the relocation of Mr. Walsh’s principal place of employment by more than 50 miles; or (v) the assignment of duties that are materially inconsistent with Mr. Walsh’s position as President and Chief Executive Officer (other than temporarily while Mr. Walsh is physically or mentally incapacitated).
Termination by the Company for Cause or by the Executive without Good Reason. In the event that Mr. Walsh’s employment is terminated by the Company for “Cause” (other than a termination due to death or disability) or by Mr. Walsh without “Good Reason,” Mr. Walsh would be entitled to receive only the Accrued Amounts.
Termination by the Company without Cause or by the Executive for Good Reason. In the event that Mr. Walsh’s employment is terminated by the Company without Cause or by Mr. Walsh with Good Reason, Mr. Walsh would be entitled to receive the following compensation and benefits (in addition to the Accrued Amounts):
•
a pro-rata portion of his annual bonus for the performance year in which the termination occurs, based upon actual financial performance and payable at the time that annual bonuses are paid to other senior executives of the Company;

•	a lump-sum payment equal to two times the sum of his then-current base salary and target annual bonus opportunity;
•
a pro-rata payment for each outstanding long-term incentive plan award for which the performance period has not been completed, based upon actual financial performance and payable as and when paid to other participants;

•
continued participation in all medical, dental and vision plans covering Mr. Walsh and his eligible dependents for up to 24 months (with Mr. Walsh continuing to make his share of premium payments), subject to offset due to future employment; and

•	full vesting of the Company restricted stock units granted to Mr. Walsh in connection with the commencement of his employment.
Termination Due to Disability or Death. In the event of Mr. Walsh’s disability or death, Mr. Walsh (or his estate) would be entitled to receive the following compensation and benefits (in addition to the Accrued Amounts):
•
a pro-rata portion of his annual bonus for the performance year in which the termination occurs based upon target performance, payable at the time that annual bonuses are paid to other senior executives;

•	full vesting of the Company restricted stock unit granted to Mr. Walsh in connection with the commencement of his employment; and
•	benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as applicable.

For purposes of the Walsh Employment Agreement, a “disability” is considered to exist if the executive has been absent from fully performing his responsibilities due to physical or mental illness for a period of six consecutive months.
Retention Bonuses
The Company and Arcline agreed that the Company may grant retention bonuses in an amount equal to $1,103,009 to certain executive officers and other key employees who are not executive officers, on terms and subject to conditions to be determined by the Company. In addition, Richard S. Smith, Jr. and Megan Morgan, the Company’s senior vice president, general counsel and secretary and the vice president and chief human resources officer, respectively, are entitled to cash and equity retention bonuses granted prior to, and not in connection with, the Merger having an aggregate grant date value equal to approximately $757,810. Each was granted a bonus equal in value to their then-current base salary divided equally between cash and equity in the form of shares of Company Restricted Stock. The awards will generally vest, if at all, on the three-year anniversary of the grant date, subject to each employee’s continued employment through such date. However, the awards also provide for vesting acceleration in the event of a termination of employment that entitles the recipient to severance benefits under a change in control severance agreement entered into with each of Mr. Smith and Ms. Morgan or a termination of employment due to the employee’s death or disability. In addition, Mr. Smith’s award agreements provide for vesting acceleration in the event that he retires after the second anniversary of the date of grant, so long as he provides at least six months’ prior written notice and he provides transition services to the Company with respect to identification and transition of his successor. As noted above, the portion of retention bonus granted in the form of Company Restricted Stock will fully vest in connection with the Merger and receive the Merger Consideration.
Golden Parachute Compensation
In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to each of our named executive officers other than Mr. Coogan in connection with the Merger. Mr. Coogan’s employment with the Company was terminated on September 28, 2023, and he will not receive any compensation in connection with the Merger. Please see the previous portions of this section for further information regarding this compensation. The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Merger was consummated on May 1, 2024, and that the employment of each of the named executive officers was immediately terminated by the Company without cause on such date. Some of the amounts set forth in the table would be payable solely by virtue of the consummation of the Merger. In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below.
These estimates are based on multiple assumptions (including that the value of such payments will not be reduced pursuant to the terms of any agreement with an executive officer, related to Section 280G of the Code) that may or may not actually occur, including assumptions described in this Proxy Statement. All dollar amounts set forth below have been rounded. The conditions that would trigger the payments are disclosed below.
Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/Benefits ($)(3)	Total ($)
Ian K. Walsh	$5,480,107	$10,705,345	$87,174	$16,272,626
Carroll K. Lane	$1,638,936	$5,072,843	$30,000	$6,741,779
Russell J. Bartlett	$—	$303,296	$—	$303,296
Shawn G. Lisle	$—	$234,584	$—	$234,584
(1)
The amounts in this column represent the “double-trigger” cash severance payments that each applicable named executive officer may become entitled to receive under his or her change in control severance agreement with the Company, as described in more detail in this section entitled “—Change in Control Agreements.” The table below sets forth the breakdown of these payments.

Name	Severance Payment- Change in Control Severance Multiple Times sum of Salary plus Target Bonus ($)	Severance Payment- Pro-Rata Bonus ($)	Total ($)
Ian K. Walsh	$5,191,680	$288,427	$5,480,107
Carroll K. Lane	$1,542,528	$96,408	$1,638,936
(2)
The amounts in this column represent the “single-trigger” vesting acceleration benefits that each applicable named executive officer may become entitled to receive under the Company Stock Plan, as described in more detail in the section entitled “—Treatment of Company Equity Awards” and the value of Company PSU dividend equivalents due in connection with such vesting. The breakdown of the vesting acceleration value by award type is set forth in the table below for Messrs. Walsh and Lane. In addition, Messrs. Bartlett’s and Lisle’s employment was terminated effective as of January 27, 2023, and amounts represent the pro-rata vesting entitlement with respect to Company PSUs set forth in their separation and release agreements with the Company. The value of Company PSUs is estimated based on the expected achievement of the applicable performance metrics, including an expected achievement level of 152.6% with respect to Company PSUs granted in 2022, 171.8% with respect to Company PSUs granted in 2023 and 150% with respect to Company PSUs granted in 2024. Company PSUs granted on February 20, 2024 are pro-rated based on the number of days from January 1, 2024 through May 1, 2024. Shares of Company Restricted Stock granted on February 20, 2024 are pro-rated based on the number of days from the grant date through May 1, 2024.

Name	Value of Unvested Company PSUs ($)	Value of Company PSU Dividend Equivalents due at Vesting ($)	Value of Unvested Company Restricted Stock ($)	Value of Unvested Company Options ($)
Ian K. Walsh	$9,348,002	$249,413	$1,107,930	$—
Carroll K. Lane	$1,504,674	$31,749	$1,918,877	$1,617,543
Russell J. Bartlett	$291,875	$11,421	$—	$—
Shawn G. Lisle	$225,750	$8,834	$—	$—
(3)
The amounts in this column represent the “double-trigger” medical benefit continuation and the value of outplacement services that each applicable named executive officer may become entitled to receive under his or her change in control severance agreement.

Name	Value of Continued Medical Benefits ($)	Value of Outplacement Services ($)	Total ($)
Ian K. Walsh	$57,174	$30,000	$87,174
Carroll K. Lane	$—	$30,000	$30,000
Compensation Arrangements with Parent
As of the date of this Proxy Statement, none of members of the management team of the Company’s subsidiaries and none of the Company’s executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to, or following the Closing, however, some of the members of the management team of the Company’s subsidiaries and / or Company’s executive officers may discuss or continue to discuss or enter into agreements with Parent regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates.
Financing of the Merger
In connection with the Merger and related transactions, Parent and Merger Sub have obtained the financing commitments described below.
Equity Commitments
In connection with the Merger Agreement, Parent has arranged the Equity Financing on the terms and conditions set forth in the Equity Commitment Letter, pursuant to which the Investors provided commitments in an aggregate amount equal to $1,230,000,000 in cash, in immediately available U.S. funds, solely for the purpose of funding at the Closing (i) the payment of the aggregate Merger Consideration and (ii) any other amounts required to be paid pursuant to the Merger Agreement by Parent or Merger Sub, as applicable, in each case, pursuant to and in accordance with the terms of, and subject to the conditions of, the Merger Agreement.
The obligation of each of the Investors to fund its respective equity commitment is subject to (a) the satisfaction of all of the conditions to the obligations of each party and of Parent and Merger Sub to effect the closing of the

Merger as set forth in the Merger Agreement (other than those conditions that, by their nature, have been satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or the failure of which to be satisfied is attributable primarily to a breach by Parent of its representations, warranties, covenants or agreements in the Merger Agreement) or irrevocably waived by the Company, and remain so satisfied or waived at the time specific performance is granted, and Parent is required to consummate the Merger pursuant to the Merger Agreement, (b) the Debt Financing (or any alternative financing in accordance with the Merger Agreement) having been funded or will be funded in full at the Closing if the Equity Financing is funded at the Closing (or, if the Debt Financing (or any such alternative financing) having been funded into escrow in full at the Closing if the Equity Financing is funded at the Closing, such funds have been or would be released from escrow) and (c) the substantially concurrent consummation of the Closing in accordance with the terms of the Merger Agreement.
Debt Commitment
In connection with the Merger Agreement, Parent has arranged the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter, pursuant to which the Debt Financing Sources (as defined in “Terms of the Merger Agreement—Financing Efforts”) have provided commitments in respect of (i) a Term Facility in an aggregate principal amount equal to $790,000,000, and (ii) a Revolving Facility in an aggregate principal amount equal to $150,000,000, which includes a letter of credit sub-facility in an amount equal to $75,000,000. The proceeds of the Term Facility may be used on the Closing Date to finance the Merger, working capital and general corporate purposes as well as to pay fees, expenses and other costs incurred in connection with the transactions contemplated by the Merger Agreement. The proceeds of the Revolving Facility drawn on the Closing Date may be used to fund working capital, to pay fees and expenses in connection with the Merger, and to backstop, cash collateralize or replace the letters of credit issued under the Third Amended and Restated Credit and Guaranty Agreement, dated as of June 21, 2023, by and among the Company, certain subsidiaries of the Company, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as agent, and the other parties party thereto (as amended, restated or otherwise modified from time to time, the “Existing Credit Agreement”) (and replacements thereof) and other letters of credit existing on the Closing Date (and replacements thereof) and other letters of credit existing on the Closing Date (and replacements thereof). Up to $25,000,000 million of proceeds of the Revolving Facility drawn on the Closing Date may be used for other purposes not specified in the foregoing sentence.
The initial borrowings under the Debt Financing are subject to the satisfaction (or waiver by the Debt Financing Sources) of a number of limited conditions, including (i) the execution and delivery of executed definitive loan documentation and receipt of customary legal opinions and closing documents, notices and certificates (including a customary solvency certificate), (ii) receipt of the proceeds of the Equity Financing, (iii) the Merger shall have been consummated, or substantially simultaneously with the initial borrowing under the Debt Financing, shall be consummated, in all material respects in accordance with the terms of the Merger Agreement, after giving effect to any modifications, amendments, supplements, consents or waivers, other than those modifications, amendments, supplements, consents or waivers by Parent that are materially adverse to the interests of the Initial Lenders (as defined in the Debt Commitment Letter) (in their capacity as such) which have not been consented to by the Lead Arranger (as defined in the Debt Commitment Letter) (such consent not to be unreasonably withheld, conditioned or delayed) (subject to customary exceptions for, among other things, changes in the acquisition consideration that will not be deemed to be materially adverse to the Debt Financing Sources), (iv) from the date of the Merger Agreement, there having not been any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect (as defined in the Merger Agreement), (v) delivery of certain historical and pro forma financial statements of Parent and its subsidiaries, (vi) delivery of certain documentation with respect to Parent and the guarantors required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, (vii) payment of required fees and expenses, (viii) delivery of certain documents required to perfect the security interest granted to the applicable agent under the Debt Financing in the collateral provided thereunder, (ix) the making and accuracy in all material respects of the specified representations set forth in the Debt Commitment Letter and certain representations and warranties in the Merger Agreement and (x) substantially simultaneously with the initial borrowing under the Debt Financing, the repayment of the Existing Credit Agreement and arrangements having been made for the discharge of certain other existing and outstanding indebtedness.
The commitments and agreements of the Debt Financing Sources under the Debt Commitment Letter will terminate on the earliest to occur of (i) after execution of the Merger Agreement and prior to the consummation of the transactions contemplated by the Merger Agreement, the termination of the Merger Agreement by Parent or otherwise in accordance with its terms and Parent does not object to such termination, prior to closing of the Merger and the transactions contemplated by the Merger Agreement, (ii) the consummation of the Merger without the use of the Debt Financing, (iii) 11:59 p.m., New York City time, on the fifth (5th) business day after the End Date (as such date may be extended pursuant to the Merger Agreement) and (iv) upon written notice by Parent to the Debt Financing Sources at any time.
Limited Guarantee
In connection with entering into the Merger Agreement, the Guarantors provided the Company with a limited guarantee pursuant to which the Guarantors guaranteed the payment of Parent’s obligations to the Company with respect to the payment of the Reverse Termination Fee and reimbursement obligations related to the Company’s cooperation with the Parent’s requests regarding financing, and amounts (if any) required to be paid by Parent in respect of Parent’s fraud or willful breach.
Subject to certain exceptions, the limited guarantee will terminate upon the earliest of (a) the Closing and (b) the day that is six (6) months after termination of the Merger Agreement in accordance with its terms, unless prior to such date the Company shall have delivered a written notice with respect to nonpayment of any of the guaranteed obligations and the Company shall have commenced legal proceedings against any Guarantor or Parent alleging any of the guaranteed obligations are due and owing from any guarantor, in which case the limited guarantee shall survive solely with respect to such amounts of such guaranteed obligations.
Closing and Effective Time
The Closing will take place on a date to be specified by the Company and Parent, but no later than the second business day following the satisfaction or waiver in accordance with the Merger Agreement (as described in the section entitled “Terms of the Merger Agreement – Conditions to the Closing of the Merger” beginning on page 80 of this Proxy Statement) other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions.
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
U.S. Federal Income Tax Consequences of the Merger
The following is a summary of the U.S. federal income tax consequences of the Merger to holders of Company Common Stock whose shares of Company Common Stock are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986 (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this Proxy Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Company Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). For purposes of this discussion, a “holder” means either a U.S. Holder (as defined below) or a Non-U.S. Holder (as defined below) or both, as the context may require.
This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:
•
tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; Non-U.S. Holders that hold, directly or constructively (or that held, directly or constructively, at any time during the five (5) year period ending on the date of the Merger), five percent (5%) or more of the outstanding Company Common Stock; or certain expatriates or former long-term residents of the United States;

•	tax consequences to holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	tax consequences to holders that received their shares of Company Common Stock in a compensatory transaction;
•	tax consequences to holders who own an equity interest, actually or constructively, in Parent or the Surviving Company following the Merger;
•	tax consequences to holders whose functional currency is not the U.S. dollar;
•
tax consequences to holders who are required to accelerate the recognition of any item of gross income with respect to Company Common Stock as a result of such income being recognized on an applicable financial statement;

•
tax consequences under any U.S. federal law other than income tax laws (including, for example, the U.S. federal estate tax, gift tax, Medicare tax on certain net investment income, and alternative minimum tax laws); or

•	any state, local or foreign tax consequences.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company Common Stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. The terms “U.S. Holder” and “Non-U.S. Holder” as defined below do not include entities treated as partnerships for U.S. federal income tax purposes. Partnerships holding shares of Company Common Stock and partners therein should consult their tax advisors regarding the consequences of the Merger to their particular circumstances.
No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, regarding the U.S. federal income tax consequences of the Merger described herein. This summary is not binding on the IRS or a court, and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Company Common Stock who is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person as defined in section 7701(a)(30) of the Code.

The receipt of cash by a U.S. Holder in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. If a U.S. Holder acquired a share by purchase, such U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Gain or loss will be determined separately for each block of shares of Company Common Stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one (1) year at the effective time of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding
Payments made to a U.S. Holder in exchange for shares of Company Common Stock pursuant to the Merger may be subject to information reporting to the IRS and backup withholding at the statutory rate, currently 24%. To avoid backup withholding on such payments, U.S. Holders that do not otherwise establish an exemption should complete and sign a properly executed IRS Form W-9 certifying that such holder is a United States person for U.S. federal income tax purposes, that the taxpayer identification number provided is correct and that such holder is not subject to backup withholding. Certain types of U.S. Holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding or information reporting rules.
Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. Holder pursuant to the Merger under the backup withholding rules generally will be allowed as a refund or a credit against such U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Non-U.S. Holders
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Company Common Stock who is neither a U.S. Holder nor a partnership (or entity or arrangement treated as a partnership) for U.S. federal income tax purposes.
Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment, such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.
Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to a United States person as defined under the Code, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of thirty percent (30%) (or a lower rate under an applicable tax treaty); or

•
such Non-U.S. Holder is an individual who is present in the United States for one hundred eighty-three (183) days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of thirty percent (30%) (or a lower rate under an applicable tax treaty).

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments made to Non-U.S. Holders in exchange for shares of Company Common Stock pursuant to the Merger may be subject to information reporting to the IRS and backup withholding at the statutory rate, currently 24%. Non-U.S. Holders generally can avoid information reporting and backup withholding by providing the applicable and properly completed and executed IRS Form W-8BEN certifying the holder’s non-U.S. status or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
Holders of Company Common Stock should consult their tax advisors regarding the tax consequences of the Merger to their particular circumstances, including the applicability and effect of any state, local, foreign or other tax laws.

Legal Proceedings Regarding the Merger
The Company has received several Demand Letters. The Demand Letters seek the issuance of corrective disclosures regarding certain enumerated items in an amendment or supplement to such proxy statement and one of the Demand Letters purports to seek an inspection of the Company’s books and records. The Company believes that the Demand Letters are without merit.
As of the date of this Proxy Statement, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to the Company, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is the absence of any law, injunction or order by any governmental entity restraining, enjoining, rendering illegal or otherwise prohibiting the consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is consummated may adversely affect the company’s business, financial condition, results of operations and cash flows.
Regulatory Approvals
The Company and Parent have agreed to use their respective reasonable best efforts to reasonably promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the merger, including obtaining any requisite approvals or consents. These approvals include approval under the HSR Act and the competition law of Germany and the Foreign Investment Laws of Germany. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the closing of the merger not being satisfied.
Other than the approvals and notifications described below, neither the Company and Parent is aware of any material regulatory approvals required to be obtained, or waiting periods required to expire, after the making of a filing. If the parties discover that other approvals or filings and waiting periods are necessary, they will seek to obtain or comply with them, although, as is the case with the regulatory approvals described above, there can be no assurance that they will be obtained on a timely basis, if at all.
HSR Act and Other Antitrust Matters
Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, the merger cannot be completed until the Company and Parent each file a notification and report form with the Federal Trade Commission and the Antitrust Division of the Department of Justice and the applicable waiting period thereunder has expired or been terminated. The Company and Parent filed their respective HSR Act notifications on January 31, 2024. The 30-day waiting period with respect to the Merger expired at 11:59 p.m. Eastern Time on March 1, 2024.
At any time before or after consummation of the merger, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, the Antitrust Division of the DOJ or FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
Additionally, both the Company and Parent’s affiliate Arcline Investment Management, L.P. operate in Germany. The completion of the Merger is also subject to certain antitrust filings requirements under German law. The Act Against Restraints of Competition requires the parties to file a notification with the Federal Cartel Office (“FCO”). The FCO issued an approval decision in relation to the Merger on March 7, 2024.

Foreign Investment Laws
In light of the Company’s operations in Germany, the Merger is conditioned upon the receipt of clearance from the German Federal Ministry for Economic Affairs and Climate Action (“BMWK”) under the foreign investment laws of Germany. In order to receive such clearance, on February 14, 2024, the Parent filed a foreign investment notification with BMWK pursuant to Section 60 (3) Außenwirtschaftsverordnung (AWV). The review process timeline is split into two phases. Phase I commences at the time that the BMWK gains knowledge of the transaction via the notification and lasts up to two months (until approximately April 14, 2024), during which the BMWK will determine whether to open a formal review or clear the transaction. To the extent that BMWK determines that a formal review is required (Phase II), it will request further information. Phase II review starts upon receipt of such information and may last another four months, however, BMWK may extend the review by another four months under certain circumstances. In addition, the timeline is suspended in case of additional information requests by the BMWK. If at the end of Phase I or II the BMWK has not issued a decision, the transaction is legally deemed to be cleared.
Delisting and Deregistration of Common Stock
The Company Common Stock is currently registered under the Exchange Act and is listed on the NYSE under the symbol “KAMN”. If the Merger is consummated, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent, and the Company Common Stock will be delisted from The NYSE and deregistered under the Exchange Act.

TERMS OF THE MERGER AGREEMENT
The discussion of the terms of the Merger Agreement in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated into this Proxy Statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the entire Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.
Explanatory Note Regarding the Merger Agreement
The representations, warranties, covenants and agreements described below and included in the Merger Agreement were made only for purposes of the Merger Agreement and as of the specific dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to important qualifications, limitations and supplemental information agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk among the Company, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent and Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may have been changed and may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Parent and Merger Sub because the parties may take certain actions that are either expressly permitted in the confidential disclosures to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company or its business. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our fillings with the SEC regarding the Company and its business. Please see the attached section entitled “Where You Can Find More Information” beginning on page 95 of this Proxy Statement.
Effects of the Merger
The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the CBCA, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving and continuing under the name “Kaman Corporation” as the Surviving Company and a wholly-owned subsidiary of Parent. The Merger will become effective at the time that the Certificate of Merger has been duly filed with the Secretary of the State of the State of Connecticut, or at such later time as the Company and Parent shall agree and specify in the certificate of merger. From and after the Effective Time, the Surviving Company will possess all properties, rights, privileges, immunities, powers, franchises and liabilities of the Company and Merger Sub.
Closing and Effective Time
The closing of the Merger will take place no later than the second business day following the satisfaction or (to the extent permitted by law) waiver of all conditions to closing of the Merger (as described in the section entitled “Terms of the Merger Agreement – Conditions to the Closing of the Merger” beginning on page 80 of this Proxy Statement) (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by law) waiver of such conditions). As soon as practicable on or after the closing date of the Merger, the parties will file the certificate of merger with the Secretary of the State of the State of Connecticut as provided under the CBCA.
Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Company until their earlier death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

The Merger Agreement provides that the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and bylaws, respectively, of the Surviving Company until thereafter changed or amended as provided therein or by applicable law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.
Merger Consideration
Company Common Stock
Upon the consummation of the Merger, each share of Company Common Stock, including each share of Company Restricted Stock, issued and outstanding immediately prior to the Effective Time (other than shares (i) held by Parent or Merger Sub, which shall be canceled and (ii) shares held by direct or indirect wholly owned subsidiaries of the Company or Parent (other than Merger Sub), which shall be converted into a number of shares of common stock of the Surviving Company such that the ownership percentage of any such subsidiary in the Surviving Company immediately after the Effective Time shall be equal to such subsidiary’s ownership percentage in the Company immediately prior to the effective time) that are held by any Company shareholder will be converted into the right to receive the Merger Consideration of $46.00 in cash, without interest.
Company Equity Awards
Treatment of Company PSUs
Immediately prior to the Effective Time, each outstanding right to receive Company Common Stock granted under the Kaman Corporation Second Amended and Restated 2013 Management Incentive Plan (the “Company Stock Plan”) that is subject to achievement of service-based and performance-based vesting conditions (each, a “Company PSU”) will be fully vested and canceled and, in exchange, the holders of such canceled Company PSUs will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the number of shares of Company Common Stock underlying such Company PSU, multiplied by (ii) the Merger Consideration, without interest. The number of shares of Company Common Stock underlying each Company PSU deemed to have been earned will be equal to the target number of Company PSUs multiplied by the greater of (x) 100% and (y) the actual level of performance of each Company PSU measured as of the closing date of the Merger and using the closing date of the Merger as the applicable measurement date in accordance with the terms of the applicable governing documents. The Company anticipates the actual level of performance of the Company PSUs to be 152.6% with respect to Company PSUs granted in 2022, 171.8% with respect to Company PSUs granted in 2023 and 150% with respect to Company PSUs granted in 2024. Any unvested Company PSUs granted after January 18, 2024 will vest as set forth above, subject to proration based on the number of days from January 1, 2024 through the closing date of the Merger over the full number of days in the performance period, and any Company PSUs that do not vest will be cancelled as of the Effective Time for no consideration.
Treatment of Company Restricted Stock
Immediately prior to the Effective Time, each outstanding share of Company Common Stock granted under the Company Stock Plan that is subject to certain restrictions that lapse at the end of a specified period or periods (each, a “Company Restricted Stock”) will be fully vested and canceled and, in exchange, the holders of such shares of Company Restricted Stock will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of shares of Company Restricted Stock held by such holder multiplied by (ii) the Merger Consideration, without interest. Any unvested Company Restricted Stock granted after January 18, 2024 will vest as set forth above, subject to proration based on the number of days from the date of grant through the closing date of the Merger over the full number of days in the vesting period, and any shares of Company Restricted Stock that do not vest will be cancelled as of the Effective Time for no consideration.
Treatment of Company Options
Immediately prior to the Effective Time, each outstanding Company Option will be fully vested and canceled and, in exchange, the holders of such Company Options will be entitled to receive an amount in cash, less applicable tax withholdings, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option, multiplied by (ii)(1) the Merger Consideration less (2) the per share exercise price applicable to such Company Option, without interest.

Exchange and Payment Procedures
Prior to the Closing, Parent will appoint, at its sole cost and expense, a paying agent (the “Paying Agent”) to make payments of the Merger Consideration to the applicable Company shareholders. At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with Paying Agent, cash constituting an amount equal to the aggregate Merger Consideration.
As promptly as reasonably practicable following the Effective Time (and in any event within two (2) business days after the Effective Time), Parent shall cause the Paying Agent to mail, or otherwise provide in the case of book-entry shares, to each holder of record of Company Common Stock a form of letter of transmittal (i) which shall specify that delivery shall be effected and risk of loss and title shall pass (A) with respect to shares evidenced by a certificate (or evidence of shares in book-entry form that immediately prior to the Effective Time represented any such shares of Common Stock) (a “Certificate”), only upon the proper delivery of the Certificates and validly executed letter of transmittal to the Paying Agent (and such other documents as the Paying Agent may reasonably request) and (B) with respect to book-entry shares, only upon proper delivery of an “agent’s message” regarding the book-entry transfer of book-entry shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request) and (ii) instructions for effecting the surrender of book-entry shares or Certificates in exchange for the applicable Merger Consideration. No interest will be paid or accrued on the cash payable upon surrender of the Certificates (or shares of Common Stock held as book-entry shares).
If any cash deposited with the Paying Agent (including any interest received with respect thereto) that remains undistributed to the holders of Common Stock for one (1) year after the Effective Time will be delivered to the Parent (or its designee), and any holder of Company Common Stock who has not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent for payment of its claim for Merger Consideration, without any interest thereon. None of the Company, Parent, Merger Sub or the Paying Agent will be liable to any person in respect of any portion of the payment fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
The letter of transmittal will include instructions if a shareholder has lost a share certificate or if such certificate has been stolen or destroyed. If a shareholder has lost a certificate, or if such certificate has been stolen or destroyed, then before such shareholder will be entitled to receive the Merger Consideration, such shareholder will have to make an affidavit of the loss, theft or destruction, in a form and substance reasonably acceptable to Parent, and if required by the Surviving Company, post a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such certificate.
These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.
Representations and Warranties
The Merger Agreement contains representations and warranties of the Company, Parent and Merger Sub.
Certain of the representations and warranties in the Merger Agreement made by the Company are qualified by knowledge and/or “materiality” qualifications or a “Company Material Adverse Effect” clause. For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to the Company, any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, materially adversely affects the business, financial condition or results of operations of the Company and the Company’s subsidiaries, taken as a whole. Any circumstance, occurrence, effect, change, event or development arising from or related to the below are excluded from the determination of Company Material Adverse Effect:
•	conditions affecting the United States or any other national or regional economy or the global economy generally;
•
political conditions (or changes in such conditions) in the United States or any other country or region in the world, declared or undeclared acts of war, cyber-attacks, sabotage or terrorism, epidemics or pandemics (including COVID-19) (including any escalation or general worsening of any of the foregoing) or national or international emergency in the United States or any other country or region of the world occurring after the date hereof;

•
changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including changes or developments in or relating to currency exchange or interest rates;

•	changes required by GAAP or other accounting standards (or interpretations thereof);
•	changes in any Laws or other binding directives issued by any governmental entity (or interpretations thereof);
•	changes that are generally applicable to the industries in which the Company and the Company’s subsidiaries operate;
•
any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Merger Agreement or any decline in the market price or trading volume of the Company Common Stock (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein);

•
the negotiation, execution or delivery of the Merger Agreement, the performance by any party hereto of its obligations hereunder or the public announcement (including as to the identity of the parties hereto) or pendency of the Merger or any of the other transactions contemplated hereby including the impact thereof on relationships, contractual or otherwise with customers, suppliers, distributors, employees, unions, financing sources, partners or other persons with similar relationships with the Company and the Company’s subsidiaries;

•
changes in the Company’s credit rating (provided that the underlying causes of such decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein);

•	the occurrence of natural disasters, force majeure events or weather conditions adverse to the business being carried on by the Company and the Company’s subsidiaries;
•	shareholder litigation arising from or relating to the Merger Agreement, the Merger or any strategic alternatives considered by the Company;
•
any action required by the terms of the Merger Agreement, or with the prior written consent or at the direction of Parent (or any action not taken as a result of a failure of Parent to consent to an action otherwise requiring Parent’s consent); and

•
any matter set forth in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of the Merger Agreement (the “Company Disclosure Letter”), shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

However, in the case of the first six (6) exclusions above and the tenth (10th) exclusion above, such matters will be taken into account to the extent such circumstance, occurrence, effect, change, event or development has a disproportionate adverse effect on the Company and the Company’s subsidiaries relative to other companies in the industries in which the Company and the Company’s subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account in determining whether there has been, or would reasonably be expected to be a Company Material Adverse Effect.
In the Merger Agreement, the Company has made customary representations and warranties to Parent that are subject, in some cases, to specific exceptions and qualifications contained in the Merger Agreement or in the Company Disclosure Letter to the Merger Agreement delivered in connection therewith. These representations and warranties relate to, among other things:
•	due organization, good standing and authority and qualification to conduct business with respect to the Company and its subsidiaries;
•
capital structure of the Company, the Company’s ownership of its subsidiaries, the Company’s and its subsidiaries’ non-ownership of equity or debt instruments other than of subsidiaries of the Company;

•
the Company’s corporate authority to enter into, perform its covenants and obligations under, and consummate the transactions contemplated by, the Merger Agreement and the enforceability of the Merger Agreement;

•	subject to the ability to make an Adverse Recommendation Change (as defined below), the approval of, and recommendation by, the Company Board in favor of the proposal to adopt the Merger Agreement;
•	the absence of conflicts with laws, the Company’s organizational documents and the Company’s contracts;
•	required consents and regulatory filings and approvals in connection with the Merger Agreement;
•	votes of Company shareholders required in connection with the Merger Agreement;
•	the Company’s possession of necessary permits and the Company’s compliance with laws;
•	the accuracy of the Company’s SEC filings and financial statements;
•	the absence of specified undisclosed liabilities of the Company and its subsidiaries;
•	the Company’s disclosure controls and procedures;
•	the accuracy of the information supplied by or on behalf of the Company or any of its subsidiaries for inclusion in this Proxy Statement;
•
the conduct of the business of the Company in the ordinary course; the absence of any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and the absence of certain actions that would otherwise have been prohibited if taken between the date of the Merger Agreement and the closing;

•	the filing of tax returns, the payment of taxes and certain other tax matters related to the Company and its subsidiaries;
•	the Company’s (and the Company’s subsidiaries) employee benefit plans;
•	the absence of suits, actions or other proceedings relating to the Company and its subsidiaries;
•	the Company’s compliance with applicable laws;
•	environmental matters;
•	the existence and enforceability of, and compliance with, specific categories of the Company’s material and governmental contracts;
•	certain real property matters;
•	intellectual property rights (including privacy, data protection and other cybersecurity matters);
•	certain employment and labor matters;
•	payment of fees to brokers in connection with the Merger Agreement;
•	J.P. Morgan’s fairness opinion to the Company Board;
•	certain insurance matters;
•	the absence of interested party transactions; and
•	the acknowledgment by the Company of the absence of any other representations and warranties to Parent or Merger Sub, other than as set forth in the Merger Agreement.
In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to the Company that are subject to, in some cases, specified exceptions and qualifications contained in the Merger Agreement, including, in the case of Parent, being qualified by a “Parent Material Adverse Effect” clause. For purposes of the Merger Agreement, “Parent Material Adverse Effect” means, with respect to Parent, Merger Sub or any of their respective affiliates, any circumstance, occurrence, effect, change, event or development that, individually or taken together with other circumstances, occurrences, effects, changes, events or developments, is or would be reasonably likely to prevent or materially impair, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;
•	authority to enter into, perform their covenants and obligations under, and consummate the transactions contemplated by, the Merger Agreement and enforceability of the Merger Agreement;
•	the absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s or Merger Sub’s contracts;
•	required consents, regulatory filings and approvals in connection with the Merger Agreement;
•	the accuracy of the information supplied by or on behalf of Parent or any of its subsidiaries for inclusion in this Proxy Statement;
•	the absence of suits, actions or other proceedings relating to Parent and its subsidiaries;
•	payment of fees to brokers in connection with the Merger Agreement;
•	Parent’s ownership of Merger Sub and the capital structure of Merger Sub;
•	ownership of Company Common Stock;
•	matters with respect to Parent’s financing and sufficiency of funds;
•
the Guarantors possessing the authority to enter into, and the absence of conflicts with laws, organizational documents or regulatory filings and approvals that would prohibit the Guarantors from entering into, and the financial capacity to perform, the obligations contemplated by the limited guarantee;

•	solvency of Parent and the Surviving Company following the consummation of the Merger and the transactions contemplated by the Merger Agreement;
•
Parent and Merger Sub are not considered foreign persons under certain U.S. foreign investment laws and the transactions contemplated by the merger Agreement will not result in a covered transaction under certain U.S. foreign investment laws; and

•	the acknowledgment by Parent and Merger Sub of the absence of any other representations and warranties of the Company, other than as set forth in the Merger Agreement.
None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.
Conduct of the Business Pending the Merger
The Merger Agreement provides that, prior to the Effective Time, except (i) as set forth in the Company Disclosure Letter, (ii) as expressly permitted, contemplated or required by the Merger Agreement, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement to the Effective Time, the Company shall, and shall cause each of the Company’s subsidiaries to, (x) conduct the business of the Company and each of the Company’s subsidiaries in the ordinary course of business consistent with past practice in all material respects and (y) use its commercially reasonable efforts to preserve its relationships with customers, suppliers, partners, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business will not be materially impaired on the closing date of the Merger. From the date of the Merger Agreement to the Effective Time, the Company shall not, and shall not permit any of the Company’s subsidiaries to, subject in each case to specified exceptions:
•
declare, set aside or pay any dividends (except for quarterly cash dividends consistent with past practice) on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect subsidiary of the Company to its parent;

•
split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;

•
repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any subsidiary of the Company or any securities of the Company or any subsidiary of the Company convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any subsidiary of the Company, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (A) the withholding of taxes in connection with the exercise, vesting and settlement of company stock awards, (B) forfeitures of company stock awards, (C) any distribution or payment (including upon settlement of any conversions) under the Company’s 3.25% Convertible Senior Notes due 2024 (“Convertible Notes”) and (D) the settlement of any capped call transactions; provided that the Company may repay the Convertible Notes at scheduled maturity thereof in accordance with the terms of the indenture, dated as of May 12, 2017, by and between the Company and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture, dated as of July 15, 2019 and as may be further amended, supplemented or otherwise modified from time to time (“Convertible Note Indenture”);

•
issue, sell, grant, pledge or otherwise encumber or subject to any lien (A) any shares of its capital stock (other than Company Common Stock issued upon the exercise, vesting or settlement of Company equity awards), (B) other equity or voting interests of it or its subsidiaries, (C) convertible securities exercisable or exchangeable for equity or voting interests in it, (D) any warrants, calls, options or other rights to acquire any capital stock or other equity interests in the Company or any of its subsidiaries or (E) rights linked to the price of the its capital stock or (F) any of its voting debt;

•	amend its or any of its subsidiaries’ organizational documents;
•	adopt a shareholders’ rights plan or enter into any agreement with respect to the voting of its capital stock;
•
make or adopt any change in its accounting methods, principles or practices, change its fiscal year or revalue of any of its material assets, except, in each case, insofar as may be required by a change in GAAP or Law (or interpretations thereof);

•
directly or indirectly acquire or agree to acquire in any transaction any material equity interest in or material business of any Person or material division thereof except for (A) acquisitions permitted under its capital expenditures plan, (B) acquisitions not exceeding $2,000,000 in value in the aggregate or (C) intercompany acquisitions;

•
sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any lien (other than permitted liens), or otherwise dispose of any material properties or assets or any material interests, other than (A) in the ordinary course of business consistent with past practice in all material respects, (B) in an amount not exceeding $1,000,000 in the aggregate, (C) intercompany transactions, (D) imposition of liens pursuant to the Existing Credit Agreement and (E) assets at the end of their useful life or statutory term;

•	assign, transfer, cancel, amend, modify, fail to use commercially reasonable efforts to renew or fail to use commercially reasonable efforts to extend any material Company permit;
•
settle or compromise any material litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than those which involve the payment of monetary damages (excluding monetary damages that are fully covered by its insurance policies) in an amount not in excess of $1,000,000 individually or $2,000,000 in the aggregate and do not impose material restrictions on the business of the Company or its subsidiaries, taken as a whole (except for shareholder litigation in connection with the Merger and claims and litigation where the insurer has the right to control the decision to settle);

•	abandon, allow to lapse, cancel, convey title to (in whole or in part) or exclusively license any material intellectual property rights owned by the Company or any subsidiary of the Company;

•
cancel, materially reduce, terminate or fail to use commercially reasonable efforts to keep in force material insurance policies and, in the event of termination, obtain replacement policies providing insurance coverage with respect to the material assets, operations and activities of it and its subsidiaries as is currently in effect in all material respects;

•
other than in the ordinary course of business consistent with past practice in all material respects, make, change or revoke any material election with respect to taxes (other than any initial elections with respect to any newly formed entity);

•	other than in the ordinary course of business consistent with past practice in all material respects, file any amended material tax return;
•	other than in the ordinary course of business consistent with past practice in all material respects, settle or compromise any material tax liability;
•
other than in the ordinary course of business consistent with past practice in all material respects, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

•
materially increase the compensation or benefits payable to any current or former director, officer or employee of the Company or any subsidiary of the Company, except for market-based increases and merit or promotion-based increases in compensation as part of the normal review process, and other than as required by the terms of any Company benefit plan or in the ordinary course of business;

•
accelerate the time of payment, funding or vesting of any compensation or benefits payable to any current or former director, officer or employee of the Company or any subsidiary of the Company, other than as required by the terms of any Company benefit plan or in the ordinary course of business;

•
terminate or materially amend any material company benefit plan or adopt or enter into any plan, agreement or arrangement that would be a material company benefit plan if in effect on the date of the Merger Agreement, other than as required by the terms of any Company benefit plan or in the ordinary course of business;

•
hire any employee or consultant with an annual base salary in excess of $215,000 other than to replace an employee who dies, becomes disabled, resigns or whose employment is terminated or to fill a requisition that is open as of the Effective Time;

•	terminate the employment of any employee with an annual base salary in excess of $215,000 other than for cause as determined by such employee’s employing entity;
•	recognize or certify any Labor Organization as the bargaining representative for any employees of the Company or any subsidiary of the Company;
•
implement any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions that require notice to affected employees pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”);

•
make or authorize capital expenditures except (A) as budgeted in the Company’s capital expenditure plan, (B) otherwise in an amount not to exceed $10,000,000 in the aggregate, or (C) emergency capital expenditures;

•	adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any subsidiaries of the Company;
•
incur any indebtedness for borrowed money or guarantee indebtedness for borrowed money, except for (A) indebtedness incurred under the Existing Credit Agreement for working capital purposes or in connection with payments to be made under the Convertible Notes or (B) capital leases, purchase money financing for personal property, equipment financing and letters of credit in the ordinary course of business consistent with past practice;

•	make any loans or advances to any person that is not a subsidiary of the Company (except for extensions of credit to customers in the ordinary course of business);
•	make any capital contributions to, or investments in, any person that is not a subsidiary of the Company;

•
waive, release or assign any material rights or claims under, or enter into, renew, affirmatively determine not to renew, materially amend, materially modify, terminate, cancel, or exercise any options or rights of first offer or refusal under or terminate any material contract, material real estate lease, any “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”), or any contract that would be a material contract, or material real estate lease, or Filed Company Contract if in existence on the date of the Merger Agreement;

•	conduct business or operations in Russia, including selling or delivering the Company’s products into Russia or seeking exemptions to U.S. economic sanctions for such activities; and
•
engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated by the SEC, in each case that would required to be disclosed pursuant to Item 404.

Restrictions on Solicitations of Other Offers
In the Merger Agreement, the Company agreed that from the date of the Merger Agreement it will, and it will cause its subsidiaries and each of its and their officers, directors, managers or employees, and shall instruct its accountants, consultants, legal counsel, financial advisors and agents and other representatives:
•
to immediately cease any existing solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Alternative Proposal or any proposal that would reasonably be expected to result in an Alternative Proposal;

Until the Effective Time or the date of the termination of the Merger Agreement, except as otherwise provided in the Merger Agreement, the Company agreed to not, and not to publicly announce any intention to, directly or indirectly:
•	solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Alternative Proposal;
•
furnish non-public information regarding the Company and the Company’s subsidiaries, afford access to the Company or the Company’s subsidiaries to or host any meeting (including by telephone or videoconference) with any person in connection with an inquiry or an Alternative Proposal;

•	enter into, continue or maintain discussions or negotiations with any person with respect to an inquiry or an Alternative Proposal;
•
otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations regarding, or furnish or cause to be furnished to any person or group any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to result in, an Alternative Proposal;

•	approve, agree to, accept, endorse or recommend any Alternative Proposal;
•	submit to a vote of its shareholders, approve, endorse or recommend any Alternative Proposal;
•	effect any Adverse Recommendation Change;
•	enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (other than an Acceptable Confidentiality Agreement).
Notwithstanding any other restrictions in the Merger Agreement, if the Company or any subsidiary of the Company or any of its or their respective representatives receives an Alternative Proposal by any person or group at any time prior to submitting to Company shareholders for adoption and approval and recommending that Company shareholders vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated hereby, including the Merger, at a duly held meeting of such shareholders for such purpose (the “Company Shareholders Meeting”), and if the Company Board (or any committee thereof) has determined, in its good faith judgment (after consultation with the Company’s independent financial advisor and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, then prior to (but not after) the Company Shareholders Meeting, the Company and its representative may take the following actions: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company’s subsidiaries to any person in response to such Alternative Proposal, pursuant to the prior execution of (and the Company and/or subsidiaries of the Company may enter into) an Acceptable Confidentiality Agreement; (ii) enter into and maintain discussions or negotiations with any Person with respect to an inquiry or an Alternative Proposal; and (iii) otherwise engage in certain activities with respect to any person and subject to the terms and conditions set forth in the Agreement.
For purposes of the Merger Agreement:
•
a “Alternative Proposal” means any proposal or offer (whether or not in writing), with respect to any (A) merger, consolidation, share exchange, other business combination or similar transaction involving the Company that would result in any person or group beneficially owning twenty percent (20%) or more of the outstanding equity interests of the Company or any successor or parent company thereto, (B) sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a subsidiary of the Company or otherwise) of any business or assets of the Company or the Company’s subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company’s subsidiaries, taken as a whole, (C) issuance, sale or other disposition, directly or indirectly, to any person (or the shareholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (D) transaction in which any person (or the shareholders of any person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Company Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by the Merger Agreement);

•
an “Intervening Event” means an event, fact, development or occurrence (other than any event, fact, development or occurrence resulting from a material breach of the Merger Agreement by the Company) with respect to the Company and the Company’s subsidiaries or the business of the Company and the Company’s subsidiaries, in each case taken as a whole, that (a) is neither known, nor reasonably foreseeable with respect to substance or timing (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable), by the Company Board as of or prior to the execution and delivery of the Merger Agreement and (b) first occurs, arises or becomes known to the Company Board after the execution and delivery of the Merger Agreement and on or prior to the date of the Company Shareholders Approval; provided that (A) any event, fact, development or occurrence that involves or relates to an acquisition proposal or a Superior Proposal or any inquiry or communications or matters relating thereto, (B) any event, fact, development or occurrence that results from the announcement, pendency and consummation of the Merger Agreement or the Merger or any actions required to be taken or to be refrained from being taken pursuant to the Merger Agreement, (C) the fact that the Company meets or exceeds any internal or analysts’ expectations or projections, or (D) any changes or lack thereof after the date hereof in the market price or trading volume of the Shares, individually or in the aggregate, will not be deemed to constitute an Intervening Event;

•
a “Superior Proposal” means any bona fide proposal or offer made by a third party or group pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the shareholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Company Common Stock or assets of the Company and the Company’s subsidiaries, taken as a whole; (A) on terms which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal and the Merger Agreement (including any changes proposed by Parent to the terms of the Merger Agreement) and (B) the conditions to the consummation of which are all reasonably capable of being satisfied, taking into account all financial, regulatory, legal and other aspects of such proposal; and

•	an “Acceptable Confidentiality Agreement” means a confidentiality agreement entered into in compliance with the terms of the Merger Agreement and containing terms not materially less favorable in the aggregate to the Company than the terms set forth in the confidentiality agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its affiliates or representatives from making any Alternative Proposal, acquiring the Company or taking any other similar action); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of the Merger Agreement.
Adverse Recommendation Changes
As described above, and subject to the provisions described below, the Company Board has made the recommendation that Company shareholders vote “FOR” the proposal to adopt the Merger Agreement (the “the Company Recommendation”). The Merger Agreement provides that the Company Board will not effect an Adverse Recommendation Change (as defined below) except as described below.
Under the terms of the Merger Agreement, except as otherwise provided therein, the Company Board shall not, and shall not publicly propose to:
•
(i) (A) withhold, withdraw, qualify or modify or amend, in each case, in a manner adverse to Parent or Merger Sub, the Company Recommendation; (B) authorize, approve, adopt or recommend, or otherwise declare advisable, any acquisition proposal; (C) take any action, or make any recommendation or public statement in connection with any acquisition proposal that is a tender offer or exchange offer other than an unequivocal recommendation against such offer; provided that nothing contained in the Merger Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act in which the Company Board expressly reaffirms the Company Recommendation, or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any disclosure to Company shareholders if the Company Board (after consultation with outside legal counsel) concludes that its failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, further, that any such communication or disclosure shall include an express reaffirmation of the Company Recommendation and that, if such disclosure does not reaffirm the Company Recommendation or has the effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be an Adverse Recommendation Change and Parent shall have the right to terminate the Merger Agreement as set forth in the Merger Agreement thereto, or (D) or fail to reaffirm the Company Recommendation within five (5) business days after receiving a request to do so from Parent; or

•
(ii) cause or permit the Company or any of the Company’s subsidiaries to enter into any acquisition agreement or otherwise resolve or agree to do so. For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Alternative Proposal and the operation of the Merger Agreement with respect thereto shall not be deemed an Adverse Recommendation Change; provided that the Company shall include an express reaffirmation of the Company Recommendation in any such statement.

Notwithstanding the foregoing, at any time prior to the Company Shareholders Meeting, the Company Board may (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (including, for the avoidance of doubt, recommending against the Merger) in response to an Intervening Event or a Superior Proposal (any of the foregoing being an “Adverse Recommendation Change”) and (ii) if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to the Merger Agreement), terminate the Merger Agreement and enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of the Merger Agreement (so long as such Superior Proposal did not result from a material breach of the Merger Agreement), in the case of clauses (i) and (ii), if the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law.
The Company Board may not make an Adverse Recommendation Change or, in the case of a Superior Proposal, terminate the Merger Agreement unless (i) Parent has received three (3) business days’ prior written notice of taking such action, which notice shall advise Parent in reasonable detail of the circumstances giving rise to the Adverse Recommendation Change, and, in the case of a Superior Proposal, that the Company Board has received a Superior

Proposal and shall include a copy of such Superior Proposal (or, where no such copy is available, a description of the material terms and conditions of such Superior Proposal) and in the case of an Intervening Event, the material facts and circumstances relating to such Intervening Event, (ii) during the notice period, the Company has negotiated with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute (in the judgment of the Company Board) a Superior Proposal, or in cases not involving a Superior Proposal, the failure to make such Adverse Recommendation Change (in the judgment of the Company Board after consultation with the Company’s financial advisors and outside legal counsel) would no longer be inconsistent with the directors’ exercise of their fiduciary duties, and (iii) following the notice period, the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, and after consultation with the Company’s financial advisors and outside legal counsel, that, in the case of a Superior Proposal, such Superior Proposal remains a Superior Proposal or, in cases not involving a Superior Proposal, that the failure to make such Adverse Recommendation Change continues to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law. Any material amendment to the financial terms or any other material amendment of such Superior Proposal requires a new notice thereof and the Company will be required to comply again with the requirements described above in the previous paragraph (except that the three (3) business day period above will be a two (2) business day period).
Employee Benefits
During the one-year period following the closing date of the Merger (or, such shorter period of employment, as the case may be), Parent shall, or shall cause the Surviving Company to, provide each Company Employee with (i) a base salary or hourly wage rate that is at least equal to the base salary or hourly wage rate provided to the Company Employee immediately prior to the closing date of the Merger; (ii) target annual, short- and long-term incentive compensation opportunities (including any sales incentives and the value of equity and equity-based compensation (calculated based on the grant date fair value of such equity or equity-based compensation as determined in accordance with past practice) but excluding any retention, change in control or transaction compensation arrangements, and one-time bonuses), that are no less favorable in the aggregate than the target annual, short- and long-term incentive compensation opportunities (including any sales incentives and the value of equity and equity-based compensation (calculated based on the grant date fair value of such equity or equity-based compensation as determined in accordance with past practice) but excluding any retention, change in control or transaction compensation arrangements, and one-time bonuses) in effect for the Company Employee immediately prior to the closing date of the Merger; provided, however, that the value of any equity or equity-based compensation may be provided in the form of cash or other cash-based awards; and (iii) employee benefits (other than equity and equity-based compensation and retention, change in control or transaction compensation arrangements, one-time bonuses, nonqualified deferred compensation benefits, defined pension benefits, retiree health and welfare benefits) that, with respect to each Company Employee, are no less favorable in the aggregate than the compensation and benefits (other than equity and equity-based compensation and retention, change in control or transaction compensation arrangements, one-time bonuses, nonqualified deferred compensation benefits, defined pension benefits, retiree health and welfare benefits) provided to such Company Employee immediately prior to the closing date of the Merger.
Parent also agreed to provide each Company Employee who incurs a termination of employment during the one-year period following the closing date of the Merger with severance benefits that are no less favorable than the severance benefits to which such Company Employee would have been entitled with respect to such termination under the severance policies, practices and guidelines of the Company or any subsidiary of the Company as in effect immediately prior to the closing date of the Merger or, if greater, the severance benefits provided to similarly situated employees of Parent or any of its affiliates. Parent expressly assumed and agreed to perform, or cause the Company and its subsidiaries to perform, the change in control agreements in accordance with their respective terms as of the Effective Time.
Parent will, or will cause the Surviving Company to, give each Company Employee full credit for such Company Employee’s service with the Company and any subsidiary of the Company (and any affiliates or predecessors thereto) for all purposes, including eligibility to participate in, vesting under and accrual of benefits under any benefit plans (including for purposes of vacation and severance) maintained by Parent or any of its affiliates (including the Surviving Company) in which the Company Employee participates to the same extent recognized by the Company immediately prior to the closing date of the Merger; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.
Parent will, or will cause the Surviving Company to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan maintained by Parent or any of its affiliates (including the Surviving Company) that provides health benefits in which Company Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such Company Employees as of the closing date of the Merger under the analogous company benefit plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by a Company Employee and his or her eligible dependents under the health plans in which such Company Employee participated immediately prior to the closing date of the Merger during the portion of the plan year prior to the closing date of the Merger in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans maintained by Parent or any of its affiliates (including the Surviving Company) in which such Company Employee is eligible to participate after the closing date of the Merger in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the closing date of the Merger, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous company benefit plan prior to the closing date of the Merger.
Parent will pay, or cause the Surviving Company to pay, all amounts payable to Company Employees under any annual cash incentive or bonus plan of the Company or any subsidiary of the Company with respect to the portion of the 2024 performance period that occurs prior to the Effective Time in an amount that is no less than the amount accrued with respect to such period on the financial statements of the Company or any subsidiary of the Company in accordance with the terms of such arrangements as in effect as of the Effective Time.
Parent will, or will cause the Surviving Company to, comply with the WARN Act with respect to “employment losses” which would constitute a “mass layoff” or “plant closing” (each as defined in such WARN Act) occurring at or after the Effective Time.
Parent will, or will cause the Surviving Company to, honor the terms of each labor agreement, collective bargaining agreement or other labor-related agreement or arrangement with any labor organization (“Collective Bargaining Agreement”) until such Collective Bargaining Agreement otherwise expires pursuant to its terms or is modified by the parties thereto.
Financing Efforts
Parent must use its reasonable best efforts to, and must use its reasonable best efforts to cause its affiliates to, take, or cause to be taken, all actions and to do or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Debt Financing contemplated by the Debt Commitment Letter so that the funds contemplated thereby are available no later than the closing date of the Merger, including to:
•	maintain in full force and effect and comply with its obligations under the Debt Financing and the executed Debt Commitment Letter, subject to replacement thereof in accordance with its terms;
•
negotiate and enter into definitive financing agreements (the “Definitive Debt Agreements”) with respect to the Debt Financing on the conditions contained in the Debt Commitment Letter and on substantially the same terms (or such other terms that do not impair the availability of the Financings) so that such agreements are in effect no later than the closing date of the Merger (which definitive financing agreements shall not contain certain prohibited provisions pursuant to the Merger Agreement);

•
satisfy all conditions to the Debt Financing contemplated by the Debt Commitment Letter and the fee letters associated with the Debt Commitment Letter (the “Debt Fee Letters”) at or prior to the Closing;

•	accept “market flex” provisions contemplated by the Debt Commitment Letter and the Debt Fee Letters;
•
enforce its rights under the Debt Commitment Letter in the event of a breach by the entities that have committed to arrange or provide or otherwise entered into agreements in connection with all or any portion of the Debt Financing or other financings to fund a portion of the required amounts of the Financing, including the entity party to Debt Commitment Letter as Initial Lender (as defined therein) (“the Debt Financing Sources”) under the Debt Commitment Letter or the Definitive Debt Agreements, including seeking specific performance of the parties thereunder.
Prior to the Closing, without the prior written consent of the Company, Parent may not agree to or permit, any amendment, modification or supplement of, or waiver under, the Equity Financing Commitments. Parent agreed to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing, including taking all actions necessary to (i) maintain in effect each of the Equity Commitment Letters, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in each of the Equity Commitment Letters, if any, (iii) consummate the Equity Financing at or prior to the Closing and (iv) enforce its rights under each of the Equity Commitment Letters (including seeking specific performance).
If any of the Debt Financing or the Debt Commitment Letter (or any Definitive Debt Agreement) expires or is terminated prior to the Closing, in whole or in part, for any reason, or any portion of the Debt Financing becomes unavailable, then Parent shall (i) upon knowledge thereof, promptly (and in any event within two (2) business days) notify the Company in writing of such unavailability, expiration or termination and the reasons therefor, (ii) as promptly as practicable after knowledge thereof use its reasonable best efforts to arrange for alternative financing to replace the Debt Financing, to be consummated no later than the day on which the Closing shall occur pursuant to the Merger Agreement, (iii) provide to the Company copies of the debt commitment letter, fee letters and engagement letters to replace the Debt Financing and (iv) keep the Company reasonably informed of the process of obtaining any alternative financing. If any alternative financing is obtained, Parent shall immediately notify Company thereof and references to the “Financing,” “Financing Commitments” and “Debt Financing Letters” (and other like term in the Merger Agreement) shall include such alternative financing, as applicable.
Obtaining the Financing (or any alternative financing) is not a condition to the Closing. Parent has agreed to keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing (or any alternative financing).
Parent and Merger Sub agreed that the Company and its subsidiaries or their respective affiliates and representatives are not required to incur any liability under any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by the Merger Agreement or any cooperation provided and that Parent and Merger Sub will indemnify and hold harmless the Company and its affiliates and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing or other securities offering of or on behalf of the Company, Parent or Merger Sub and any information utilized in connection therewith.
The Company has agreed to, and to cause its subsidiaries to, and agreed to use reasonable best efforts to cause its and their respective non-legal representatives to, at Parent’s sole cost and expense, provide to Parent and its subsidiaries all cooperation reasonably requested by Parent that is necessary in connection with the arrangement of the Debt Financing to the extent not unreasonably interfering with the business of the Company or any of its subsidiaries, which cooperation may include: (i) upon reasonable advance notice and during normal business hours of the Company, cause the appropriate senior officers of the Company to participate in a reasonable but limited number of lender meetings, lender presentations and due diligence sessions, and sessions with rating agencies, at locations and times to be mutually agreed (which meetings, presentations and sessions may be conducted by teleconference or virtual meeting platforms); (ii) provide reasonable assistance with the preparation of customary materials for rating agency presentations, customary bank information memoranda and similar documents customarily required in connection with obtaining the Debt Financing; (iii) furnish Parent at least three (3) business days prior to the closing date of the Merger with such documentation and other information reasonably requested by Parent at least ten (10) business days prior to the closing date of the Merger to the extent required by governmental authorities under applicable “know your customer” and anti-money laundering rules and regulations as a condition to the Debt Financing; (iv) provide to Parent audited and unaudited financial statements as set forth in the Merger Agreement; and (v) provide customary authorization and representation letters to the Debt Financing Sources with respect to marketing materials from a senior officer of the Company, subject to certain limitations.
Access to Information
Subject to certain exceptions and limitations, the Company shall, and shall cause each of the Company’s subsidiaries to, afford to Parent and to the representatives of Parent reasonable access, upon reasonable advance notice, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company’s subsidiaries to, furnish reasonably promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any subsidiary of the Company). However, the Company will not be required to permit such access or make such disclosure, to the extent it determines, after consultation with counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other contract with a third party; (ii) result in the loss of any attorney-client privilege; or (iii) violate any law, in each case subject to certain limitations.
Indemnification and Insurance
In the Merger Agreement, Parent and Merger Sub agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company’s subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company’s subsidiaries shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent agreed to cause the Company and the Company’s subsidiaries to perform its obligations thereunder
The Merger Agreement further requires the Surviving Company to indemnify and hold harmless, and advance expense to each individual who was prior to or is as of the date of the Merger Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company’s subsidiaries or who was prior to or is as of the date of the Merger Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company’s subsidiaries as a director, officer or employee of another person (the “Company Indemnified Parties”) with respect to all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time).
The Merger Agreement requires the Surviving Company to either (i) maintain, for at least six (6) years after the Effective Time, in effect, the coverage provided by the current directors’ and officers’ fiduciary liability insurance and fiduciary insurance as of the date of the Merger Agreement or (ii) provide substitute insurance policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’, officers’ and employees’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time. The Surviving Company will not be required to pay an annual premium for such tail insurance in excess of three hundred percent (300%) of the aggregate annual premiums most recently paid by the Company prior to the date of the Merger Agreement. In lieu of such insurance, prior to the Closing Date, the Company may, at its option (following reasonable consultation with Parent), or Parent may, at its option, cause the Surviving Company to purchase a “tail” liability insurance and fiduciary liability insurance with coverage in an amount not less than the existing coverage and other terms not less favorable to the insured persons that the insurance currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (subject to the same cap on aggregate annual premiums as set forth in the preceding sentence of this paragraph).
Other Covenants
Shareholders Meetings
The Company has agreed, as reasonably promptly as practicable, after the SEC clears the Proxy Statement duly call, give notice of, convene and hold in no event later than the thirty-fifth (35th) day following the first mailing of the Proxy Statement to the shareholders of the Company (unless otherwise mutually agreed between the Company and Parent) the Company Shareholders Meeting for the purpose of seeking the Company Shareholder Approval.

Shareholder Litigation
Subject to entry into a customary joint defense agreement, the Company has agreed to give Parent the opportunity to consult with the Company and participate in the defense or settlement of any shareholder litigation against the Company, any subsidiary of the Company and/or their respective directors or officers (the “Company Parties”) relating to the Merger and the other transactions contemplated by the Merger Agreement. None of the Company, any subsidiary of the Company or any representative of the Company shall compromise, settle or come to an arrangement regarding any such shareholder litigation, in each case unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Company may compromise, settle or come to an agreement regarding shareholder litigation made or pending against a Company Party, if each of the following conditions are met: (i) the resolution of all such litigation requires payment from the Company or any subsidiary of the Company or representatives in an amount not to exceed an amount provided in the Company Disclosure Letter; (ii) the settlement provides for no injunctive relief; (iii) the settlement provides that each of Parent, Parent’s subsidiaries, Parent’s representatives, the Company, the Company’s subsidiaries, and the Company Indemnified Parties are released from all liability in connection therewith; and (iv) none of Parent, Merger Sub, the Company, and their respective subsidiaries and representatives are required to admit any wrongdoing as part of the settlement.
The Connecticut Transfer Act
Prior to the Closing, the Company and Parent will evaluate the applicability of the Connecticut Transfer Act (“CTA”) to the Merger. To the extent that it is determined that the CTA does apply to the Merger, the Company shall prepare and deliver to Parent at least five (5) days prior to the Closing all forms required under the CTA in connection with the Merger in compliance with the terms and requirements of the CTA, and Parent shall execute the appropriate forms and within ten (10) days after the Closing, the Surviving Company shall deliver to the Connecticut Departments of Energy and Environmental Protection all forms, documents, and fees required under the CTA.
Conditions to the Closing of the Merger
The respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver by the Company and Parent at or prior to the Closing Date (as defined in the Merger Agreement) of the following conditions:
•	the obtaining of the Company Shareholder Approval;
•
the termination or expiration of any waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), approval under the Act Against Restraints of Competition in Germany, and the obtaining or making of any required consents, filings or approvals or the expiration of the applicable waiting period under any other antitrust or similar regulatory laws;

•	the receipt of approvals or clearances under the Foreign Investment Laws of Germany; and
•
the absence of any applicable law or judgment, preliminary, temporary or permanent, or other legal restraint or prohibition, or binding order or determination by any Governmental Entity in effect that prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated by the Merger Agreement (a “Legal Restraint”).

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the following conditions:
•	the representations and warranties of the Company;
•
regarding (1) organization, standing and power, (2) authority, execution, delivery and enforceability and (3) the absence of any undisclosed brokers fees being true and correct in all material respects at and as of the closing date of the Merger, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date);

•
regarding the absence since September 29, 2023 to the date of the Merger Agreement, of any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect being true and correct in all respects at and as of the closing date of the Merger as if made at and as of such time;

•
regarding the Company’s capital structure (except with respect to voting debt, voting agreements and certain details of company stock awards) being true and correct in all respects at and as of the closing date of the Merger, as if made at and as of such date, except for inaccuracies not exceeding $5 million in the aggregate (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date); and

•
other than the representations and warranties described in the three (3) clauses above, being true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth in the Merger Agreement) at and as of the closing date of the Merger, except for such failures to be true and correct, individually or in the aggregate, has not had or would reasonably be expected to have a Company Material Adverse Effect (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date);

•	the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date of the Merger;
•
since the date of the Merger Agreement, the lack of any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect; and

•	the Company having delivered to Parent a certificate of the Company signed by the Company’s chief executive officer or chief financial officer certifying the satisfaction of the foregoing conditions.
The obligations of the Company to consummate the Merger are also subject to the satisfaction or (to the extent permitted by law) waiver by the Company at or prior to the Effective Time, of the following conditions:
•	the representations and warranties of Parent and Merger Sub:
•
regarding (1) organization, standing and power, (2) authority, execution, delivery and enforceability and (3) the absence of any undisclosed brokers fees being true and correct in all material respects at and as of the closing date of the Merger, as if made at and as of such date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date); and

•
other than the representations and warranties described in the immediately preceding bullet, being true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth in the Merger Agreement) at and as of the closing date of the Merger, as if made at and as of such date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date), except for such failures to be true and correct as, individually or in the aggregate, as has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

•	Parent and Merger Sub each having performed in all material respects its obligations required to be performed by it under the Merger Agreement at or prior to the closing date of the Merger; and
•	Parent having delivered to the Company a certificate of Parent signed by the chief executive officer or chief financial officer of Parent certifying the satisfaction of the foregoing conditions.
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval is obtained:
•	by mutual written consent of each of Parent and the Company;
•	by either Parent or the Company if:

•
the Merger has not been consummated by October 18, 2024 (as it may be extended in accordance with the immediately following proviso, the “End Date”); provided that, if the Closing shall not have occurred prior to the End Date and all the conditions to Closing other than obtaining the requisite regulatory approvals have been satisfied on such date, the End Date may be extended by either the Company or Parent on one occasion for a period of three (3) months upon notice by the Company or Parent to the other party. However, the right to terminate the Merger Agreement as a result of the occurrence of the End Date will not be available to any party whose breach of any provision of the Merger Agreement, directly or indirectly, causes the failure of the Merger to be consummated by the End Date;

•
there has been a Legal Restraint which has become final and non-appealable. However, the right to terminate the Merger Agreement as a result of the foregoing will not be available to any party who has failed to use their reasonable best efforts in accordance with the Merger Agreement to consummate and make effect the transactions contemplated by the Merger Agreement;

•	the Company Shareholder Approval has not been obtained at a duly convened Company Shareholders Meeting or any adjournment or postponement thereof at which the vote was taken;
•	by the Company:
•
if Parent or Merger Sub has breached any of representation, warranty, covenant or agreement contained in the Merger Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that a related closing condition could not be satisfied as of the closing date of the Merger and such breach or failure to be true, if curable, has not been cured within sixty (60) days following the Company’s delivery of written notice to Parent or Merger Sub of such breach. However, the Company will not have the right to terminate the Merger Agreement pursuant to this provision if the Company is then in breach of the Merger Agreement in any material respect;

•
prior to receipt of the Company Shareholder Approval, to enter into a definitive agreement with respect to a Superior Proposal in accordance with the provisions of the Merger Agreement governing the Company’s restrictions on solicitations of other offers, and provided that the Company pays the related termination fee of $46,180,000 to Parent (see the section entitled “Terms of the Merger Agreement - Termination Fees” beginning on page 83 of this Proxy Statement); or

•
if (i) all of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger have been satisfied or waived by the Company (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or the failure of which to be satisfied is attributable primarily to a breach by Parent of its representations, warranties, covenants or agreements contained herein), (ii) Parent has failed to consummate the Closing by the third (3rd) business day after the satisfaction or waiver of all of the conditions to the Closing, (iii) the Company has notified Parent in writing that the conditions to the obligations of the Company to consummate the Closing have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or the failure of which to be satisfied is attributable primarily to a breach by Parent of its representations, warranties, covenants or agreements contained herein) or waived (or that the Company would be willing to waive any unsatisfied conditions to its obligations for purposes of consummating the Closing) and that it stands ready, willing and able to consummate the transactions contemplated by the Merger Agreement on such date and at all times during the three (3) Business Day period immediately thereafter, and (iv) Parent fails to consummate the Merger within three (3) business days after delivery of such notice (a “Parent Closing Failure”); or

•	by Parent if:
•
the Company has breached any of representation, warranty, covenant or agreement contained in the Merger Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that a related closing condition could not be satisfied as of the closing date of the Merger and such breach or failure to be true, if curable, has not been not cured within sixty (60) days following Parent’s delivery of written notice to the Company of such breach. However, Parent will not have the right to terminate the Merger Agreement pursuant to this provision if Parent is then in breach of the Merger Agreement in any material respect; or
•	prior to the Company Shareholders Meeting, the Company Board makes an Adverse Recommendation Change.
In the event that the Merger Agreement is terminated, and the Merger is abandoned pursuant to the termination rights above, subject to certain exceptions, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than certain general provisions which will survive such termination. In no event shall Parent (and Parent’s affiliates and its and their respective directors, officers, employees, stockholders and representatives) have any monetary liability or obligation (for clarity, including the Reverse Termination Fee, if payable) for an aggregate amount greater than the amount of the Reverse Termination Fee. For purposes of the Merger Agreement, “willful breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of the Merger Agreement; it being acknowledged and agreed, without limitation, that any failure by any party to consummate the Merger and the other transactions contemplated by the Merger Agreement after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) shall constitute a willful breach of the Merger Agreement.
Termination Fees
If the Merger Agreement is terminated in specified circumstances, the terminating party may be required to pay a termination fee.
Parent would be entitled to receive a termination fee of $46,180,000 (the “Company Termination Fee”) from the Company in the event that:
•
(i) a third party has made an Alternative Proposal to the Company after the date of the Merger Agreement or such third party has made a proposal directly to the Company’s shareholders and, in each case, has not publicly withdrawn such proposal at least five (5) business days prior to the Company Shareholders Meeting, (ii) the Merger Agreement is subsequently terminated by the Company or Parent (x) if the Merger is not consummated on or before the End Date or (y) as a result of the failure of the Company to obtain the Company Shareholder Approval at a duly convened Company Shareholders Meeting (or any adjournment or postponement thereof), and (iii) within twelve (12) months of such termination of the Merger Agreement, the Company enters into a definitive contract to consummate such Alternative Proposal or such Alternative Proposal is consummated; provided that for purposes of termination, references to twenty percent (20%) in the definition of Alternative Proposal shall be deemed to be references to fifty and one tenth percent (50.1%), in which case the Company Termination Fee must be paid to Parent on the date such definitive contract is signed or Alternative Proposal consummated;

•
the Company terminates the Merger Agreement, prior to obtaining the Company Shareholder Approval (as defined in the Merger Agreement), in order to enter into a definitive written agreement providing for a Superior Proposal, in which case the Company Termination Fee must be paid to Parent prior to or simultaneously with such termination; or

•	Parent terminates the Merger Agreement because the Company has made an Adverse Recommendation Change.
The Company would be entitled to receive a reverse termination fee of $92,350,000 (the “Reverse Termination Fee”) from Parent (which would be due on the business day immediately following termination of the Merger Agreement) in the event that:
•
he Company terminates the Merger Agreement because Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in the Merger Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue such that a related closing condition count not be satisfied as of the date of closing of the Merger and such breach or failure to be true, if curable, is not cured by Parent within sixty (60) calendar days following the Company’s delivery of written notice of such breach or

•	the Company terminates the Merger Agreement due to a Parent Closing Failure.
Expense Reimbursement
Parent has agreed to, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its subsidiaries and their representatives in connection with cooperation at the request of Parent in connection with financing (other than, in each case, any costs incurred in connection with the preparation, review and audit of historical financial information).
Specific Performance
Parent, Merger Sub and the Company are entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and the Equity Commitment Letter and to enforce the terms and provisions of the Merger Agreement and Equity Commitment Letter in addition to any other remedy to which they are entitled to at law or in equity. The Company is entitled to seek specific performance or other equitable relief with enforcing the obligations of Parent and Merger Sub under the Merger Agreement and under the Equity Commitment Letter to effect the Closing or cause the Equity Financing to be funded, if and only if (i) all conditions to the obligations of Parent and Merger Sub to consummate the Merger (other than those conditions that, by their nature, have been satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or the failure of which to be satisfied is attributable primarily to a breach by Parent of its representations, warranties, covenants or agreements contained in the Merger Agreement) or waived by the Company, and remain so satisfied or waived at the time specific performance is granted, (ii) the Debt Financing (or any alternative financing) has been funded or will be funded in full at the Closing if the Equity Financing is funded at the Closing (or, if the Debt Financing (or any such alternative financing) has been funded into escrow in full at the Closing if the Equity Financing is funded at the Closing, such funds have been or would be released from escrow), (iii) the Company has notified Parent in writing that the conditions to the obligations of the Company to consummate the Closing have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or the failure of which to be satisfied is attributable primarily to a breach by Parent of its representations, warranties, covenants or agreements contained herein) or waived (or that the Company would be willing to waive any unsatisfied conditions to its obligations for purposes of consummating the Closing) and that the Company stood ready, willing and able to consummate the transactions contemplated by the Merger Agreement on such date and at all times during the three (3) business day immediately thereafter, and (iv) Parent fails to consummate the Merger within the three (3) business day period after delivery by the Company to Parent of the notice described in preceding clause. However, in no event shall Parent be obligated to both (x) specifically perform the obligation to cause the Equity Financing to be funded and consummate the Closing and (y) pay the Reverse Termination Fee.
Fees and Expenses
Except for the provisions described above in the section entitled “Description of the Merger Agreement – Expense Reimbursement” beginning on page 84 of this Proxy Statement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses.
Amendment; Extension and Waiver
The Merger Agreement provides that it may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided that after the Company Shareholder Approval has been obtained, and subject to the restrictions on amendments set forth in the CBCA, there will not be any amendment that by law requires further approval by Company shareholders without the further approval such shareholders, and no amendment of the Merger Agreement will be submitted to be approved by the Company’s shareholders unless required by law. In addition, any amendment to certain sections of the Merger Agreement that would adversely affect the rights of a debt financing source must also be approved by such debt financing source.
At any time prior to the Effective Time, subject to applicable law, the Company, Parent and Merger Sub may (i) extend the time for the performance of any of the obligations or other acts of any other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; (iii) waive compliance with any covenants and agreements contained in the Merger Agreement; and (iv) waive the satisfaction of any of the conditions contained in the Merger Agreement. No extension or waiver by the Company shall require the approval of the Company’s shareholders unless such approval is required by law. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights.
Jurisdiction
The Company, Parent and Merger Sub have agreed that any legal action or proceeding arising out of or relating to the Merger Agreement brought by any party or its affiliates against any other party or its affiliates shall be brought and determined in any court of the State of Connecticut or of the United States District Court for the District of Connecticut.
Governing Law
The Merger Agreement is governed by, and construed in accordance with, the laws of the State of Connecticut, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED EXECUTIVE
COMPENSATION ARRANGEMENTS
The Non-Binding Advisory Proposal
Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that the Company provide Company shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the payment of certain compensation that will or may become payable by the Company to its named executive officers in connection with the Merger, as disclosed in the section entitled “The Merger – Interests of the Directors and Executive Officers of the Company in the Merger” beginning on page 52 of this Proxy Statement.
Company shareholders are asked to indicate their approval of the various compensation that will or may become payable by the Company to its named executive officers in connection with the Merger. These payments are set forth in the section entitled “The Merger – Interests of the Directors and Executive Officers of the Company in the Merger” beginning on page 52 of this Proxy Statement and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of the Company’s overall compensation program for its named executive officers, and previously have been disclosed to Company shareholders as part of the “Executive Compensation” and related sections of the Company’s annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of the Company Board, which is composed solely of independent directors, and are believed to be reasonable and in line with marketplace norms.
Accordingly, the Company is seeking approval of the following resolution at the Special Meeting:
“RESOLVED, that the shareholders of Kaman Corporation approve, on a non-binding, advisory basis, the compensation that will or may become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger – Interests of the Directors and Executive Officers of the Company in the Merger” in the Company’s Proxy Statement for the special meeting of shareholders.”
Company shareholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on the Company, the Company Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, the Company’s named executive officers will be eligible to receive the compensation that is based on, or otherwise relates to, the Merger in accordance with the terms and conditions applicable to those payments.
Vote Required and Board Recommendation
Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the Merger requires the affirmative vote of a majority of those shares of Company Common Stock entitled to vote which are cast on the proposal at the Special Meeting, provided that a quorum is present.
The Company Board recommends that you vote “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the Merger.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING
The Adjournment Proposal
The Company is requesting that Company shareholders approve a proposal to adjourn the Special Meeting to a later date or dates (if necessary or appropriate to solicit additional proxies), if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If Company shareholders approve the proposal to adjourn the Special Meeting, the Company could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the proposal to adjourn the Special Meeting could mean that, even if the Company had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, the Company could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting.
Vote Required and Board Recommendation
Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of the majority of the voting power of the shares of Company Common Stock entitled to vote which are cast on the proposal at the Special Meeting.
The Company Board believes that it is in the best interests of the Company and its shareholders to be able to adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in respect of the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
The Company Board recommends that you vote “FOR” adjournment of the Special Meeting.

MARKET PRICES AND DIVIDEND DATA
Company Common Stock trades on the NYSE under the symbol “KAMN”. As of February 9, there were 28,334,082 shares of Company Common Stock issued and outstanding, held by approximately 3,372 shareholders of record.
The following table sets forth, for the indicated periods, the high and low closing sales price of Company Common Stock as reported on the NYSE:
	Market Place
	High	Low	Dividend Paid
2021
First Quarter (ending March 31, 2021)	$59.02	$48.66	$0.20
Second Quarter (ending June 30, 2021)	$56.92	$50.40	$0.20
Third Quarter (ending September 30, 2021)	$51.09	$34.48	$0.20
Fourth Quarter (ending December 31, 2021)	$43.19	$35.79	$0.20
2022
First Quarter (ending March 31, 2022)	$45.31	$39.44	$0.20
Second Quarter (ending June 30, 2022)	$45.43	$30.92	$0.20
Third Quarter (ending September 30, 2022)	$35.27	$27.93	$0.20
Fourth Quarter (ending December 30, 2022)	$34.56	$19.32	$0.20
2023
First Quarter (ending March 31, 2023)	$26.35	$21.36	$0.20
Second Quarter (ending June 30, 2023)	$24.61	$20.78	$0.20
Third Quarter (ending September 29, 2023)	$24.78	$19.30	$0.20
Fourth Quarter (ending December 29, 2023)	$24.28	$18.11	$0.20
2024
First Quarter (through March 5, 2024)	$45.81	$22.08	$0.20
The closing price of Company Common Stock on January 17, 2024, the last full trading day prior to the Company Board’s approval of the Merger Agreement, was $22.08. On March 7, 2024, the latest practicable trading day before the date of this Proxy Statement, the closing price of Company Common Stock was $45.70 per share.
The Company Board has adopted a dividend policy pursuant to which it declares and pays quarterly cash dividends to shareholders in the amount of $0.20 per share, subject to the Company Board’s continuing determination that any declarations under dividend policy is in the best interests of Company shareholders and in compliance with applicable law. Pursuant to the term of the Merger Agreement, the Company is prohibited from declaring or paying any dividends (except for quarterly cash dividends consistent with past practice) without the written consent of Parent on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect subsidiary of the Company to its parent.
Following the Merger, there will be no further market for shares of Company Common Stock and the Company anticipates that its stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the Merger and such deregistration, the Company would no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of December 31, 2023 there were 28,290,764 shares of Company Common Stock outstanding, held by approximately 3,413 shareholders of record. The following tables set forth certain information regarding the beneficial ownership of Company Common Stock as of December 31, 2023 (except as otherwise noted below), by: (i) each of the Company’s directors; (ii) each of the Company’s named executive officers; and (iii) all directors and executive officers as a group. Based on information furnished by such shareholders, the Company believes that each person has sole voting and dispositive power over the shares indicated as owned by such person unless otherwise indicated. The address of each director and officer is the same as the address for the Company’s executive offices. The Company determines beneficial ownership of Company Common Stock in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power.
Beneficial Owner	Number of Shares Beneficially Owned as of December 31, 2023	Percent of Class
Aisha M. Barry	11,797	*
Russell J. Bartlett(1)	1,324	*
James G. Coogan	4,921	*
A. William Higgins	32,130	*
Scott E. Kuechle	29,756	*
Carroll K. Lane(2)	60,669	*
Shawn G. Lisle(3)	19,681	*
Michelle J. Lohmeier	11,797	*
Jennifer M. Pollino	25,061	*
Niharika T. Ramdev	8,443	*
Ian K. Walsh(4)	72,900	*
All directors and executive officers as a group (16 persons)(5)	375,065	1.32%
*	Less than one percent.
(1)
Excludes 5,499 Company PSUs and 4,158 Company PSUs granted under the Amended and Restated 2013 Management Incentive Plan. Each PSU represents a contingent right to receive one share of Company Common Stock. The number of Company PSUs that may be earned is between 0% and 200% of the target number of Company PSUs and vest based on ROIC and relative TSR performance over the three-year performance period ending on December 31, 2023 and December 31, 2024, respectively. The indicated number of Company PSUs assumes 100% vesting at target. The actual number of shares issued in settlement of the PSUs may be more or less than the indicated number. Company PSUs for the performance period ending on December 31, 2023 are projected to vest at 54.4% performance.

(2)
Includes (i) 13,040 shares issuable upon the exercise of stock options exercisable or which will become exercisable within 60 days. Excludes 18,340 PSUs granted under the Amended and Restated 2013 Management Incentive Plan. Each Company PSU represents a contingent right to receive one share of Company Common Stock. The number of Company PSUs that may be earned is between 0% and 200% of the target number of Company PSUs and vest based on ROIC and relative TSR performance over the three-year performance period ending on December 31, 2025. The indicated number of Company PSUs assumes 100% vesting at target. The actual number of shares issued in settlement of the PSUs may be more or less than the indicated number. Company PSUs for the performance period ending on December 31, 2023 are projected to vest at 54.4% performance.

(3)
Reflects only data available to the Company as of the date hereof. Includes 6,785 shares held in joint tenancy with Mr. Lisle’s spouse. Excludes 4,055 Company PSUs and 3,216 Company PSUs granted under the Amended and Restated 2013 Management Incentive Plan. Each Company PSU represents a contingent right to receive one share of Company Common Stock. The number of Company PSUs that may be earned is between 0% and 200% of the target number of Company PSUs and vest based on ROIC and relative TSR performance over the three-year performance period ending on December 31, 2023 and December 31, 2024, respectively. The indicated number of Company PSUs assumes 100% vesting at target. The actual number of shares issued in settlement of the PSUs may be more or less than the indicated number. Company PSUs for the performance period ending on December 31, 2023 are projected to vest at 54.4% performance.

(4)
Excludes 26,065 Company PSUs, 41,255 Company PSUs and 78,610 Company PSUs granted under the Amended and Restated 2013 Management Incentive Plan. Each Company PSU represents a contingent right to receive one share of Company Common Stock. The number of Company PSUs that may be earned is between 0% and 200% of the target number of Company PSUs and vest based on ROIC and relative TSR performance over the three-year performance period ending on December 31, 2023, December 31, 2024 and December 31, 2025, respectively. The indicated number of Company PSUs assumes 100% vesting at target. The actual number of shares issued in settlement of the PSUs may be more or less than the indicated number. Company PSUs for the performance period ending on December 31, 2023 are projected to vest at 54.4% performance.

(5)
Includes 60,339 shares issuable upon the exercise of stock options exercisable or which will become exercisable within 60 days. Includes shares beneficially owned by all directors and executive officers serving in such positions as of December 31, 2023, as well as three named executive officers, Messrs. Bartlett, Coogan and Lisle, who are no longer employed by the Company.

The following table set forth certain information regarding the beneficial ownership of Company Common Stock as of December 31, 2023 (except as otherwise noted below), by persons known to the Company to be beneficial owners of more than five percent (5%) of the Company’s outstanding voting securities as of December 31, 2023.
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10022	5,194,599	18.36%
GAMCO Asset Management Inc. et al.(2) One Corporate Center Rye, NY 10580	3,543,746	12.53%
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	3,053,886	10.79%
State Street Corporation(4) One Lincoln Street Boston, MA 02111	1,484,552	5.25%
*	Less than one percent.
(1)
As reported in Schedule 13G/A filed with the SEC on January 19, 2024. According to the filing, BlackRock, Inc. has the sole power to vote or direct the vote of 5,126,494 shares, the shared power to vote or direct the vote of no shares, the sole power to dispose or to direct the disposition of 5,194,599 shares, and the shared power to dispose or to direct the disposition of no shares.

(2)
As reported in Amendment No. 30 to Schedule 13D, filed with the SEC on November 14, 2022 (“Amendment 30”) by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer (collectively, the “Reporting Persons”), GAMCO Asset Management Inc. (“GAMCO”) is the beneficial owner of 2,492,450 shares, Gabelli Funds, LLC (“Gabelli Funds”) is the beneficial owner of 893,100 shares, MJG Associates, Inc. (“MJG Associates”) is the beneficial owner of 7,800 shares, Teton Advisors, Inc. (“Teton Advisors”) is the beneficial owner of 140,830 shares, Gabelli & Company Investment Advisers, Inc. (“GCIA”) is the beneficial owner of 766 shares, Gabelli Foundation, Inc. (“Foundation”) is the beneficial owner of 8,000 shares, GAMCO Investors, Inc. (“GBL”) is the beneficial owner of 500 shares and Mario J. Gabelli is the beneficial owner of 300 shares. Mr. Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing entities. Each of the Reporting Persons, together with their executive officers and directors, has the sole power to vote or direct the vote and the sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO does not have authority to vote 22,000 of the reported shares, (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares held by a number of investment funds for which Gabelli Funds serves as an investment adviser (the “Funds”) so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund’s shares, (iii) at any time, the Proxy Voting Committee of each Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations, and (iv) the power of Mr. Gabelli and GBL is indirect with respect to the shares beneficially owned directly by other Reporting Persons.

(3)
As reported in Amendment No. 13 to Schedule 13G filed with the SEC on February 13, 2024, The Vanguard Group is the beneficial owner of 3,053,886 shares held by various investment advisory clients as of December 29, 2023. According to the filing, The Vanguard Group has the sole power to vote or direct the vote of no shares, the shared power to vote or direct the vote of 17,173 shares, the sole power to dispose or to direct the disposition of 3,013,580 shares, and the shared power to dispose or to direct the disposition of 40,306 shares.

(4)
As reported in Schedule 13G/A filed with the SEC on January 24, 2024. According to the filing, State Street Corporation has the sole power to vote or direct the vote of no shares, the shared power to vote or direct the vote of 1,386,303 shares, the sole power to dispose or to direct the disposition of no shares, and the shared power to dispose or to direct the disposition of 1,484,552 shares.

NO APPRAISAL RIGHTS
In accordance with the CBCA, there are no appraisal rights available to holders of shares of Company Common Stock in connection with the Merger.

FUTURE SHAREHOLDER PROPOSALS
If the Merger is completed, we will have no public shareholders and there will be no public participation in any future meetings of Company shareholders. However, if the Merger is not consummated, the Company shareholders will continue to be entitled to attend and participate in Company shareholders meetings. A date has not been set for the Company’s 2024 annual meeting.
We intend to hold an annual meeting of shareholders only if the Merger is not consummated. If the Merger is not consummated and any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the Company’s 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”) (if one is held), such shareholder must follow the procedures of Rule 14a-8 under the Exchange Act, and must otherwise comply with the SEC’s rules, to be considered for inclusion in the Company’s proxy materials relating to the 2024 Annual Meeting (if one is held).
In addition, the Company’s Amended and Restated Bylaws (the “Bylaws”) establish advance notice procedures as to (1) business to be brought before an annual meeting of shareholders other than by or at the direction of the Company Board and (2) the nomination, other than by or at the direction of the Company Board, of candidates for election as directors, in each case, not included in the proxy statement. Any shareholder who wishes to submit a proposal to be acted upon at the 2024 Annual Meeting or who proposes to nominate a candidate for election as a director must submit such notice in compliance with such procedures.
Any proposals for business to be brought before an annual meeting of shareholders, as well as any questions related thereto, should be timely submitted in writing to the Secretary of the Company at the address below. The Secretary must receive this notice not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the date of the immediately preceding year’s annual meeting of the shareholders. Therefore, the Company must have received notice of such proposal for the 2024 Annual Meeting no earlier than December 21, 2023, and no later than January 20, 2024. In the event that the date of the 2024 Annual Meeting is more than twenty-five (25) days before or after April 19, 2024, then the Secretary of the Company must receive such written notice no later than the close of business on the tenth (10th) day following the day on which notice of the date of the 2024 Annual Meeting was mailed or public disclosure of the date of the 2024 Annual Meeting is first given or made (which for this purpose shall include any and all filings of the corporation made on the EDGAR system of the Securities and Exchange Commission or any similar public database maintained by the Securities and Exchange Commission), whichever first occurs.
Notice of a proposal for business to be brought before an annual meeting of shareholders must include:
•
as to each matter such shareholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the meeting and the proposed text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Bylaws, the text of the proposed amendment), and the reasons for conducting such business at the meeting; and

•
as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made, (i) the name and address of such person, (ii) (A) the class or series and number of all shares of stock of the corporation that are owned beneficially or of record by such person and any affiliates of such person, (B) the name of each nominee holder of all shares of stock of the corporation owned beneficially but not of record by such person or any affiliates of such person, and the number of such shares of stock of the corporation held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge, profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates of such person, with respect to stock of the corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the corporation) has been made by or on behalf of such person, or any affiliates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates of such person, with respect to stock of the corporation (the information in this clause (b)(ii), the “Ownership Information”), (iii) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with (A) the corporation or (B) the proposal of such business by such shareholder and any material interest of such shareholder in such business, (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies by such person with respect to the proposed business to be brought before the annual meeting pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder and (v) a representation that such shareholder intends to appear in person or by proxy at the meeting to bring such business before the meeting.
Any proposals for a nomination of persons for election to the Company Board by a shareholder should be timely submitted in writing to the Secretary of the Company at the address below. The Secretary must receive this notice not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the date of the immediately preceding year’s annual meeting of the shareholders. Therefore, the Company must have received notice of such proposal for the 2024 Annual Meeting no earlier than December 21, 2023, and no later than January 20, 2024. In the event that the date of the 2024 Annual Meeting is more than twenty-five (25) days before or after April 19, 2024, then the Secretary of the Company must receive such written notice no later than the close of business on the tenth (10th) day following the day on which notice of the date of the 2024 Annual Meeting was mailed or public disclosure of the date of the 2024 Annual Meeting is first given or made (which for this purpose shall include any and all filings of the corporation made on the EDGAR system of the Securities and Exchange Commission or any similar public database maintained by the Securities and Exchange Commission), whichever first occurs.
Notice of a nomination must include:
•
as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the Ownership Information, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and

•
as to the shareholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made, (i) the name and address of such shareholder proposing such nomination, (ii) the Ownership Information, (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a description of any material interest of such person or any affiliates of such person in the nomination, including any anticipated benefit therefrom to such person or any affiliates of such person, (v) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (vi) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must include all other information required by Rule 14a-19 under the Exchange Act and must be accompanied by a written consent of each proposed nominee to being named or referred to as a nominee in any proxy statement relating to the annual meeting or special meeting, as applicable, and to serve as a director if elected and the completed and signed written representation and agreement (executed by the proposed nominee in the form provided by the Secretary of the corporation upon written request) required pursuant to Section 2(b) of Article III of the Bylaws.

You may contact the Company’s Secretary at the Company’s principal executive offices for a copy of the relevant provisions of the Bylaws regarding the requirements for making shareholder proposals and nominating director candidates, at:
Kaman Corporation
1332 Blue Hills Ave.
Bloomfield, CT 06002

HOUSEHOLDING INFORMATION
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two (2) or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one (1) copy of this Proxy Statement is being delivered to shareholders residing at the same address, unless shareholders have notified the Company whose shares they hold of their desire to receive multiple copies of this Proxy Statement. This process, which is commonly referred to as “householding” potentially provides extra convenience for shareholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, or if you are receiving multiple copies of this Proxy Statement and wish to receive only one (1) copy, please contact the Company at the address identified below. The Company will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement to any shareholder residing at an address to which only one (1) copy was mailed. Requests for additional copies should be directed to the Company at its address below, or call (860) 243-7100 and ask to speak to Investor Relations.
Kaman Corporation
1332 Blue Hills Ave.
Bloomfield, CT 06002

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement or incorporated by reference subsequent to the date of this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that the Company has previously filed with the SEC. These documents contain important information about the Company and its financial condition and are incorporated by reference into this Proxy Statement.
The following Company filings with the SEC are incorporated by reference:
•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 22, 2024; and
•	The Company’s Current Reports on Form 8-K, filed with the SEC on January 19, 2024 and February 22, 2024.
The Company also incorporates by reference into this Proxy Statement additional documents that it may file with the SEC between the date of this Proxy Statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on the Company’s website is not part of this Proxy Statement, and therefore is not incorporated by reference into this Proxy Statement.
You may obtain any of the documents the Company files with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:
Kaman Corporation
Attn: Investor Relations
1132 Blue Hills Ave.
Bloomfield, CT 06002
(860) 243-7100
If you would like to request documents from the Company, please do so by April 10, 2024 to receive them before the Special Meeting. If you request any documents, the Company will mail them to you by first class mail, or another equally prompt method, within one (1) business day after we receive your request. Please note that all of the documents that the Company files with the SEC are also promptly available through the Investor Relations section of the Company’s website, https://investors.kaman.com/, and the “SEC Filings” tab therein. The information included on the Company’s website is not incorporated by reference into this Proxy Statement.
If you have any questions about this Proxy Statement, the Special Meeting, the Merger Agreement or the Merger or need assistance with voting procedures, you should contact:

MISCELLANEOUS
The Company has supplied all information relating to the Company, and Parent has supplied, and the Company has not independently verified, all of the information relating to Parent and Merger Sub contained in the sections entitled “Summary-Parties Involved in the Merger,” “Summary-Financing of the Merger,” “The Merger-Parties Involved in the Merger” and “The Merger-Financing of the Merger” beginning on pages 58 of this Proxy Statement, respectively.
This solicitation is being made by the Company. All expenses of the Company in connection with this solicitation will be borne by the Company. Proxies may be solicited by directors, officers and other employees of the Company in person, or by telephone, facsimile, email and other methods of electronic communication. No additional compensation will be paid for such services. The Company may request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Company’s transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.
You should not send in your Company stock certificates until you receive transmittal materials after the Merger is consummated.
You should rely only on the information contained in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to in this Proxy Statement to vote on the Merger. The Company has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated March 8, 2024. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement) and the mailing of this Proxy Statement to shareholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
AGREEMENT AND PLAN OF MERGER

Dated as of January 18, 2024

among

KAMAN CORPORATION

OVATION PARENT, INC.

and

OVATION MERGER SUB, INC.

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 18, 2024, among KAMAN CORPORATION, a Connecticut corporation (the “Company”), Ovation Parent, Inc. a Delaware corporation (“Parent”), and Ovation Merger Sub, Inc., a Connecticut corporation and a wholly owned Subsidiary of Parent (“Merger Sub”).
WHEREAS, the Company, Parent and Merger Sub desire to effect the Merger, pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation, and each share of Common Stock issued and outstanding shall be converted into the right to receive the Merger Consideration;
WHEREAS, the Company Board has (a) determined that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair and in the best interests of the Company and its shareholders, (b) approved and declared advisable the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and (c) recommended that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, at the Company Shareholders Meeting;
WHEREAS, the Parent Board and the Merger Sub Board have each approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;
WHEREAS, the Merger Sub Board has recommended adoption and approval of this Agreement by Parent, as its sole shareholder;
WHEREAS, simultaneously with, in connection with and as an inducement to the willingness of the Company to effect, the execution and delivery of this Agreement, (a) Arcline Capital Partners III LP, a Delaware limited partnership, Arcline Capital Partners III-A LP, a Delaware limited partnership, and Arcline Capital Partners III Executive LP, a Delaware limited partnership (collectively, the “Investors”) have entered into, and delivered to the Company, the Equity Commitment Letters and (b) Arcline Capital Partners III LP, a Delaware limited partnership, Arcline Capital Partners III-A LP, a Delaware limited partnership, and Arcline Capital Partners III Executive LP, a Delaware limited partnership (collectively, the “Guarantors”) have entered into, and delivered to the Company, a guarantee (the “Guarantee”) of Parent’s and Merger Sub’s obligations under this Agreement;
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and
WHEREAS, certain capitalized terms used in this Agreement are defined in Section 9.03.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I

The Merger
Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Connecticut Business Corporation Act (the “CBCA”), on the Closing Date, Merger Sub shall be merged with and into the Company (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Company”).
Section 1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, NY 10001 at 9 a.m., New York City time, on a date to be specified by the Company and Parent, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent; provided, that the Closing shall not take place prior to March 18, 2024. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Connecticut Secretary of State the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the CBCA, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the CBCA or by the Secretary of State of the State of Connecticut in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Connecticut Secretary of State, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
Section 1.04 Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the CBCA.
Section 1.05 Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.
Section 1.06 Directors and Officers of Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
ARTICLE II

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates
Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”) or any shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):
(a) Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.
(b) Cancellation of Parent-Owned Stock; Conversion of Subsidiary-Owned Stock.
(i) Each share of Common Stock that is owned directly by Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(ii) Each share of Common Stock that is owned by any direct or indirect wholly owned Subsidiary of the Company or any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or of Merger Sub shall be converted into such number of shares of common stock of the Surviving Company such that the ownership percentage of any such Subsidiary in the Surviving Company immediately following the Effective Time shall equal the ownership percentage of such Company Subsidiary immediately prior to the Effective Time.
(c) Conversion of Common Stock. Subject to Sections 2.01(c) and 2.04, each share of Common Stock, including each share of Company Restricted Stock as further described in Section 2.03(b), issued and outstanding immediately prior to the Effective Time (other than shares to be canceled or converted into shares of the Surviving Company in accordance with Section 2.01(b)) that are held by any holder shall be converted into the right to receive $46.00 in cash, without interest (the “Merger Consideration”). All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form (such shares, “Book-Entry Shares”)) that immediately prior to the Effective Time represented any such shares of Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein that is based upon the number of shares of Common Stock will be appropriately adjusted to provide to the holders of Common Stock the same economic effect as contemplated by this Agreement prior to such event.
Section 2.02 Exchange of Certificates; Payment Fund.
(a) Paying Agent. Prior to the Effective Time, Parent shall appoint, at its sole cost and expense, a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment and delivery of the Merger Consideration pursuant to this Article II. Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent for payment in accordance with this Article II through the Paying Agent, cash sufficient to pay the Merger Consideration. All such cash deposited with the Paying Agent is hereinafter referred to as the “Payment Fund.”
(b) Letter of Transmittal. As reasonably promptly as practicable after the Effective Time (and in any event within two Business Days after the Effective Time), Parent shall cause the Paying Agent to mail, or otherwise provide in the case of Book-Entry Shares, to each holder of record of Common Stock (i) a form of letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected and risk of loss and title shall pass (A) with respect to shares evidenced by Certificates, only upon the proper delivery of the Certificates and validly executed Letter of Transmittal to the Paying Agent (and such other documents as the Paying Agent may reasonably request) and (B) with respect to Book-Entry Shares, only upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request) and (ii) instructions for effecting the surrender of Book-Entry Shares or Certificates in exchange for the applicable Merger Consideration.
(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of shares of Common Stock held as Book-Entry Shares, the receipt of an “agent’s message” by the Paying Agent, in each case together with such other documents as may reasonably be required by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such shares of Common Stock have been converted pursuant to Section 2.01. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate or Book-Entry Share representing such Common Stock is presented to the Paying Agent (or, in the case of Book-Entry Shares, proper evidence of such transfer) accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each share of Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of shares of Common Stock are entitled to receive in respect of such shares pursuant to this Section 2.02(c). No interest will be paid or accrued on the cash payable upon surrender of the Certificates (or shares of Common Stock held as Book-Entry Shares).
(d) No Further Ownership Rights in Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Common Stock shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Common Stock (or shares of Common Stock held in book-entry form) are presented to Parent or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) Termination of Payment Fund. Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed to the holders of Common Stock for one year after the Effective Time shall be delivered to Parent (or its designee), and any holder of Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration without any interest thereon.
(f) No Liability. None of the Company, Parent, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(g) Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund if and as directed by Parent; provided that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company’s shareholders to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Parent shall reasonably promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.
(h) Withholding Rights. Each of Parent, the Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Common Stock, Company Restricted Stock, Company PSUs and Company Options pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, however, that the parties agree that no withholding shall be made under Section 1445 of the Code with respect to the amounts payable under this Agreement. Amounts so withheld and paid over to the appropriate taxing authority in accordance with applicable Law shall be treated for all purposes of this Agreement as having been paid to the holder of Common Stock, Company Restricted Stock, Company PSUs and Company Options in respect of which such deduction or withholding was made. Parent shall pay, or shall cause to be paid, all amounts deducted and withheld pursuant to this Section 2.02(h) to the appropriate taxing authority within the period required under applicable Law.
(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
Section 2.03 Treatment of Outstanding Equity Awards.
(a) Treatment of Company PSUs. Except as set forth on Section 2.03 of the Company Disclosure Letter, immediately prior to the Effective Time, (i) each outstanding Company PSU shall be fully vested and (ii) each such Company PSU shall be cancelled and, in exchange therefor, each holder of any such cancelled Company PSU shall be entitled to receive, in consideration of the cancellation of such Company PSU and in settlement therefor, a payment in cash of an amount equal to the product of (A) the number of shares of Common Stock underlying such Company PSU, multiplied by (B) the Merger Consideration, without interest (such amounts payable hereunder, the “PSU Payments”) (less any required withholding for Taxes), with the number of shares of Common Stock underlying each Company PSU deemed to have been earned equal to the target number of Company PSUs multiplied by the greater of (x) 100% and (y) the actual level of performance of each Company PSU, calculated as of the Closing Date and using the Closing Date as the applicable measurement date (as determined by the Company Board or the applicable committee thereof in its sole discretion). Following the Effective Time, no Company PSU that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any such Company PSU shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.03(a) in exchange for such Company PSU. Subject to Section 2.03(f) and the requirements of Section 409A of the Code, the consideration payable under this Section 2.03(a) to each former holder of a Company PSU that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Company’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than during the second regularly scheduled pay period following the Effective Time), net of any required withholding for Taxes.
(b) Treatment of Company Restricted Stock. Except as set forth on Section 2.03 of the Company Disclosure Letter, immediately prior to the Effective Time, (i) each outstanding share of Company Restricted Stock shall be fully vested and (ii) in accordance with Section 2.01(c), each such share of Company Restricted Stock shall be cancelled and, in exchange therefor, each holder of any such cancelled share of Company Restricted Stock shall be entitled to receive, in consideration of the cancellation of such share of Company Restricted Stock and in settlement therefor, a payment in cash of an amount equal to the Merger Consideration, without interest (such amounts payable hereunder, the “Restricted Stock Payments”) (less any required withholding for Taxes). Following the Effective Time, no such share of Company Restricted Stock that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any such share of Company Restricted Stock shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in Section 2.01(c). Subject to Section 2.03(f), the consideration payable under Section 2.01(c) to each former holder of a share of Company Restricted Stock that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Company’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than during the second regularly scheduled pay period following the Effective Time), net of any required withholding for Taxes.
(c) Treatment of Company Options. Immediately prior to the Effective Time, (i) each outstanding Company Option shall be fully vested and (ii) each such Company Option shall be cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash of an amount equal to the product of (A) the number of shares of Common Stock subject to such Company Option multiplied by (B) (x) the Merger Consideration less (y) the per share exercise price applicable to such Company Option, without interest (such amounts payable hereunder, the “Option Payments”) (less any required withholding for Taxes). Following the Effective Time, no such Company Option that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any such Company Option shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.03(c) in exchange for such Company Option. Subject to Section 2.03(f) and the requirements of Section 409A of the Code, the consideration payable under this Section 2.03(c) to each former holder of a Company Option that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Company’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than during the second regularly scheduled pay period following the Effective Time), net of any required withholding for Taxes.
(d) Termination of Company Stock Plan. As of the Effective Time, the Company, the Company Board or the applicable committee thereof, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.03, to terminate the Company Stock Plan and to ensure that no further rights with respect to Common Stock or any other awards shall be outstanding thereunder.
(e) Treatment of Company ESPP. The provisions of Section 2.03(a), Section 2.03(b) and Section 2.03(c) shall not apply to any rights under the Company Employees Stock Purchase Plan. With respect to the Company ESPP, as soon as practicable following the date of this Agreement, the Company Board (or a committee thereof) shall adopt resolutions or take other actions as may be required to provide that no further purchase period will commence pursuant to the Company ESPP after the date hereof and no existing participant in the Company ESPP may increase their elections following the date of this Agreement. Prior to the Effective Time, the Company will take all action that may be necessary to, effective upon the Effective Time, (i) cause any Purchase Date (as defined in the Company ESPP) that would otherwise occur on or after the Effective Time, if any, to occur no later than five Business Days prior to the date on which the Effective Time occurs, (ii) make any pro rata adjustments that may be necessary to reflect the shortened purchase period, but otherwise treat such shortened purchase period as a fully effective and completed purchase period for all purposes pursuant to the Company ESPP and (iii) cause the exercise (as of no later than five Business Days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, if any, referred to in clause (iii) of the preceding sentence, the Company will apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole and fractional shares of Common Stock in accordance with the terms of the Company ESPP. Immediately prior to and effective as of the Effective Time, the Company will terminate the Company ESPP.
(f) Parent Funding. At the Effective Time, Parent shall deposit, or cause to be deposited, with the Surviving Company cash in the amount sufficient to make the payments required under Section 2.03(a), Section 2.03(b) and Section 2.03(c), and Parent shall cause the Surviving Company to make the payments required under Section 2.03(a), Section 2.03(b) and Section 2.03(c) at the time required under Section 2.03(a), Section 2.03(b) and Section 2.03(c), as applicable, or at such later time as necessary to avoid a violation of, or adverse tax consequences under, Section 409A of the Code. Parent shall cause the Surviving Company to pay the applicable PSU Payments to the holders of Company PSUs, the applicable Restricted Stock Payments to holders of Company Restricted Stock and the applicable Option Payments to holders of Company Options.
Section 2.04 No Appraisal Rights. In accordance with the CBCA, there are no appraisal rights available to holders of shares of Common Stock in connection with the Merger.
ARTICLE III

Representations and Warranties of Parent and Merger Sub
Parent and Merger Sub jointly represent and warrant to the Company that the statements contained in this Article III are true and correct except as set forth in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”). The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section or subsection shall be deemed to qualify any other section in this Article III to the extent that it is reasonably apparent that such disclosure also qualifies or applies to such other section or subsection.
Section 3.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all corporate power and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 3.02 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated by this Agreement. The Parent Board has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of Parent was present, (i) approving the execution, delivery and performance of this Agreement and (ii) determining that entering into this Agreement is in the best interests of Parent and its shareholders. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Merger Sub Board has unanimously adopted resolutions (i) approving the execution, delivery and performance of this Agreement; (ii) determining that the terms of this Agreement are in the best interests of Merger Sub and Parent, as its sole shareholder; (iii) declaring this Agreement advisable; and (iv) recommending that Parent, as sole shareholder of Merger Sub, adopt this Agreement and directing that this Agreement be submitted to Parent, as sole shareholder of Merger Sub, for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Parent, as sole shareholder of Merger Sub, has adopted and approved this Agreement. No other corporate proceedings (including, for the avoidance of doubt, any shareholder approval) on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Certificate of Merger in accordance with the relevant provisions of the CBCA). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.03 No Conflicts; Consents.
(a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii)) give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the governing or organizational documents of Parent or Merger Sub; (ii) any written contract, lease, license, indenture, note, bond, agreement, understanding, undertaking, concession, franchise or other instrument (in each case, to the extent legally binding on the parties thereto) (a “Contract”) to which either Parent or Merger Sub is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 3.03(b), as of the date hereof, any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) or Permit, in each case, applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b) No governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (each a “Permit” and collectively, the “Permits”), consent, approval, clearance, waiver or order (collectively, with the Permits, the “Consents” and each, a “Consent”) of or from, or registration, declaration, notice or filing made to or with any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative or regulatory agency or commission, or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) relevant Foreign Investment Clearances and (C) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation, foreign investment or similar Laws in order to complete the Merger and the other transactions contemplated by this Agreement, (ii) the filing of the Certificate of Merger with the Connecticut Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business and (iii) (iv) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 3.04 Information Supplied. None of the information supplied or to be supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent, Merger Sub or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.
Section 3.05 Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any of their respective Affiliates that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent, Merger Sub or any of their respective Affiliates that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
Section 3.06 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 3.07 Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. Parent is the sole shareholder of Merger Sub. Merger Sub has been formed solely for the purpose of the Merger, has not conducted any business and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation, continued existence and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
Section 3.08 Ownership of Common Stock. None of Parent, Merger Sub or any of their respective Affiliates has been, at any time during the three years prior to the date hereof, an “interested shareholder” of the Company, as defined in Section 33-844 of the CBCA. As of the date of this Agreement, except as set forth on Section 3.08 of the Parent Disclosure Letter, none of Parent, Merger Sub or their respective affiliates owns any shares of capital stock of the Company or has any rights to acquire any shares of capital stock of the Company (except pursuant to this Agreement).
Section 3.09 Financing.
(a) On or prior to the date hereof, Parent has delivered to the Company (i) a true, accurate and complete copy of an executed commitment letter, together with all annexes, schedules, exhibits and other attachments thereto, dated the date hereof, by and among Morgan Stanley Senior Funding, Inc. and Parent (the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the Debt Financing Sources party thereto have committed, on the terms and subject solely to the conditions expressly set forth therein, to provide debt financing in the applicable amount set forth therein to Merger Sub for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”) and (ii) true, accurate and complete copies of all executed fee letters associated with the Debt Commitment Letter (collectively, the “Debt Fee Letters” and, together with the Debt Commitment Letter, collectively, the “Debt Financing Letters”); provided that the Debt Fee Letters may be Customarily Redacted. Section 3.09(a) of the Parent Disclosure Letter sets forth true, accurate and complete copies of the executed commitment letters (the “Equity Commitment Letters” and, together with the Debt Financing Letters, the “Financing Commitments”) from each of the Investors pursuant to which the Investors have committed to invest the amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). The Equity Commitment Letters provide, and shall continue to provide, that the Company is a third-party beneficiary thereof.
(b) As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect, and no provisions or rights thereunder have been waived. Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent, Merger Sub and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity. Other than the Financing Commitments, as of the date hereof, there are no agreements, side letters or arrangements relating to the Financing Commitments that could affect the conditionality of the Debt Financing or the Equity Financing, and the Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Merger Sub on the terms therein. Except for the Debt Fee Letters, as of the date hereof, there are no other agreements, side letters, undertakings or arrangements (written or oral) directly or indirectly relating to the Financing Commitments that could affect the amount or availability of the Debt Financing or the Equity Financing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach of Parent or Merger Sub, or to the Knowledge of Parent, of any other party thereto, under any term or condition of the Financing Commitments; (ii) make any of the representations, warranties or assumptions or any of the statements set forth in the Financing Commitments inaccurate in any material respect; (iii) result in any of the conditions in the Financing Commitments not being satisfied; or (iv) otherwise result in or would reasonably be expected to result in any portion of the Financing not being available at or prior to the Closing (other than through the operation of additional original issue discount or additional upfront fees imposed pursuant to “flex” terms that would not reduce the net proceeds of the Debt Financing below the amount, together with the aggregate committed amount of the Equity Financing (including any increase in the aggregate committed amount of the Equity Financing after the date of this Agreement), necessary to fund the Required Amounts (as defined below)). As of the date hereof, none of the Investors nor any Debt Financing Source has notified Parent or Merger Sub of its intention to terminate any of the Financing Commitments or not to provide the Financing at or prior to the Closing. Assuming satisfaction of the conditions in Section 7.01 and Section 7.03, as of the date of this Agreement, neither Parent nor Merger Sub has reason to believe that it will be unable to satisfy, on a timely basis, any term or condition of closing to be satisfied by it with respect to the Financing Commitments or that the full amount of the Financing will not be available as of the Closing (other than through the operation of additional original issue discount or additional upfront fees imposed pursuant to “flex” terms that would not reduce the net proceeds of the Debt Financing below the amount, together with the aggregate committed amount of the Equity Financing (including any increase in the aggregate committed amount of the Equity Financing after the date of this Agreement), necessary to fund the Required Amounts). Parent has fully paid any and all commitment fees or other fees required by the Financing Commitments (or any related fee letter or engagement letter, including the Fee Letters) to be paid by it as of the date hereof. None of the Financing Commitments (or any related fee letter or engagement letter) contains any commitment fee or other fee payable by the Company or any of its Subsidiaries or Affiliates prior to Closing. The aggregate proceeds from the Financing constitute all of the financing required to be provided by Parent and Merger Sub for the consummation of the transactions contemplated by this Agreement, and are sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the consummation of the transactions contemplated by this Agreement, the payment of the aggregate Merger Consideration, the payment of the amounts contemplated by Section 2.03 and Section 5.05, all amounts that may become payable as a result of the consummation of the Merger under the Convertible Notes and the payment of all associated fees, costs and expenses related to the foregoing contemplated by this Agreement or payable in connection with the transactions contemplated by this Agreement (including any refinancing of indebtedness of the Company, Parent or any other party required in connection therewith or such other payments) (the foregoing, collectively, the “Required Amounts”). As of the date hereof, none of the Financing Commitments has been withdrawn and Parent does not know of any facts or circumstances that would result in or would reasonably be expected to result in any of the conditions set forth in the Financing Commitments not being satisfied or any portion of the Financing not being available.
(c) Parent hereby acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, none of its obligations hereunder (including the obligation to consummate the Merger and the other transactions contemplated hereby) are subject to any condition regarding Parent’s or any other Person’s ability to obtain the Financing or any other funding or financing.
Section 3.10 Guarantee.
(a) Each of the Guarantors has duly executed and delivered the Guarantee and, assuming the due authorization, execution and delivery by the other parties thereto, the Guarantee is such Guarantor’s legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.
(b) The execution and delivery by each of the Guarantors of the Guarantee does not, and the performance by each of the Guarantors of its obligations under the Guarantee and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii) below) give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Guarantor, Parent or any of their respective Affiliates under, any provision of (i) the governing or organizational documents of Parent, such Guarantor or any of their respective Affiliates; (ii) any Contract to which such Guarantor, Parent or any of their respective Affiliates is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 3.03(b), as of the date of this Agreement, any Judgment, Law or Permit, in each case, applicable to such Guarantor or Parent or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(c) No Consents of or from, or registration, declaration, notice or filing made to or with any Governmental Entity, is required to be obtained or made by or with respect to Guarantor, Parent or any of their respective Affiliates in connection with the execution and delivery of any Guarantee or its performance of its obligations under the Guarantee or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) compliance with and filings under the HSR Act, and (B) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust or competition Laws in order to complete the Merger and the other transactions contemplated by this Agreement; and (ii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(d) The Guarantors have, and will have, the financial capacity to pay and perform their obligations under the Guarantee and cash or access to available funds in an amount not less than the Guaranteed Obligations (as defined in the Guarantee) for such Guarantors to fulfill the Guaranteed Obligations under the Guarantee.
(e) The Guarantee is in full force and effect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under the Guarantee.
Section 3.11 Solvency of the Surviving Company Following the Merger. As of the Effective Time, assuming the satisfaction of the conditions set forth in Section 7.01 and Section 7.03, immediately after giving effect to the transactions contemplated by this Agreement, payment of the aggregate Merger Consideration and the other Required Amounts, repayment or refinancing of any Indebtedness in connection with the transactions contemplated by this Agreement and payment of all related fees and expenses, the Surviving Company and its Subsidiaries, on a consolidated basis, will be Solvent. For the purposes of this Section 3.11, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature and (d) such Person will not intend to incur, or believe or reasonably should believe that it would incur, debts beyond its ability to pay as they become due or as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or lines of credit, or a combination thereof, to meet its obligations as they become due.
Section 3.12 U.S. Foreign Investment Laws. Parent and Merger Sub are not foreign persons (as defined in 31 C.F.R. Part 800.224) and, to Parent’s Knowledge, the transactions contemplated by this Agreement will otherwise not result in a covered transaction (as defined in 31 C.F.R. Part 800.213) with respect to any foreign person that will receive beneficial ownership (direct or indirect) in the Company as a result of the transactions contemplated by this Agreement.
Section 3.13 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV or in any certificate delivered by the Company to Parent and Merger Sub (and notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation, projections, estimates, budgets or other information), each of Parent and Merger Sub acknowledges that (x) none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and Parent and Merger Sub are not relying on any representation or warranty of any Person except for those expressly set forth in this Agreement, (y) no person has been authorized by the Company, the Company Subsidiaries or any other Person on behalf of the Company to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available to Parent and/or its Representatives in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties. Each of Parent and Merger Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied solely on the results of its own independent investigation and the terms of this Agreement and has not relied directly or indirectly on any materials or information made available to Parent and/or its Representatives by or on behalf of the Company.

ARTICLE IV

Representations and Warranties of the Company
The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct except (i) as set forth in the Company SEC Documents furnished or filed and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) or (ii) as set forth in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Agreement, and the disclosure in any section or subsection shall be deemed to qualify any other section in this Agreement to the extent that it is reasonably apparent that such disclosure also qualifies or applies to such other section or subsection; provided, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made in this Agreement.
Section 4.01 Organization, Standing and Power. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Company Subsidiaries where the failure to be so organized, exist or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.02 Company Subsidiaries.
(a) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a Company Subsidiary, by the Company and a Company Subsidiary or by multiple Company Subsidiaries, free and clear of all material Liens, except for Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities law.
(b) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company or any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person, in each case, other than securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business consistent with past practice in all material respects.
Section 4.03 Capital Structure.
(a) The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, and 200,000 shares of preferred stock, $1.00 par value, of the Company (the “Preferred Stock” and, together with the Common Stock, the “Capital Stock”). At the close of business on January 17, 2024, (i) 28,307,496 shares of Common Stock were issued and outstanding (of which 229,636 shares consisted of shares of Company Restricted Stock), (ii) no shares of Preferred Stock were issued and outstanding, (iii) 2,421,704 shares of Common Stock were reserved and available for the grant of future awards pursuant to the Company Stock Plan, (iv) 279,847 shares of Common Stock were issuable upon the vesting or settlement of outstanding Company PSUs (assuming target performance is achieved), (v) 559,664 shares of Common Stock were issuable upon the vesting or settlement of outstanding Company PSUs (assuming maximum performance is achieved), (vi) 43,354 shares of Common Stock were issuable upon the exercise of outstanding Company Options, (vii) 277,819 Shares were reserved for issuance under the Company ESPP, and (viii) 3,056,879 shares of Common Stock were reserved for issuance upon conversion of the Convertible Notes. Except as set forth in this Section 4.03(a), at the close of business on January 17, 2024, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. As of the close of business on January 17, 2024, the Conversion Rate (as defined in the Convertible Notes Indenture) of the Convertible Notes was 15.3227 shares of Common Stock per $1,000 principal amount of the Convertible Notes.
(b) All outstanding shares of Common Stock are, and, at the time of issuance, all such shares that may be issued upon the vesting, settlement or exercise, as applicable, of Company PSUs and Company Options will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CBCA, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound. Except as set forth above in this Section 4.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by, or other obligations of, the Company or any Company Subsidiary that are linked in any way to the price of any class of Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Except for acquisitions, or deemed acquisitions, of Common Stock or other equity securities of the Company in connection with (i) the withholding of Taxes in connection with the exercise, vesting or settlement of Company Stock Awards and (ii) forfeitures of Company Stock Awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clauses (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or, other than the Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s shareholders in their capacity as such are entitled to vote (“Company Voting Debt”). None of the Company or any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company, other than customary proxy rights granted pursuant to the Collateral Documents. None of the Company or any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries. All awards of equity or equity-based compensation awards with respect to the Company or any of the Company Subsidiaries that are outstanding were granted under the Company Stock Plan. Company Stock Awards are the only types of awards that are outstanding under the Company Stock Plan.
(c) Section 4.03(c) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of each holder of Company Stock Awards, including (i) the holder’s name or employee ID number, (ii) the type of Company Stock Award, (iii) the number of the shares of Common Stock subject thereto (including, in the case of Company PSUs, the number of shares of Common Stock issuable on both target performance and maximum performance), (iv) the grant date, (v) any applicable vesting schedule, and (vi) the exercise price (if any).
Section 4.04 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Company Shareholders Meeting (the “Company Shareholder Approval”). The Board of Directors of the Company (the “Company Board”) has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of the Company was present, (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair and in the best interests of the Company and its shareholders, (ii) approving and declaring advisable the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and (iii) submitting to the Company’s shareholders for adoption and approval and recommending that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, at a duly held meeting of such shareholders for such purpose (the “Company Shareholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Certificate of Merger in accordance with the relevant provisions of the CBCA). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
Section 4.05 No Conflicts; Consents.
(a) The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii)) give rise to a right of termination, cancellation or acceleration of any obligation (other than pursuant to any Company Benefit Plan), any obligation to make an offer to purchase or redeem any capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Shareholder Approval is obtained), (ii) any Material Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), as of the date hereof, to the Knowledge of the Company, any Permit, Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b) No Consent of or from, or registration, declaration, notice or filing made to or with, any Governmental Entity (other than as a party to any Government Contract or as the ultimate customer of any Government Contract) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Proxy Statement in preliminary and definitive forms, and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement (including the requirement under the Exchange Act for the shareholders of the Company to approve or disapprove, on an advisory basis, certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger); (ii) (A) compliance with and filings under the HSR Act, (B) relevant Foreign Investment Clearances and (C) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation, foreign investment or similar Laws in order to complete the Merger and the other transactions contemplated by this Agreement; (iii) the filing of the Certificate of Merger with the Connecticut Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business; (iv) compliance with the NYSE rules and regulations; and (v) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(c) The Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary for the adoption of this Agreement.
Section 4.06 SEC Documents; Undisclosed Liabilities.
(a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since December 31, 2022 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement, being collectively referred to as the “Company SEC Documents”).
(b) Each Company SEC Document (i) at the time filed or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or, if amended or supplemented by a filing or amendment or supplement prior to the date of this Agreement, then at the time of such filing or amendment or supplement) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments).
(c) Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of September 29, 2023 (or the notes thereto) (the “Balance Sheet”) included in the Filed Company SEC Documents, (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, (iii) for liabilities and obligations that have been incurred in the ordinary course of business consistent with past practice in all material respects since September 29, 2023 and (iv) for liabilities and obligations that have been discharged or paid in full in the ordinary course of business consistent with past practice in all material respects, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP, that individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there are no (A) unconsolidated Subsidiaries of the Company, or (B) off-balance sheet arrangements to which the Company or any of the Company Subsidiaries is a party of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Documents or any obligations of the Company or any of the Company Subsidiaries to enter into any such arrangements.
(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents.
(e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.
(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(g) None of the Company Subsidiaries is, or has at any time since December 31, 2022 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
Section 4.07 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference therein.
Section 4.08 Absence of Certain Changes or Events. From September 29, 2023 to the date of this Agreement, there has not occurred any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From September 29, 2023 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course of business consistent with past practice in all material respects.
Section 4.09 Taxes. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:
(a) (i) each of the Company and the Company Subsidiaries has timely filed, taking into account any extensions, all federal income and other material Tax Returns required to have been filed and such Tax Returns are accurate and complete; (ii) each of the Company and the Company Subsidiaries has paid all federal income and other material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and have been adequately reserved to the extent required under GAAP; (iii) as of the date hereof, no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any Company Subsidiary, which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and has been adequately reserved to the extent required under GAAP; (iv) none of the Company or any Company Subsidiary has failed to withhold, collect or timely remit all amounts required to have been withheld, collected and remitted in respect of Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, shareholder or other third party; (v) as of the date hereof, no claim has been made in writing by any taxing authority in any jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns that such Person is or may be subject to taxation in that jurisdiction; and (vi) none of the Company or any Company Subsidiary has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law) or as a transferee or successor.
(b) None of the Company or any Company Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement that remains in effect (other than such an agreement or arrangement exclusively between or among the Company and Company Subsidiaries or customary gross-up or indemnity provisions in any credit agreement, indenture, employment agreement, purchase agreement or similar commercial contract, the primary purpose of which does not relate to Taxes). None of the Company or any Company Subsidiary is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Company or a Company Subsidiary is or was the common parent).
(c) Within the past two years, none of the Company or any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
(d) None of the Company or any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of state or foreign Law).
(e) Except with respect to the representations and warranties set forth in Section 4.10 (to the extent expressly related to Taxes), the representations and warranties set forth in this Section 4.09 are the Company’s sole and exclusive representations relating to Taxes.

Section 4.10 Employee Benefits.
(a) Section 4.10(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete list of all material Company Benefit Plans. For purposes of this Agreement, (i) “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other employment, individual consulting, bonus, deferred compensation, incentive compensation, equity or equity-based award, retention, change in control, transaction bonus, severance or termination pay, hospitalization, medical, dental, vision, life insurance, disability or sick leave benefit, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, in each case, (A) that is maintained, sponsored or contributed to by the Company or any Company Subsidiary in respect of any current or former directors, officers or employees of the Company or any Company Subsidiary and (B) to which the Company or any Company Subsidiary would reasonably be expected to have any material liability; provided that in no event shall a Company Benefit Plan include any arrangement operated by a Governmental Entity, and (ii) “International Benefit Plan” means each Company Benefit Plan that covers current or former directors, officers or employees of the Company or any Company Subsidiary who are located primarily outside of the United States.
(b) Copies of the following materials have been made available to Parent with respect to each material Company Benefit Plan in existence as of the date hereof, in each case to the extent applicable: (i) the plan document and all amendments thereto, (ii) the current determination letter or opinion letter from the Internal Revenue Service (the “IRS”), (iii) the current summary plan description and any summary of material modifications, (iv) the most recent annual report on Form 5500 filed with the IRS, (v) the most recently prepared actuarial reports and financial statements and (vi) for each material International Benefit Plan, any applicable documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents required to be provided in clauses (ii) through (v).
(c) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been operated and administered in accordance with its terms and applicable Law (including ERISA and the Code), (ii) there is no pending or, to the Knowledge of the Company, threatened assessment, complaint, proceeding or investigation of any kind in any Governmental Entity with respect to any Company Benefit Plan (other than routine claims for benefits), (iii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and no circumstances exist that would reasonably be expected to result in any such letter being revoked, (iv) each International Benefit Plan, if intended to qualify for special Tax treatment, meets all applicable requirements, and if required to be funded, book-reserved or secured by an insurance policy, is so fully funded, book-reserved or secured, based on reasonable actuarial assumptions, (v) no Company Benefit Plan is or has at any time been covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA and (vi) neither the Company nor any Company Subsidiary has, within the past six years, maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any actual or contingent liability under a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(d) Except as contemplated by the terms of this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Merger will (i) entitle any current or former director, officer or employee of the Company or any Company Subsidiary to any material payment or benefit, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, officer or employee, (iii) accelerate the time of payment or vesting of any material amounts due to any such current or former director, officer or employee or (iv) result in any amounts payable or benefits provided to any such current or former director, officer or employee to fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.
(e) The representations and warranties set forth in this Section 4.10 are the Company’s sole and exclusive representations relating to employee benefits matters of any kind.
Section 4.11 Litigation. As of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
Section 4.12 Compliance with Applicable Laws. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2021 through the date hereof, to the Knowledge of the Company, the business of the Company and the Company Subsidiaries has been conducted in accordance with all Laws applicable thereto. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2021 through the date hereof, to the Knowledge of the Company, the business of the Company and the Company Subsidiaries has at all times maintained and been in compliance with all material Permits required by all Laws applicable thereto.
Section 4.13 Environmental Matters. To the Knowledge of the Company, the Company and the Company Subsidiaries are (a) in compliance with applicable federal, state, provincial and local laws governing pollution or the protection of human health or the environment (“Environmental Law”), which compliance includes possession of required permits and authorizations; (b) as of the date hereof, none of the Company or any Company Subsidiary has received any written notice that remains outstanding from a Governmental Entity that alleges that the Company or any Company Subsidiary is in violation of applicable Environmental Law; and (c) as of the date hereof, there are no unresolved legal or administrative proceedings or written demands pending alleging that the Company or any Company Subsidiary is liable for response actions to address a “release” of a “hazardous substance,” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., except with respect to any of the foregoing under clauses (a), (b) or (c) as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The representations and warranties set forth in this Section 4.13 are the Company’s sole and exclusive representations relating to environmental matters of any kind.
Section 4.14 Contracts.
(a) As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.
(b) Section 4.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete (in all material respects) list, and the Company has made available to Parent true and complete (in all material respects) copies, of:
(i) each Contract to which the Company or any of the Company Subsidiaries is a party that restricts in any material respect the ability of the Company or any Company Subsidiaries to compete in any line of business or geographic area and that is material to the Company and the Company Subsidiaries, taken as a whole;
(ii) each Contract pursuant to which any material amount of Indebtedness (other than any Indebtedness described in clause (iv) of the definition of Indebtedness) of the Company or any of the Company Subsidiaries is outstanding or may be incurred by its terms;
(iii) each material partnership, joint venture or similar Contract to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company Subsidiaries or securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business;
(iv) each material Contract between the Company or any Company Subsidiary, on the one hand, and, on the other hand, any (A) present executive officer or director of either the Company or any of the Company Subsidiaries, (B) record or beneficial owner of more than 5% of the shares of Common Stock outstanding as of the date hereof or (C) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries), in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed Company SEC Documents;

(v) each Contract relating to the disposition or acquisition by the Company or any of the Company Subsidiaries, with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than any such Contract entered into in the ordinary course of business; and
(vi) each Contract to which the Company or any Company Subsidiary is a party that could reasonably be expected to involve aggregate payments during calendar year 2024 or any subsequent 12-month period of at least $20 million and which is not terminable by either party on less than 60 days’ written notice without material penalty, except for any such Contract which is entered into in the ordinary course of business.
Notwithstanding the foregoing, the following Contracts shall not be required to be listed on Section 4.14(b) of the Company Disclosure Letter, shall not be required to be made available to Parent pursuant to this Section 4.14(b), and shall not be deemed a “Material Contract” for any purposes hereunder (whether or not a Filed Company Contract): (1) any Company Benefit Plan or Collective Bargaining Agreement, (2) any Contract between the Company, on the one hand, and one or more Company Subsidiaries, on the other hand, or between one or more Company Subsidiaries, (3) any Contract concerning Intellectual Property Rights, which are the subject of Section 4.17 and (4) any Real Estate Lease, which are the subject of Section 4.16 (any such Contract in clauses (1) through (4), an “Excluded Contract”). Each Contract described in this Section 4.14(b) and each Filed Company Contract, in each case, other than any Excluded Contract, is referred to herein as a “Material Contract.”
(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity; (ii) each such Material Contract is in full force and effect; and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clauses (i) or (ii), with respect to any Material Contract that expires by its terms (as in effect as of the date hereof) or which is terminated in accordance with the terms thereof by the Company in the ordinary course of business consistent with past practice in all material respects.
Section 4.15 Government Contracts.
(a) Each Government Contract that is also a Material Contract and for which the period of performance has not expired or terminated or final payment has not been received or which remains open to audit as of the date hereof (each, an “Active Government Contract”) was, to the Knowledge of the Company, legally awarded.
(b) Since December 31, 2022 through the date of this Agreement, (A) no Governmental Entity nor any prime contractor or higher-tier subcontractor under any Active Government Contract has notified the Company or one of the Company Subsidiaries in writing of any actual or alleged violation or breach of any contract term that could be reasonably expected to adversely and materially affect the collectability of any receivable or the award of Active Government Contracts in the future, (B) the Company and the Company Subsidiaries have not received a written cure notice, show cause notice, stop work order or deficiency notice relating to Active Government Contracts that could be reasonably expected to adversely and materially affect the collectability of any receivable or the award of Active Government Contracts in the future, and (C) no Active Government Contract awarded to the Company or the Company Subsidiaries has been terminated for default or cause, and neither the Company nor the Company Subsidiaries have been threatened in writing with termination for default or cause that remains unresolved with respect to any Active Government Contract.
(c) Since December 31, 2022, the Company, the Company Subsidiaries, and their respective Principals (as defined in FAR 2.101 and 52.209-5) have not been debarred, suspended or proposed for suspension or debarment or otherwise excluded from participation in the award of any Government Contract.
Section 4.16 Properties.
(a) Section 4.16(a) of the Company Disclosure Letter contains, as of the date of this Agreement, a complete and correct list of all material real property owned in fee simple, in whole or in part, by the Company and each Company Subsidiary (such real property, the “Owned Real Property”). The Company and each Company Subsidiary has good and valid title to the Owned Real Property except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All of the Owned Real Property is owned free and clear of all material Liens, except for Permitted Liens.
(b) Section 4.16(b) of the Company Disclosure Letter contains, as of the date of this Agreement, a true and complete (in all material respects) list of all material real property that is leased, subleased, sub-subleased, or licensed to the Company and the Company Subsidiaries, as applicable, and sets forth a list of any and all material leases, subleases, sub-subleases and licenses to which the Company or any Company Subsidiary is a party (it being understood that, no lease, sublease, sub-sublease or license with respect to an individual branch shall be deemed material) with respect thereto (collectively, the “Real Estate Leases”). True and complete (in all material respects) copies of all material Real Estate Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) have been made available to Parent.
(c) Each Real Estate Lease (i) is in full force and effect and constitutes the valid and legally binding obligation of the Company or the applicable Company Subsidiary which is a party thereto, as applicable, enforceable in accordance with its terms, subject to: (A) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; (ii) has not been amended or modified in any material respect except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Parent; and (iii) except with respect to any Permitted Liens granted under the terms of any of the Real Estate Leases, has not been assigned in any manner by the Company or any of the applicable Company Subsidiaries, other than, in each case, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.
(d) Neither the Company nor any of the Company Subsidiaries has received a written notice of default under any Real Estate Lease during the last six months through the date hereof which remains uncured.
Section 4.17 Intellectual Property.
(a) Section 4.17(a) of the Company Disclosure Letter sets forth a complete and correct (in all material respects) list, as of the date hereof, of all registrations and applications for registration for Patents, Trademarks and Copyrights owned by the Company and the Company Subsidiaries (“Registered Intellectual Property Rights”).
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary owns, is licensed or otherwise has the right to use all Intellectual Property Rights material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole; provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation, or other violation of third-party Intellectual Property Rights. The Company or a Company Subsidiary is the owner of all Registered Intellectual Property Rights, in each case, free and clear of all Liens other than Permitted Liens, except where the lack of such ownership, individually or in the aggregate, has not had and, to the Knowledge of the Company, would not reasonably be expected to have a Company Material Adverse Effect.
(c) To the Knowledge of the Company, as of the date hereof, the operation of the business of the Company and the Company Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party in any material respect, and, as of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing that alleges that the conduct of its business as currently conducted by the Company and the Company Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of any third parties that, in each case, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. The foregoing representation and warranty in this Section 4.17(c) is the sole and exclusive representation and warranty herein with respect to any actual or alleged infringement, misappropriation, or other violation of Intellectual Property Rights by the Company or any Company Subsidiary.

(d) To the Knowledge of the Company, as of the date hereof, the Registered Intellectual Property Rights are not being infringed, misappropriated or otherwise violated by any Person, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and, as of the date hereof, no such claims are pending or threatened in writing against any Person by the Company or any Company Subsidiary.
(e) The representations and warranties set forth in this Section 4.17 are the Company’s sole and exclusive representations and warranties relating to intellectual property matters of any kind.
Section 4.18 Labor Matters.
(a) Section 4.18(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all Collective Bargaining Agreements to which any of the Company or the Company Subsidiaries is a party (other than national, industry-wide or sector-specific agreements outside of the United States).
(b) As of the date of this Agreement, except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to employees of the Company or any Company Subsidiary: (i) there are no labor strikes, walkouts or lockouts pending or, to the Company’s Knowledge, threatened in writing and (ii) to the Knowledge of the Company, no Labor Organization or group of employees has made a presently pending written demand for recognition or certification and there are no representation or certification proceedings or petitions by any Labor Organization seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened in writing, to be brought or filed with the National Labor Relations Board or any similar labor-related Governmental Authority outside the United States.
(c) The representations and warranties set forth in this Section 4.18 are the Company’s sole and exclusive representations relating to labor matters of any kind.
Section 4.19 Anti-Takeover Provisions.
(a) Assuming the accuracy of the representation contained in Section 3.08, no further action is required by the Company Board or any committee thereof or the shareholders of the Company to ensure that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 33-841 to 33-844 of the CBCA) is, or at the Effective Time will be, applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.
(b) There is no other state anti-takeover statute or regulation, any takeover-related provision in the Company Charter or the Company Bylaws, or any shareholder rights plan or similar agreement applicable to Parent, this Agreement, the Merger or the other transactions contemplated by this Agreement that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger.
Section 4.20 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
Section 4.21 Opinion of Financial Advisor. The Company has received the oral opinion of the Company Financial Advisor, to be confirmed in writing, to the effect that, as of the date of this Agreement, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Common Stock (other than Affiliates of Parent). A copy of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Company.
Section 4.22 Insurance. Except as would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, all insurance policies of the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and the Company Subsidiaries operate, and as is sufficient to comply with applicable Law.

Section 4.23 Interested Party Transactions. As of the date hereof, except as disclosed in the Company’s definitive proxy statements included in the Company SEC Documents, no event has occurred and no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.
Section 4.24 No Other Representations or Warranties. Except for the representations and warranties contained in Article III or in any certificate delivered by Parent or Merger Sub to the Company (and notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, projections, estimates, budgets or other information), the Company acknowledges that (x) none of Parent, the Parent Subsidiaries (including Merger Sub) or any other Person on behalf of Parent makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and the Company is not relying on any representation or warranty of any Person, except for those expressly set forth in this Agreement and (y) no person has been authorized by Parent, the Parent Subsidiaries (including Merger Sub) or any other Person on behalf of Parent to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity.
ARTICLE V

Covenants Relating to Conduct of Business
Section 5.01 Conduct of Business by the Company. Except (i) as set forth in the Company Disclosure Letter, (ii) as expressly permitted, contemplated or required by this Agreement, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (x) conduct the business of the Company and each Company Subsidiary in the ordinary course of business consistent with past practice in all material respects and (y) use its commercially reasonable efforts to preserve its relationships with customers, suppliers, partners, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business will not be materially impaired on the Closing Date; provided, however, that no action or failure to take action with respect to matters specifically addressed by any of the provisions of the next sentence shall constitute a breach under this sentence unless such action or failure to take action would constitute a breach of such provision of the next sentence. In addition, and without limiting the generality of the foregoing, except (i) as set forth in Section 5.01 of the Company Disclosure Letter, (ii) as expressly permitted, contemplated or required by this Agreement, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:
(a) (i) declare, set aside or pay any dividends (except for quarterly cash dividends consistent with past practice) on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect Company Subsidiary to its parent, (ii) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b), or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Common Stock or other equity securities of the Company in connection with (A) the withholding of Taxes in connection with the exercise, vesting and settlement of Company Stock Awards, (B) forfeitures of Company Stock Awards, (C) any distribution or payment (including upon settlement of any conversions) under the Convertible Notes and (D) the settlement of any Capped Call Transactions; provided that the Company may repay the Convertible Notes at scheduled maturity thereof in accordance with the terms of the Convertible Note Indenture;
(b) except for (x) transactions among the Company and one or more Company Subsidiaries or among one or more Company Subsidiaries and (y) arrangements in connection with or comprising the Capped Call Transactions, issue, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws) (i) any shares of capital stock of the Company or any Company Subsidiary other than the issuance of Common Stock upon the exercise, vesting or settlement of Company Stock Awards or conversion of the Convertible Notes, in each case in accordance with the terms thereof, (ii) any other equity interests or voting securities of the Company or any Company Subsidiary (except pursuant to any Liens created in connection with the Credit Agreement), (iii) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (iv) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (v) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or (vi) any Company Voting Debt;
(c) (i) amend the Company Charter or the Company Bylaws, except as may be required by Law or the rules and regulations of the SEC or the NYSE, (ii) amend in any material respect the comparable charter or organization documents of any Company Subsidiary, or (iii) adopt a shareholders’ rights plan or enter into any agreement with respect to the voting of its capital stock;
(d) make or adopt any change in its accounting methods, principles or practices, change its fiscal year or revalue of any of its material assets, except, in each case, insofar as may be required by a change in GAAP or Law (or interpretations thereof);
(e) directly or indirectly acquire or agree to acquire in any transaction any material equity interest in or material business of any Person or material division thereof (including by way of acquisition of any material properties or assets thereof), except acquisitions (i) to the extent permitted under Section 5.01(o), (ii) acquisitions with a value in an amount not to exceed $2,000,000 in the aggregate or (iii) acquisitions with respect to transactions between the Company, on the one hand, and any Company Subsidiary, on the other hand, or between Company Subsidiaries;
(f) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any material properties or assets or any material interests therein other than (i) in the ordinary course of business consistent with past practice in all material respects, (ii) in an amount not to exceed $1 million in the aggregate, (iii) with respect to transactions between the Company, on the one hand, and any Company Subsidiary, on the other hand, or between Company Subsidiaries, (iv) imposition of Liens on all assets of the Company and the Company Subsidiaries pursuant to the terms of the Credit Agreement and any ancillary agreements contemplated thereby or (v) assets that are at the end of their useful life or statutory term;
(g) assign, transfer, cancel, amend, modify, fail to use commercially reasonable efforts to renew or fail to use commercially reasonable efforts to extend any material Company Permit;
(h) settle or compromise any material litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration that involve the payment of monetary damages (excluding monetary damages that are fully covered by the Company’s insurance policies) in an amount not in excess of $1 million individually or $2 million in the aggregate by the Company or any Company Subsidiary and do not impose material restrictions on the business or operations of the Company and the Company Subsidiaries, taken as whole, in each case, except as permitted by Section 6.05 and except for claims and litigation with respect to which an insurer (but neither the Company nor any Company Subsidiary) has the right to control the decision to settle;
(i) abandon, allow to lapse, cancel, convey title to (in whole or in part) or exclusively license any material Intellectual Property Rights owned by the Company or any Company Subsidiary, other than in the ordinary course of business;
(j) cancel, materially reduce, terminate or fail to use commercially reasonable efforts to (i) keep in force material insurance policies and (ii) in the event of a termination, cancellation or lapse of any material insurance policies, obtain replacement policies (which may be via self-insurance) providing insurance coverage with respect to the material assets, operations and activities of the Company and the Company Subsidiaries as is currently in effect in all material respects;

(k) make, change or revoke any material election with respect to Taxes (other than any initial elections with respect to any newly formed entity), file any amended material Tax Return, settle or compromise any material Tax liability, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund, in each case other than in the ordinary course of business consistent with past practice in all material respects;
(l) (i) materially increase the compensation or benefits payable to any current or former director, officer or employee of the Company or any Company Subsidiary, except for market-based increases and merit or promotion-based increases in compensation as part of the Company’s and the Company Subsidiaries’ normal review process; (ii) accelerate the time of payment, funding or vesting of any compensation or benefits payable to any current or former director, officer or employee of the Company or any Company Subsidiary; or (iii) terminate or materially amend any material Company Benefit Plan or adopt or enter into any plan, agreement or arrangement that would be a material Company Benefit Plan if in effect on the date hereof, in each case other than (A) as required by the terms of any Company Benefit Plan or (B) in the ordinary course of business consistent with past practice in all material respects;
(m) (i) hire any employees whose annual base salary exceeds $215,000, other than hiring any such employee to (1) replace an employee who dies, becomes disabled, resigns or whose employment is terminated or (2) fill a requisition that is open as of the date of this Agreement or (ii) terminate the employment of any employee whose annual base salary exceeds $215,000, other than terminations of employment for cause as determined by such employee’s employing entity;
(n) (i) recognize or certify any Labor Organization as the bargaining representative for any employees of the Company or its Subsidiaries or (ii) implement any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions, in each case, that require notice to affected employees pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local law (“WARN”);
(o) make or authorize capital expenditures except (i) as budgeted in the Company’s current plan that was made available to Parent (the “Capital Expenditures Plan”); (ii) otherwise in an amount not to exceed $10 million in the aggregate; (iii) emergency capital expenditures; or (iv) to the extent permitted under Section 5.01(e)(i);
(p) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiaries;
(q) except with respect to any intercompany arrangements, (i) incur any Indebtedness for borrowed money or guarantee the Indebtedness for borrowed money, except for (1) Indebtedness incurred under the Credit Agreement for working capital purposes or in connection with payments to be made under the Convertible Notes, including without limitation the retirement or repayment of the Convertible Notes (together with all accrued interest, fees and other expenses) at maturity, in each case, in accordance with their respective terms or (2) capital leases, purchase money financing for personal property, equipment financing and letters of credit in the ordinary course of business consistent with past practice; (ii) make any loans or advances to any Person that is not a Company Subsidiary (except for extensions of credit to customers in the ordinary course of business); or (iii) make any capital contributions to, or investments in, any Person that is not a Subsidiary of the Company;
(r) waive, release or assign any material rights or claims under, or enter into, renew, affirmatively determine not to renew, materially amend, materially modify, terminate, cancel, exercise any options or rights of first offer or refusal under or terminate any Material Contract, material Real Estate Lease, Filed Company Contract, or any Contract that would be a Filed Company Contract, Material Contract or material Real Estate Lease if in existence on the date hereof;
(s) conduct business or operations in Russia, including selling or delivering the Company’s products into Russia or seeking exemptions to U.S. economic sanctions for such activities;
(t) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC, in each case, that would be required to be disclosed pursuant to Item 404; or
(u) agree to take any of the foregoing actions.

Section 5.02 Conduct of Business by Parent. Except as expressly permitted, contemplated or required by this Agreement, as required by applicable Law or with the prior written consent of the Company, from the date of this Agreement to the Effective Time, each of Parent and Merger Sub shall not, and shall cause each of their respective Affiliates not to, take any actions or omit to take any actions that would or would be reasonably likely to materially impair, interfere with, hinder or delay the ability of Parent, the Company or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement.
Section 5.03 No Control. Nothing contained in this Agreement shall give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.04 No Solicitation by the Company; Company Board Recommendation.
(a) Except as permitted by Section 5.04(b) or Section 5.04(e), from the date hereof, the Company shall, and shall cause each of the Company Subsidiaries, and its and their officers, directors, managers or employees, and shall instruct its accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”), to: (i) immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any Alternative Proposal or any proposal that would reasonably be expected to result in an Alternative Proposal; and (ii) until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, subject to the other provisions of this Section 5.04, not, and not to publicly announce any intention to, directly or indirectly, (A) solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Alternative Proposal (an “Inquiry”) (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 5.04 (such as answering unsolicited phone calls) shall not be deemed to “facilitate” for purposes of, or otherwise constitute a violation of, this Section 5.04), (B) furnish non-public information regarding the Company and the Company Subsidiaries, afford access to the Company or the Company Subsidiaries to or host any meeting (including by telephone or videoconference) with any Person in connection with an Inquiry or an Alternative Proposal, (C) enter into, continue or maintain discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal, (D) otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations (other than informing Persons of the provisions set forth in this Section 5.04 or contacting any person making an Alternative Proposal to ascertain facts or clarify terms and conditions for the sole purpose of the Company Board reasonably informing itself about such Alternative Proposal) regarding, or furnish or cause to be furnished to any Person or “Group” any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to result in, an Alternative Proposal, (E) approve, agree to, accept, endorse or recommend any Alternative Proposal, (F) submit to a vote of its shareholders, approve, endorse or recommend any Alternative Proposal, (G) effect any Adverse Recommendation Change or (H) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for Acceptable Confidentiality Agreements).
(b) Notwithstanding anything to the contrary in Section 5.04(a), if the Company or any Company Subsidiary or any of its or their respective Representatives receives an Alternative Proposal by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) at any time prior to the Company Shareholders Meeting, the Company and its Representatives may, prior to (but not after) the Company Shareholders Meeting, take the actions set forth in clauses (i), (ii) and/or (iii) of this Section 5.04(b) if the Company Board (or any committee thereof) has determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in response to such Alternative Proposal, pursuant to the prior execution of (and the Company and/or Company Subsidiaries may

enter into) an Acceptable Confidentiality Agreement; (ii) enter into and maintain discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal; and (iii) engage in the activities otherwise described in this Section 5.04 with respect to any Person, subject in the case of this clause (iii) to the terms and conditions set forth in this Section 5.04(b).
(c) Reasonably promptly (but in no event more than 48 hours) following receipt (to the Knowledge of the Company) of any Alternative Proposal or any Inquiry, the Company shall advise Parent in writing of the receipt of such Alternative Proposal or Inquiry, and the terms and conditions of such Alternative Proposal or Inquiry (including, in each case, the identity of the Person or Group making any such Alternative Proposal or Inquiry), and the Company shall as reasonably promptly as practicable provide to Parent (i) a copy of such Alternative Proposal or Inquiry, if in writing; or (ii) a summary of the material terms of such Alternative Proposal or Inquiry, if oral. The Company agrees that it shall reasonably promptly provide to Parent any non-public information concerning the Company or any of its Subsidiaries that may be provided (pursuant to Section 5.04(b)) to any other Person or Group in connection with any such Alternative Proposal that has not previously been provided to Parent. In addition, the Company shall keep Parent reasonably informed on a prompt basis of any material developments regarding the Alternative Proposal or any material change to the terms or status of the Alternative Proposal or Inquiry (in each case in a manner that is not unduly disruptive of the Company’s ability to conduct good faith discussions in accordance with this Section 5.04 with the party making such Alternative Proposal and its Representatives).
(d) Notwithstanding anything herein to the contrary, at any time prior to the Company Shareholders Meeting, the Company Board may (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (including, for the avoidance of doubt, recommending against the Merger) in response to an Intervening Event or a Superior Proposal (any of the foregoing being an “Adverse Recommendation Change”) and (ii) if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.04(d)), terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement (so long as such Superior Proposal did not result from a material breach of this Section 5.04), in the case of clauses (i) and (ii), if the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided that the Company Board may not make an Adverse Recommendation Change or, in the case of a Superior Proposal, terminate this Agreement pursuant to Section 8.01(d), unless:
(i) the Company has provided prior written notice to Parent at least three Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Parent in reasonable detail of the circumstances giving rise to the Adverse Recommendation Change, and, in the case of a Superior Proposal, that the Company Board has received a Superior Proposal and shall include a copy of such Superior Proposal (or, where no such copy is available, a description of the material terms and conditions of such Superior Proposal) and in the case of an Intervening Event, the material facts and circumstances relating to such Intervening Event;
(ii) during the Notice Period, the Company has negotiated with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute (in the judgment of the Company Board) a Superior Proposal, or in cases not involving a Superior Proposal, the failure to make such Adverse Recommendation Change (in the judgment of the Company Board after consultation with the Company’s financial advisors and outside legal counsel) would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; and
(iii) following the Notice Period, the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, and after consultation with the Company’s financial advisors and outside legal counsel, that, in the case of a Superior Proposal, such Superior Proposal remains a Superior Proposal or, in cases not involving a Superior Proposal, that the failure to make such Adverse Recommendation Change continues to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

If during the Notice Period any material revisions (it being understood that a change in price per share shall be a material revision) are made to the Superior Proposal or any material change to the facts and circumstances relating to the Adverse Recommendation Change, the Company shall deliver a new written notice to Parent and shall comply with the requirements of Section 5.04(c) with respect to such new written notice and of Section 5.04(d); provided, however, that for purposes of this sentence, references to the three Business Day period above shall be deemed to be references to a two Business Day period.
(e) Except as expressly permitted by Section 5.04(d), the Company Board shall not, and shall not publicly propose to: (i) (A) withhold, withdraw, qualify or modify or amend, in each case, in a manner adverse to Parent or Merger Sub, the Company Recommendation; (B) authorize, approve, adopt or recommend, or otherwise declare advisable, any Acquisition Proposal; (C) take any action, or make any recommendation or public statement in connection with any Acquisition Proposal that is a tender offer or exchange offer other than an unequivocal recommendation against such offer; provided that nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act in which the Company Board expressly reaffirms the Company Recommendation, or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any disclosure to the Company’s shareholders if the Company Board (after consultation with outside legal counsel) concludes that its failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, further, that any such communication or disclosure shall include an express reaffirmation of the Company Recommendation and that, if such disclosure does not reaffirm the Company Recommendation or has the effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be an Adverse Recommendation Change and Parent shall have the right to terminate this Agreement as set forth in Section 8.01(f) hereto, or (D) or fail to reaffirm the Company Recommendation within five (5) Business Days after receiving a request to do so from Parent; or (ii) cause or permit the Company or any of the Company Subsidiaries to enter into any Acquisition Agreement or otherwise resolve or agree to do so. For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change; provided that the Company shall include an express reaffirmation of the Company Recommendation in any such statement.
(f) For purposes of this Agreement:
(i) “Alternative Proposal” means any proposal or offer (whether or not in writing), with respect to any (A) merger, consolidation, share exchange, other business combination or similar transaction involving the Company that would result in any Person or “Group” beneficially owning twenty percent (20%) or more of the outstanding equity interests of the Company or any successor or parent company thereto, (B) sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or “Group” of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (D) transaction in which any Person (or the shareholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).
(ii) “Intervening Event” means an event, fact, development or occurrence (other than any event, fact, development or occurrence resulting from a material breach of this Agreement by the Company) with respect to the Company and the Company Subsidiaries or the business of the Company and the Company Subsidiaries, in each case taken as a whole, that (a) is neither known, nor reasonably foreseeable with respect to substance or timing (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable), by the Company Board as of or prior to the execution and delivery of this Agreement and (b) first occurs, arises or becomes known to the Company Board after the execution and delivery of this Agreement and on or prior to the date of the Company Shareholders Approval; provided that (A) any event, fact, development or occurrence that involves or relates to an Acquisition Proposal or a Superior Proposal or any inquiry or communications or matters relating thereto, (B) any event, fact, development or occurrence that results from the announcement, pendency and consummation of this Agreement or the Merger or any actions required to be taken or to be refrained from being taken pursuant to this Agreement, (C) the fact that the Company meets or exceeds any internal or analysts’ expectations or projections, or (D) any changes or lack thereof after the date hereof in the market price or trading volume of the Shares, individually or in the aggregate, will not be deemed to constitute an Intervening Event.
(iii) “Superior Proposal” means any bona fide proposal or offer made by a third party or “Group” pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the shareholders of such third party) or “Group” would acquire, directly or indirectly, more than 50% of the Common Stock or assets of the Company and the Company Subsidiaries, taken as a whole; (A) on terms which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the holders of Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement) and (B) the conditions to the consummation of which are all reasonably capable of being satisfied, taking into account all financial, regulatory, legal and other aspects of such proposal.
(iv) “Acceptable Confidentiality Agreement” means a confidentiality agreement entered into in compliance with the terms of this Agreement and containing terms not materially less favorable in the aggregate to the Company than the terms set forth in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making any Alternative Proposal, acquiring the Company or taking any other similar action); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Agreement.
Section 5.05 Credit Agreement Pay-off. The Company shall use commercially reasonable efforts to cause the agent under the Credit Agreement to deliver to the Company (and the Company shall provide to Parent) on or prior to the Closing Date an executed payoff letter in customary form with respect to the Credit Agreement (the “Pay-off Letter”). The Pay-off Letter shall (a) indicate the Credit Agreement Payoff Amount and state that, upon receipt of the Credit Agreement Payoff Amount, the Credit Agreement and all related loan documents shall be terminated (subject to customary reinstatement language, customary exceptions for contingent obligations thereunder that are not yet due and payable, and subject to the survival of provisions which by their express terms survive any such termination and provisions with respect to any obligations in respect of any letters of credit that may survive Closing) and (b) provide that all Liens (other than Liens on cash collateral securing any letters of credit that may survive Closing) and all guarantees in connection with the Credit Agreement relating to the assets and properties of the Company or any Company Subsidiaries securing such obligations shall be released and terminated upon the payment of the Credit Agreement Payoff Amount. The Parent shall pay (or cause to be paid) to each Person designated in the Pay-off Letter, by wire transfer of immediately available funds, an aggregate amount equal to the Credit Agreement Payoff Amount upon the Closing Date. Parent shall reasonably cooperate with the Company’s efforts under this Section 5.05.
ARTICLE VI

Additional Agreements
Section 6.01 Preparation of the Proxy Statement; Company Shareholders Meeting.
(a) As reasonably promptly as practicable (and in any event within thirty (30) days) following the date of this Agreement (or as otherwise mutually agreed between the Company and Parent), the Company shall prepare and cause to be filed with the SEC a proxy statement to be sent to the Company’s shareholders relating to the Company Shareholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Parent shall furnish all information concerning Parent and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by the Company to be included therein. The Company shall reasonably promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts (x) to respond as reasonably promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Parent will cooperate in connection therewith, (y) to ensure that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and (z) to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Shareholders Meeting as promptly as reasonably practicable after the date of this Agreement, and in no event more than seven (7) Business Days after the earlier of (x) the date on which the SEC confirms that it has no further comments on the Proxy Statement and (y) the date that is ten (10) days after the date the Proxy Statement is filed with the SEC if the SEC has not provided any comments with respect to such Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on the Proxy Statement or response (including the proposed final version of the Proxy Statement or response) and (ii) shall consider in good faith all comments reasonably proposed by Parent.
(b) If prior to the Effective Time any change occurs with respect to information supplied by Parent or its Affiliates for inclusion in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall reasonably promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, and as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).
(c) If prior to the Effective Time any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall reasonably promptly notify Parent of such event, and the Company shall as reasonably promptly as practicable file any necessary amendment or supplement to the Proxy Statement with the SEC and, as required by Law, disseminate the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).
(d) In accordance with the Company’s organizational documents and the requirements of the NYSE, the Company shall use reasonable best efforts to, promptly, (x) conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and establish a record date for the Company Shareholders Meeting and (y) subject to the timing contemplated in Section 6.01(a), mail to the holders of Shares as of the record date established for the Company Stockholder Meeting a Proxy Statement and all other proxy material (such date, the “Proxy Date”) and if necessary to comply with applicable securities Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection there with, re-solicit proxies.
(e) The Company shall, as reasonably promptly as practicable after the SEC clears the Proxy Statement duly call, give notice of, convene and hold in no event later than the thirty-fifth (35th) day following the first mailing of the Proxy Statement to the stockholders of the Company (unless otherwise mutually agreed between the Company and Parent) the Company Shareholders Meeting for the purpose of (i) seeking the Company Shareholder Approval; and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s shareholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger; provided, however, that the Company may postpone, recess or adjourn the Company Shareholders Meeting: (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum (it being understood that the Company may not postpone or adjourn the Company Shareholders Meeting more than two (2) times pursuant to this clause (ii)), (iii) to solicit additional proxies for the purpose of obtaining the Company Shareholders

Approval (it being understood that the Company may not postpone or adjourn the Company Shareholders Meeting more than two (2) times pursuant to this clause (iii)), or (iv) after consultation with Parent to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable laws or fiduciary duty and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting. Once the Company has established the Proxy Date, the Company shall not change such Proxy Date or establish a different record date without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). In the event that the date of the Company Shareholders Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing (not to be unreasonably withheld, conditioned or delayed), it shall take reasonable best efforts to implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Company Shareholders Meeting, as so adjourned, postponed or delayed, except as required by applicable Law (provided that nothing in this sentence shall be construed to permit the Company to adjourn, postpone or delay the Company Shareholders Meeting in a manner other than as contemplated by the immediately preceding sentence). In connection with the foregoing, the Company shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the Company’s shareholders; and (ii) subject to Section 5.04(c), solicit the Company Shareholder Approval. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval (the “Company Recommendation”) and shall include such recommendation in the Proxy Statement, in each case, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.04(c). The Company agrees that, unless this Agreement is terminated in accordance with its terms prior thereto, its obligations to hold the Company Shareholders Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal or by the making of any Adverse Recommendation Change by the Company Board; provided, however, that if the public announcement of an Adverse Recommendation Change or the delivery of notice by the Company to Parent pursuant to Section 5.04(d)(i) occurs less than 10 Business Days prior to the Company Shareholders Meeting, the Company shall be entitled to postpone the Company Shareholders Meeting to a date not more than 10 Business Days after the later of such event.
Section 6.02 Access to Information; Confidentiality. Subject to applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to the Representatives of Parent reasonable access, upon reasonable advance notice, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish reasonably promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure, but in no event shall the Company be obligated to pay any amount of money to any Person to obtain the required consent of such third party to such access or disclosure); (ii) result in the loss of any attorney-client privilege (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); or (iii) violate any Law (provided that the Company shall use its commercially reasonable efforts to provide such access or make such disclosure in a manner that does not violate Law). Notwithstanding anything herein to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of December 4, 2024, between Parent and the Company (the “Confidentiality Agreement”).

Section 6.03 Efforts to Consummate.
(a) Subject to the terms and conditions herein provided, each of Parent and the Company shall use their respective reasonable best efforts to reasonably promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as reasonably promptly as practicable after the date hereof the transactions contemplated by this Agreement, including (i) preparing and filing with a Governmental Entity as reasonably promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as reasonably promptly as practicable all Consents necessary or advisable to be obtained from any Governmental Entity, including pursuant to lending, consumer credit and insurer license requirements, in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”) (and Parent shall be responsible for all filing fees incident thereto) and (ii) as reasonably promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within 10 Business Days of the date of this Agreement, (B) make all filings that are required to be made in order to consummate the transactions contemplated hereby pursuant to relevant Foreign Investment Clearances, other Regulatory Laws or other applicable Laws with respect to the transactions contemplated hereby, as reasonably promptly as practicable, but in no event later than 20 business days after the date of this Agreement (unless Parent and the Company agree to a later date), and (C) not extend any waiting period under the HSR Act, or enter into any agreement with the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto (which shall not be unreasonably withheld, conditioned or delayed). Parent and the Company shall supply, and shall cause their respective Affiliates to supply, as reasonably promptly as practicable, any additional information or documentation that may be requested pursuant to or in connection with the HSR Act relevant Foreign Investment Clearances, or any other Regulatory Law (including, with respect to Parent and its Affiliates, (x) providing financial reports, certificates, legal opinions or other information, (y) making Representatives, members of senior management, control persons and any other Person requested pursuant to or in connection with the HSR Act, Foreign Investment Clearances, or any other Regulatory Law (including the Persons set forth on Section 6.03(a) of the Parent Disclosure Letter), in each case, with appropriate seniority and expertise, available to participate in discussions or hearings and (z) providing personal information, including fingerprints, personal financial statements and securities holdings, of members of senior management, control persons and any other Person requested pursuant to or in connection with the HSR Act, Foreign Investment Clearances, or any other Regulatory Law (including the Persons set forth on Section 6.03(a) of the Parent Disclosure Letter)), and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act, Foreign Investment Clearances, and any other Regulatory Law as soon as possible (including complying with any “second request” for information or similar request from a Governmental Entity pursuant to other Foreign Investment Laws or Regulatory Laws). Prior to the Closing, the Company may submit an initial notification to DCSA of the transaction pursuant to the current National Industrial Security Program Operating Manual Rule, 32 C.F.R. Part 117 (the “NISPOM Rule”). Following the Closing, Parent shall, and shall cause the Surviving Company to, use reasonable best efforts to submit any changed condition notification to DCSA in accordance with the NISPOM Rule.
(b) In connection with the actions referenced in Section 6.03(a) to obtain all Governmental Approvals for the transactions contemplated by this Agreement under the HSR Act any other Regulatory Laws or any other applicable Laws, each of Parent and the Company shall (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel promptly informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other Governmental Entity or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Entity; provided that materials may be redacted to remove references concerning the valuation of the businesses of the Company and the Company Subsidiaries. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.03(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.
(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.03(a) and 6.03(c), Parent shall take any and all steps not prohibited by Law to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date, including defending (with sufficient time for resolution in advance of the End Date) through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the DOJ or any other applicable Governmental Entity or any private party; and (ii) avoid or eliminate each and every impediment under any Regulatory Law so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, license or disposition of such businesses, product lines or assets of Parent, the Company and their respective Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing would limit Parent’s and/or its Subsidiaries’ (including the Company’s and the Company Subsidiaries’) freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of Parent, the Company and/or their respective Subsidiaries; provided, however, that any action contemplated by clauses (x) and (y) is conditioned upon the consummation of the transactions contemplated by this Agreement. The foregoing agreement in this section is made solely to facilitate the Closing and does not constitute a representation or admission that the transactions contemplated hereby, if consummated without any modification, would violate any Regulatory Law or that agreeing to any divestitures, hold separate conditions or other restrictions permitted herein or suggested by any Person or authority acting under any Regulatory Law would not be harmful to the parties.
(d) The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice shall specify the condition which has failed or will fail to be satisfied; (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement to the extent such consent is material to the Company and the Company Subsidiaries, taken as a whole; and (iii) any material written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 6.03(d) shall not limit or otherwise affect the remedies available hereunder to Parent or the Company.
Section 6.04 Indemnification, Exculpation and Insurance.
(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall cause the Company and the Company Subsidiaries to perform its obligations thereunder. Without limiting the foregoing, from and after the Effective Time, the Surviving Company agrees that it will indemnify and hold harmless each individual who was prior to or is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company Subsidiaries or who was prior to or is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director, officer or employee of another Person (the “Company

Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Company within 10 Business Days of receipt by the Surviving Company from the Company Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the CBCA, the Surviving Company’s certificate of incorporation or bylaws (or comparable organizational documents) or any applicable indemnification agreement, to repay such advances if it is ultimately determined by final non-appealable adjudication that such person is not entitled to indemnification and (y) the Surviving Company shall cooperate in the defense of any such matter.
(b) For a period of six years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or the Company Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’, officers’ and employees’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 6.04(b) it shall obtain as much comparable insurance as possible for the each year within such six-year period for an annual premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its option (following reasonable consultation with Parent), or Parent may, at its option, cause the Surviving Company to, purchase a “tail” directors’ and officers’ liability insurance and fiduciary liability insurance for the Company and its current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail insurance to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time; provided that in no event shall the cost of any such tail insurance in respect of any one policy year exceed the Maximum Amount. The Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.
(c) The provisions of this Section 6.04 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
(d) From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Company and the Company Subsidiaries under this Section 6.04.
(e) In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.04.
Section 6.05 Transaction Litigation. Subject to entry into a customary joint defense agreement, the Company shall give Parent the opportunity to consult with the Company and participate in the defense or settlement of any shareholder litigation against the Company, any Company Subsidiary and/or their respective directors or officers (the “Company Parties”) relating to the Merger and the other transactions contemplated by this Agreement. None of the Company, any Company Subsidiary or any Representative of the Company shall compromise, settle or come to an arrangement regarding any such shareholder litigation, in each case unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Company may compromise, settle or come to an agreement regarding shareholder litigation made or pending against a Company Party, if each of the following conditions are met: (i) the resolution of all such litigation requires payment from the Company or any Company Subsidiary or Representatives in an amount not to exceed the amount set forth in Section 6.05 of the Company Disclosure Letter and/or the provision of disclosures to the shareholders of the Company relating to the Merger (which disclosures shall be subject to Parent’s review and comment, which reasonable comments the Company shall consider in good faith); (ii) the settlement provides for no injunctive relief; (iii) the settlement provides that each of Parent, Parent’s Subsidiaries, Parent’s Representatives, the Company, the Company Subsidiaries, and the Company Indemnified Parties are released from all liability in connection therewith; and (iv) none of Parent, Merger Sub, the Company, and their respective Subsidiaries and Representatives are required to admit any wrongdoing as part of the settlement.
Section 6.06 Section 16 Matters. Prior to the Effective Time, the Company and Merger Sub each shall take all such steps as may be required to cause any dispositions of Common Stock (including derivative securities with respect to Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.07 Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal, Superior Proposal or related matters in accordance with the terms of this Agreement, or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall provide an opportunity for the other party to review and comment upon any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to providing such opportunity to review and comment, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Nothing in this Section 6.07 shall limit the ability of any party hereto to make disclosures or announcements that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.
Section 6.08 Employment and Company Benefits.
(a) During the one year period following the Closing Date (or, such shorter period of employment, as the case may be), Parent shall, or shall cause the Surviving Company to, provide each Company Employee with (i) a base salary or hourly wage rate that is at least equal to the base salary or hourly wage rate provided to the Company Employee immediately prior to the Closing Date; (ii) target annual, short- and long-term incentive compensation opportunities (including any sales incentives and the value of equity and equity-based compensation (calculated based on the grant date fair value of such equity or equity-based compensation as determined in accordance with past practice) but excluding any retention, change in control or transaction compensation arrangements, and one-time bonuses), that are no less favorable in the aggregate than the target annual, short- and long-term incentive compensation opportunities (including any sales incentives and the value of equity and equity-based compensation (calculated based on the grant date fair value of such equity or equity-based compensation as determined in accordance with past practice) but excluding any retention, change in control or transaction compensation arrangements, and one-time bonuses) in effect for the Company Employee immediately prior to the Closing Date; provided, however, that the value of any equity or equity-based compensation may be provided in the form of cash or other cash-based awards; and (iii) employee benefits (other than equity and equity-based compensation and retention, change in control or transaction compensation arrangements, one-time bonuses, nonqualified deferred compensation benefits, defined pension benefits, retiree health and welfare benefits) that, with respect to each Company Employee, are no less favorable in the aggregate than the compensation and benefits (other than equity and equity-based compensation and retention, change in control or transaction compensation arrangements, one-time bonuses, nonqualified deferred compensation benefits, defined pension benefits, retiree health and welfare benefits) provided to such Company Employee immediately prior to the Closing Date. For purposes of this Agreement, “Company Employee” means any employee of the Company or any Company Subsidiary who is employed at the Closing Date and who remains employed with the Surviving Company or any other Affiliate of Parent immediately following the Closing.
(b) Parent shall provide each Company Employee who incurs a termination of employment during the one-year period following the Closing Date with severance benefits that are no less favorable than the severance benefits to which such Company Employee would have been entitled with respect to such termination under the severance policies, practices and guidelines of the Company or any Company Subsidiary as in effect immediately prior to the Closing Date or, if greater, the severance benefits provided to similarly situated employees of Parent or any of its Affiliates. Parent hereby expressly assumes and agrees to perform, or cause the Company and its Subsidiaries to perform, the Change in Control Agreements in accordance with their respective terms as of the Effective Time.
(c) Parent shall, or shall cause the Surviving Company to, give each Company Employee full credit for such Company Employee’s service with the Company and any Company Subsidiary (and any Affiliates or predecessors thereto) for all purposes, including eligibility to participate in, vesting under and accrual of benefits under any benefit plans (including for purposes of vacation and severance) maintained by Parent or any of its Affiliates (including the Surviving Company) in which the Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.
(d) Parent shall, or shall cause the Surviving Company to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan maintained by Parent or any of its Affiliates (including the Surviving Company) that provides health benefits in which Company Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such Company Employees as of the Closing Date under the analogous Company Benefit Plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by a Company Employee and his or her eligible dependents under the health plans in which such Company Employee participated immediately prior to the Closing Date during the portion of the plan year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans maintained by Parent or any of its Affiliates (including the Surviving Company) in which such Company Employee is eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date.
(e) Parent shall pay, or cause the Surviving Company to pay, all amounts payable to Company Employees under any annual cash incentive or bonus plan of the Company or any Company Subsidiary with respect to the portion of the 2024 performance period that occurs prior to the Effective Time in an amount that is no less than the amount accrued with respect to such period on the financial statements of the Company or any Company Subsidiary in accordance with the terms of such arrangements as in effect as of the Effective Time.
(f) Parent shall, or shall cause the Surviving Company to, comply with WARN with respect to “employment losses” which would constitute a “mass layoff” or “plant closing” (each as defined in such Act) occurring at or after the Effective Time.

(g) Parent shall, or cause the Surviving Company to, honor the terms of each Collective Bargaining Agreement until such Collective Bargaining Agreement otherwise expires pursuant to its terms or is modified by the parties thereto.
(h) No provision of this Agreement shall (i) create any right in any Company Employee or any other employee of the Company or any Company Subsidiary to continued employment by Parent or the Company or their respective Affiliates, or preclude the ability of Parent or the Company or their respective Affiliates to terminate the employment of any employee for any reason; (ii) require Parent or the Company or any of their respective Affiliates to continue any particular Company Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date (subject to the other provisions of this Section 6.08); or (iii) be treated as an amendment to any employee benefit plan of Parent or the Company or any of their respective Affiliates.
Section 6.09 Merger Sub; Parent Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Affiliate of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. Promptly following execution of this Agreement on the date hereof, Parent shall execute and deliver to the Company, in accordance with applicable Law and Merger Sub’s certificate of incorporation and bylaws, in Parent’s capacity as sole stockholder of Merger Sub, a written consent approving the Merger and the other transactions contemplated by this Agreement, and adopting this Agreement.
Section 6.10 Financing Activities.
(a) Parent acknowledges and agrees that the Company, its Affiliates and their respective Representatives have no responsibility for any financing that Parent may raise in connection with the transactions contemplated by this Agreement. Any offering materials and other documents prepared by or on behalf of or utilized by Parent or its Affiliates or their respective Representatives, or Parent’s financing sources, in connection with Parent’s financing activities in connection with the transactions contemplated by this Agreement which include any information provided by the Company, its Affiliates or their respective Representatives, including any offering memorandum, banker’s book, lender presentation, prospectus or similar document used, or any other written offering materials used, in connection with any debt or securities offering or other financing undertaken by or on behalf of Parent in connection with the Merger and the other transactions contemplated by this Agreement shall include a conspicuous disclaimer to the effect that none of the Company, its Affiliates or their respective Representatives have any responsibility for the content of such document and disclaim all responsibility therefor and shall further include a disclaimer with respect to the Company, its Affiliates and their respective Representatives in any oral disclosure with respect to such financing. Parent and the Company each acknowledge and agree that Parent’s obligation to consummate the transactions contemplated by this Agreement is not subject to any financing condition.
(b) Parent shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Affiliates to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Debt Financing contemplated by the Debt Commitment Letter so that the funds contemplated thereby are available no later than the Closing Date, including (i) maintaining in full force and effect and complying with its obligations under the Debt Financing and the Debt Commitment Letter, subject to replacement thereof in accordance with its terms, (ii) negotiating and entering into definitive financing agreements (the “Definitive Debt Agreements”) with respect to the Debt Financing on the conditions contained in the Debt Commitment Letter and on substantially the same terms (or such other terms that do not impair the availability of the Financings) so that such agreements are in effect no later than the Closing Date (which definitive financing agreements shall not (1) reduce the amounts to be funded under the Financing (including by changing the amount of fees to be paid or original issue discount (other than through the operation of additional original issue discount or additional upfront fees imposed pursuant to “flex” terms that would not reduce the net proceeds of the Debt Financing below the amount, together with the aggregate committed amount of the Equity Financing (including any increase in the aggregate committed amount of the Equity Financing after the date of this Agreement), necessary to fund the Required Amount) from that contemplated in the Financing Commitment and any related “flex provisions” of the Debt Fee Letter, (2) amend, modify or supplement the conditions or contingencies to the Financing in a manner that makes it less likely the Financing will be funded or imposes new or additional conditions or expands any existing condition to the receipt of the Financing, (3) otherwise delay funding of the Financing or make funding of the Financing materially less likely to occur at or prior to the Closing, (4) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter or the Definitive Debt Agreements or (5) impose additional material obligations on the Company or any of its Subsidiaries (the matters referred to in clauses (1) through (5), the “Prohibited Provisions”)), (iii) satisfying all conditions to the Debt Financing contemplated by the Debt Commitment Letter and the Debt Fee Letter at or prior to the Closing, (iv) accepting “market flex” provisions contemplated by the Debt Commitment Letter and the Debt Fee Letters and (v) enforcing its rights under the Debt Commitment Letter in the event of a breach by the Debt Financing Sources under the Debt Commitment Letter or the Definitive Debt Agreements, including seeking specific performance of the parties thereunder. Prior to the Closing, without the prior written consent of the Company, Parent shall not (x) agree to, or permit, any amendment, modification or supplement of, or waiver under, the Debt Financing Letters or the Definitive Debt Agreements or (y) substitute other debt or equity financing for all or any portion of the Financing from the same or alternative financing sources, in each case, to the extent such amendment, modification, supplement, waiver or substitution would or would reasonably be expected to result in a Prohibited Modification; provided that, for the avoidance of doubt, Parent or Merger Sub may amend, replace, supplement or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement. Parent shall, as promptly as practicable, provide to the Company copies of the Debt Commitment Letter, Debt Fee Letter and Definitive Debt Agreements (any amendments, waiver or other modifications to); provided that any fee letters may be Customarily Redacted) and shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing.
(c) Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any definitive agreement or document related to the Financing (including any Financing Commitment or related fee letter or engagement letter) of which Parent becomes aware, (ii) of the receipt or delivery of any written notice or other communication, in each case from any Person with respect to (1) any actual, threatened or potential breach, default, withdrawal termination or repudiation by any party to any Financing Commitment or Definitive Debt Agreements or (2) any material dispute or disagreement between or among parties to any Financing Commitment or Definitive Debt Agreements or (iii) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitments (other than through the operation of additional original issue discount or additional upfront fees imposed pursuant to “flex” terms that would not reduce the net proceeds of the Debt Financing below the amount, together with the aggregate committed amount of the Equity Financing (including any increase in the aggregate committed amount of the Equity Financing after the date of this Agreement), necessary to fund the Required Amount). Parent shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence.
(d) Prior to the Closing, without the prior written consent of the Company, Parent shall not agree to, or permit, any amendment, modification or supplement of, or waiver under, the Equity Financing Commitments. In addition, Parent shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing, including taking all actions necessary to (i) maintain in effect each of the Equity Commitment Letters, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in each of the Equity Commitment Letters, if any, (iii) consummate the Equity Financing at or prior to the Closing and (iv) enforce its rights under each of the Equity Commitment Letters (including seeking specific performance).
(e) Further, if all or any portion of the Financing (or any alternative financing) has not been obtained, Parent shall continue to be obligated to consummate the transactions contemplated by this Agreement and effect the Closing on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Section 7.01 and Section 7.02. Parent agrees that the Company shall be entitled to specifically enforce the obligations of Parent and each of the Investors pursuant to the Equity Commitment Letters.
(f) If any of the Debt Financing or the Debt Commitment Letter (or any Definitive Debt Agreement) expires or is terminated prior to the Closing, in whole or in part, for any reason, or any portion of the Debt

Financing becomes unavailable then Parent shall (i) upon knowledge thereof, promptly (and in any event within two (2) Business Days) notify the Company in writing of such unavailability, expiration or termination and the reasons therefor, (ii) as promptly as practicable after knowledge thereof use its reasonable best efforts to arrange for alternative financing (which alternative financing (1) shall be in an amount sufficient, when added with the Equity Financing and cash on hand, for the satisfaction of all of Parent’s obligations under this Agreement, including the Required Amounts and (2) shall not include any conditions of such alternative debt financing that are more materially onerous than, or in addition to, the conditions set forth in the Debt Financing on the date of this Agreement) to replace the Debt Financing, to be consummated no later than the day on which the Closing shall occur pursuant to Section 1.02, (iii) provide to the Company copies of the debt commitment letter, fee letters and engagement letters (provided that any fee letters may be Customarily Redacted) to replace the Debt Financing and (iv) keep the Company reasonably informed of the process of obtaining any alternative financing. If any alternative financing is obtained in accordance with this Section 6.10(f), Parent shall immediately notify Company thereof and references to the “Financing,” “Financing Commitments” and “Debt Financing Letters” (and other like term in this Agreement) shall include such alternative financing, as applicable.
(g) Prior to the Closing, the Company shall, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause its and their respective non-legal Representatives to, at Parent’s sole cost and expense, provide to Parent and its Subsidiaries all cooperation reasonably requested by Parent that is necessary in connection with the arrangement of the Debt Financing to the extent not unreasonably interfering with the business of the Company or any of its Subsidiaries, which cooperation may include (i) upon reasonable advance notice and during normal business hours of the Company, cause the appropriate senior officers of the Company to participate in a reasonable but limited number of lender meetings, lender presentations and due diligence sessions, and sessions with rating agencies, at locations and times to be mutually agreed (which meetings, presentations and sessions may be conducted by teleconference or virtual meeting platforms); (ii) provide reasonable assistance with the preparation of customary materials for rating agency presentations, customary bank information memoranda and similar documents customarily required in connection with obtaining the Debt Financing; (iii) furnish Parent at least three (3) Business Days prior to the Closing Date with such documentation and other information reasonably requested by Parent at least ten (10) Business Days prior to the Closing Date to the extent required by governmental authorities under applicable “know your customer” and anti-money laundering rules and regulations as a condition to the Debt Financing; (iv) provide to Parent (A) audited financial statements of the Company and its Subsidiaries on a consolidated basis for the three most recently completed fiscal years ended at least 90 days before the Closing Date (provided that Parent acknowledges that it has received the financial statements described in this clause (A) for the fiscal years ended December 31, 2020, December 31, 2021, and December 31, 2022), and (B) unaudited consolidated balance sheets and related unaudited statements of income and cash flows related to the Company and its Subsidiaries on a consolidated basis for each fiscal quarter ended after December 31, 2022 (other than the fourth fiscal quarter) ended at least 45 days before the Closing Date (provided that Parent acknowledges that it has received the financial statements described in this clause (B) for the fiscal quarters ended March 31, 2023, June 30, 2023, and September 30, 2023); and (v) provide customary authorization and representation letters to the Debt Financing Sources with respect to marketing materials from a senior officer of the Company; provided that any such information distributed in connection with the foregoing shall contain customary language which shall exculpate the Company Parties with respect to any liability related to the unauthorized use or misuse of the contents of such information or related marketing materials by the recipients thereof, or “know-your-customer” information.
(h) Notwithstanding anything in this Agreement to the contrary, in no event shall the “reasonable best efforts” of the Company, its Subsidiaries and its and their respective non-legal Representatives be deemed or construed to (i) require the Company to waive or amend any terms of this Agreement or require the Company or any of its Affiliates or its or their representatives (each, a “Company Party”) to incur any liability or make any payment, (ii) require any Company Party to (1) agree to make any payment (including any commitment or other fee or any expense reimbursement) in connection with the Debt Financing, except those that will be made only after the Closing in the case of the Company and its Subsidiaries, or (2) incur any other liability or give any indemnity or otherwise commit to take any action (including any corporate or comparable action), except those that will be effective only after the Closing in the case of the Company and its Subsidiaries, (iii) unreasonably interfere with the ongoing business or operations of any Company Party, (iv) require any Company Party to take any action that could or could reasonably be expected to (1) jeopardize any attorney-client or other applicable legal privilege or protection, as determined by the applicable Company Party, (2) violate its respective certificates of incorporation or bylaws (or comparable documents), (3) violate any applicable Law, (4) constitute a default, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Person or to a loss of any benefit to which such Person is entitled, in each case under any provision of any agreement or other instrument binding upon such Person, (5) result in the creation or imposition of any Lien on any asset of such Person (except, in the case of the Company, any Lien on any of its assets that becomes effective only upon the Closing) or (6) be in conflict with the terms of this Agreement, (v) require any Company Party to enter into or approve any Debt Financing Agreement or other definitive agreement or document related to the Debt Financing, other than any customary authorization letter or any “know-your-customer” information, (vi) result in any significant interference with the prompt and timely discharge of the duties of any director, manager, officer, general or limited partner, employee, counsel, financial advisor, auditor, agent or other authorized representative of any Company Party, (vii) result in any Company Party incurring any personal liability with respect to any matters relating to the Debt Financing, (viii) cause any condition to Closing set forth in this Agreement to fail to be satisfied by the Effective Time or otherwise result in a breach of this Agreement by the Company, (ix) require any Company Party to (1) to prepare or deliver any pro forma financial information, projections or other forward-looking financial information or any financial information or (2) provide any financial or other information that is not readily available, historically prepared, maintained in the ordinary course of business and customarily required for the arrangement of debt financings similar to the Debt Financing (and none of such financial or other information shall be required to be prepared in compliance with Regulation S-X), (x) require any Company Party (except to the extent an obligor in respect of the Debt Financing upon the Closing) to execute or deliver any certificate (including any solvency certificate), agreement, arrangement, document or instrument relating to the Debt Financing, and in no event shall any action, liability or obligation of the Company or any of its Subsidiaries under any such certificate, agreement, arrangement, document or instrument (including, in each case, the execution thereof) relating to the Debt Financing be required to be effective prior to the Closing (other than customary authorization letters in connection with the marketing efforts for the Debt Financing referred to in clause (v) of Section 6.10(g); provided that any such information distributed in connection with the foregoing shall contain customary language which shall exculpate the Company Parties with respect to any liability related to the unauthorized use or misuse of the contents of such information or related marketing materials by the recipients thereof, or “know-your-customer” information), or (xi) require any Company Party to provide any information or make any presentations with respect to capital structure, the incurrence of the Debt Financing, other pro forma information relating thereto or the manner in which Parent intends to operate, or cause to be operated, the Company’s business after the Closing, the parties hereto hereby agreeing that any information with respect to the prospects and plans for the Company’s business and operations in connection with the Debt Financing will be the sole responsibility of Parent.
(i) Prior to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, take all actions as may be required by, and subject to the terms of, the Convertible Notes Indenture (including for the avoidance of doubt as a result of the transactions contemplated hereby constituting a “Fundamental Change” or “Make-Whole Fundamental Change” (as such terms are defined in the Convertible Notes Indenture)) and applicable Law as a result of the execution and delivery of this Agreement or the consummation of the Transactions, including (i) the giving of any notices that may be required by the Convertible Notes Indenture in connection with the Transactions, (ii) preparing any supplemental indentures required in connection with the Transactions and the consummation thereof to be executed and delivered to the trustee at or prior to the Closing, in form and substance reasonably satisfactory to Parent and (iii) delivering any opinions of counsel required to be delivered prior to the Closing Date and any officer’s certificates or other documents or instruments, as may be necessary to comply with all of the terms and conditions of the Convertibles Notes Indenture in connection with the Merger, provided that any supplemental indentures, opinions of counsel, officer’s certificates and/or such other documents or instruments required by the Convertible Notes Indenture, as may be necessary to comply with all of the terms and conditions of the Convertible Notes Indenture in connection with the Merger, shall be delivered by Parent and its counsel to the extent required to be delivered at or after the Closing.
(j) Nothing in this Section 6.10 shall require the Company’s cooperation to the extent it would require the Company to agree to pay any fees, reimburse any expenses or give any indemnities or incur any other liability or obligation prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries and their Representatives in connection with such cooperation at the request of Parent (other than, in each case, any costs incurred in connection with the preparation, review and audit of historical financial information). Parent and

Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing or other securities offering of or on behalf of the Company, Parent or Merger Sub, including as to any information utilized in connection therewith to the fullest extent permitted by applicable Law and with appropriate contribution provided by Parent and Merger Sub to the extent such indemnification is not available, except if such liabilities or other losses are the result of the fraud, gross negligence or willful misconduct of the Company Parties, and, for the avoidance of doubt, the obligations of Parent pursuant to this Section 6.10(j) shall be guaranteed by the Investors pursuant to the Equity Commitment Letters and the Guarantee. The Company hereby consents to the use of its logos in connection with the Debt Financing in an ordinary and customary manner; provided, however, that logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective Intellectual Property rights.
Section 6.11 The Connecticut Transfer Act. Prior to Closing, the Parties will evaluate the applicability of the Connecticut Transfer Act (Conn. Gen. Stat. § 22a-134 et seq.) (“CTA”) to this Merger and whether the locations set forth on Section 6.11 of the Company Disclosure Letter (the “Locations”) are Establishments as such term is defined in the CTA. To the extent that it is determined that the transfer of the Company is a “transfer” as such term is defined by the CTA and one or more of the above locations of the Company is determined to be an Establishment, the parties acknowledge and agree that the Surviving Company shall be the Certifying Party (as such term is defined by the CTA) on an appropriate CTA form (e.g., Form I-IV) filed for each of the Locations, as applicable, in connection with the transaction contemplated by this Agreement and be solely responsible for the performance of all obligations of the Certifying Party for each such filing. The Company shall prepare and deliver to Parent at least five (5) days prior to Closing all forms required under the CTA in connection with the Merger in compliance with the terms and requirements of the CTA for each of the applicable Locations. Parent shall execute the appropriate form(s), as transferee, and the Surviving Company shall execute such forms, including an Environmental Condition Assessment Form (as such term is defined by the CTA) for each applicable Location, as Certifying Party and transferor. Within ten (10) days after Closing, the Surviving Company shall deliver to the Connecticut Department of Energy and Environmental Protection all forms, documents, and fees required under the CTA.
Section 6.12 FIRPTA Certificate. The Company shall deliver at or prior to the Closing a certification of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c), dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2).
Section 6.13 Permit Transfer. The Company shall, prior to Closing, prepare permit transfer applications to effectuate the transfer of the Company’s Connecticut environmental permits to the extent any permit transfers are required in connection with the Merger. Parent will cooperate and provide necessary information and signatures to complete applicable permit transfer forms.
ARTICLE VII

Conditions Precedent
Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.
(b) Regulatory Approvals.
(i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and

(ii) any consents, filings or approvals under any other Regulatory Law set forth on Section 7.01(b) of the Company Disclosure Letter shall have been obtained or made or the applicable waiting period shall have expired or been terminated.
(c) No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition, and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”), shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated hereby.
Section 7.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 3.01, 3.02 and 3.06) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect and (ii) the representations and warranties of Parent and Merger Sub contained in Sections 3.01, 3.02 and 3.06 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.
(c) Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied.
Section 7.03 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in the first sentence of Section 4.01, Section 4.03(a), the first and second sentences of Section 4.03(b), Section 4.04, the first sentence of Section 4.08 and Section 4.20) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in the first sentence of Section 4.01 and Sections 4.04 and 4.20 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of the Company contained in the first sentence of Section 4.08 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time and (iv) the representations and warranties of the Company contained in Section 4.03(a) and in the first and second sentences of Section 4.03(b) shall be true and correct in all respects, except for inaccuracies not exceeding $5 million in the aggregate, at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case of such earlier date).
(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c) No Company Material Adverse Effect. Following the date hereof, there has not been any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect.

(d) Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied.
ARTICLE VIII

Termination, Amendment and Waiver
Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time (except with respect to Section 8.01(d) and Section 8.01(g), whether before or after receipt of the Company Shareholder Approval):
(a) by mutual written consent of the Company and Parent;
(b) by either the Company or Parent:
(i) if the Merger is not consummated on or before the End Date. The “End Date” shall mean the date that is nine (9) months following the date of this Agreement; provided that, if the Closing shall not have occurred prior to such date and all the conditions to Closing, other than the conditions set forth in Sections 7.01(b)(i) and 7.01(b)(ii) shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by either the Company or Parent on one occasion for a period of three (3) months by written notice to the other party no later than five Business Days prior to the then existing End Date, and such date, as so extended, shall be the End Date; provided that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement, directly or indirectly, causes the failure of the Closing to be consummated by the End Date;
(ii) if the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations pursuant to Section 6.03; or
(iii) if the Company Shareholder Approval shall not have been obtained at a duly convened Company Shareholders Meeting or any adjournment or postponement thereof at which the vote was taken;
(c) by the Company, if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) unless any such breach or failure to be true has not been cured within 60 days after written notice by the Company to Parent informing Parent of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;
(d) by the Company prior to receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 5.04(c); provided that the Company pays the Termination Fee prior to or simultaneously with such termination (it being understood that the Company may enter into such definitive written agreement simultaneously with such termination of this Agreement);
(e) by Parent, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) unless any such breach or failure to be true has not been cured within 60 days after written notice by Parent to the Company informing the Company of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if Parent is then in breach of this Agreement in any material respect;

(f) by Parent prior to the Company Shareholders Meeting, in the event that an Adverse Recommendation Change shall have occurred; or
(g) by the Company, if (i) all of the conditions set forth in Section 7.01 and Section 7.03 are satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or the failure of which to be satisfied is attributable primarily to a breach by Parent of its representations, warranties, covenants or agreements contained herein) or waived by the Company, (ii) Parent fails to consummate the Closing on the date the Closing should have occurred pursuant to Section 1.02, (iii) following such failure by Parent to consummate the Closing in accordance with Section 1.02 in violation of the terms of this Agreement, the Company has notified Parent in writing that (1) all conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or the failure of which to be satisfied is attributable primarily to a breach by Parent of its representations, warranties, covenants or agreements contained herein), have been satisfied or waived (or that the Company would be willing to waive any unsatisfied conditions in Section 7.01 or Section 7.02 for purposes of consummating the Closing) and (2) the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement on such date and at all times during the three (3) Business Day period immediately thereafter and (iv) Parent fails to consummate the Merger within the three (3) Business Day period after delivery by the Company to Parent of the notice described in clause (iii) of this Section 8.01(g).
Section 8.02 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the final sentence of Section 6.02, Section 6.10(f), this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided, however, that, except in a circumstance where the Company Termination Fee is paid pursuant to Section 8.03(b) or where the Reverse Termination Fee is paid pursuant to Section 8.03(c), no such termination shall relieve or release any party from any liability for fraud or any willful breach of this Agreement; provided that notwithstanding anything in this Agreement to the contrary, in no event shall Parent (and Parent’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) have any monetary liability or obligation (for clarity, including the Reverse Termination Fee, if payable) for an aggregate amount greater than the amount of the Reverse Termination Fee. For purposes of this Agreement, “willful breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement; it being acknowledged and agreed, without limitation, that any failure by any party to consummate the Merger and the other transactions contemplated hereby after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) shall constitute a willful breach of this Agreement.
Section 8.03 Fees and Expenses.
(a) Generally. Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.
(b) Company Termination Fee. The Company shall pay to Parent a fee of $46,180,000 (the “Company Termination Fee”) if:
(i) the Company terminates this Agreement pursuant to Section 8.01(d) or Parent terminates this Agreement pursuant to Section 8.01(f); or
(ii) (A) after the date hereof, an Alternative Proposal shall have been made by a third party to the Company and not publicly withdrawn at least five Business Days prior to the Company Shareholders Meeting or shall have been made directly to the Company’s shareholders generally by a third party and not publicly withdrawn at least five Business Days prior to the Company Shareholders Meeting; (B) thereafter, this Agreement is terminated pursuant to Section 8.01(b)(i) or 8.01(b)(iii); and (C) within twelve months of such termination, the Company enters into a definitive Contract to consummate such Alternative Proposal or such Alternative Proposal is consummated; provided, however, that for purposes of this Section 8.03(b)(ii), the references to 20% in the definition of “Alternative Proposal” shall be deemed to be references to 50.1%.

Any Company Termination Fee due under this Section 8.03(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement (or simultaneously with such termination, in the case of termination pursuant to Section 8.01(d)) and (y) in the case of clause (ii) above, on the date of such definitive Contract or such consummation as referred to in clause (ii)(C) above. The Company acknowledges and agrees that the agreements contained in this Section 8.03(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to reasonably promptly pay the amount due pursuant to this Section 8.03(b), and, in order to obtain such payment, Parent commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing. Notwithstanding any other provision of this Agreement, the parties agree that, including in the case of fraud or a willful breach of this Agreement, the payment of the Company Termination Fee, as liquidated damages and not as a penalty, shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort, or otherwise) available to Parent, Merger Sub and their respective Affiliates with respect to this Agreement and the transactions contemplated by this Agreement in the event any such payment becomes due and payable, and, upon payment of the Company Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent, Merger Sub and their respective Affiliates under this Agreement, or obligation relating to or arising out of this Agreement, including the breach of any representation, warranty, covenant, or agreement in this Agreement, the termination of this Agreement, or failure to consummate the transactions contemplated by this Agreement. The Company expressly acknowledges and agrees that Parent shall not need to prove damages to receive the Company Termination Fee when it is payable under this Agreement, and hereby irrevocably waives any right to challenge the amount of actual damages represented by the Company Termination Fee. In no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion.
(c) Reverse Termination Fee. Parent shall pay to the Company a fee of $92,350,000 (the “Reverse Termination Fee”) if:
(i) the Company terminates this Agreement pursuant to Section 8.01(c); or
(ii) the Company terminates this Agreement pursuant to Section 8.01(g).
Any Reverse Termination Fee due under this Section 8.03(c) shall be paid by wire transfer of same-day funds on the Business Day immediately following the date of termination. Parent acknowledges and agrees that the agreements contained in this Section 8.03(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if Parent fails to reasonably promptly pay the amount due pursuant to this Section 8.03(c), and, in order to obtain such payment, the Company commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, Parent shall pay to the Company its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing. Notwithstanding any other provision of this Agreement, the parties agree that, including in the case of fraud or a willful breach of this Agreement, the payment of the Reverse Termination Fee, as liquidated damages and not as a penalty, shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort, or otherwise) available to the Company with respect to this Agreement and the transactions contemplated by this Agreement in the event any such payment becomes due and payable and, upon payment of the Reverse Termination Fee, Parent (and Parent’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives and the Debt Financing Related Parties) shall have no further liability to the Company or its Subsidiaries under this Agreement, or obligation relating to or arising out of this Agreement or the Financing, including the breach of any representation, warranty, covenant, or agreement in this Agreement, the termination of this Agreement, or failure to consummate the transactions contemplated by this Agreement; provided, however, that (i) the foregoing shall not prejudice in any manner the Company’s rights to specific performance pursuant to Section 9.10; provided that the Company will in no event be entitled to both payment of the Reverse Termination Fee in accordance with this Section 8.03(c) and specific performance that results in the occurrence of the Closing pursuant to Section 9.10, (ii) no circumstances will the amount payable by Parent and Merger Sub under this Agreement (for clarity, including the Reverse Termination Fee, if payable) whether payable hereunder or under the Guaranty exceed, in the aggregate, the amount of the Reverse Termination Fee and (iii) in no event shall Parent be required to pay both damages under this Agreement and the Reverse Termination Fee. Parent expressly acknowledges and agrees that the Company shall not need to prove damages to receive the Reverse Termination Fee when it is payable under this Agreement, and hereby irrevocably waives any right to challenge the amount of actual damages represented by the Reverse Termination Fee. In no event shall Parent be obligated to pay the Reverse Termination Fee on more than one occasion.
Section 8.04 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval, and subject to the restrictions on amendments set forth in Section 33-815(e) of the CBCA, there shall be made no amendment that by Law requires further approval by the Company’s shareholders without the further approval of such shareholders, and (ii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the Company’s shareholders unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of either Parent or the Company.
Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the Company’s shareholders unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE IX

General Provisions
Section 9.01 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this agreement pursuant to Section 8.01. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.
Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by facsimile or electronic mail (provided, however, that notice given by facsimile or email shall not be effective unless either (i) a duplicate copy of such facsimile or email notice is promptly given by one of the other methods described in this Section 9.02 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by facsimile or email or any other method described in this Section 9.02); (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)	if to the Company, to:

1332 Blue Hills Ave.
Bloomfield, CT 06002
	Email:	Carroll K. Lane
Richard S. Smith, Jr.
	Attention:	carroll.lane@kaman.com
richard.smith@kaman.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
	Facsimile:	(212) 735-2000
	Email:	marc.gerber@skadden.com
maxim.mayercesiano@skadden.com
	Attention:	Marc S. Gerber
Maxim O. Mayer-Cesiano

(b)	if to Parent or Merger Sub, to:

Arcline Investment Management, LP
Four Embarcadero Center, Suite 2660
San Francisco, CA, 94111, United States
	Attention:	Shyam Ravindran; Robert Nelson
	Email:	shyam@arcline.com; robert@arcline.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
505 Montgomery St, Suite 2000
San Francisco, CA 94111
	Attention:	Josh Dubofsky; Nav Rekhi
	Email:	Josh.Dubofsky@lw.com; Navneeta.Rekhi@lw.com
Section 9.03 Definitions. For purposes of this Agreement:
“Affiliate” of any Person means another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For the avoidance of doubt, each of the parties to the Equity Commitment Letters, each of the Guarantors and, in each case, their respective Affiliates shall be deemed to be Affiliates of Parent for all purposes under this Agreement.
“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.
“Capped Call Transactions” means, collectively, the Base Call Option Transactions, each dated as of May 8, 2017, and the Additional Call Option Transactions, each dated as of May 22, 2017, between the Company and each of Bank of America, N.A., JPMorgan Chase Bank, National Association, London Branch, and UBS AG, London Branch.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral Documents” means the Collateral Documents under, and as defined in, the Credit Agreement.
“Collective Bargaining Agreement” means any labor agreement, collective bargaining agreement or other labor-related agreement or arrangement with any Labor Organization.
“Company Bylaws” means the amended and restated bylaws of the Company in effect as of the date of this Agreement.
“Company Charter” the amended and restated certificate of incorporation of the Company in effect as of the date of this Agreement.
“Company ESPP” means the Kaman Corporation Amended and Restated Employee Stock Purchase Plan.
“Company Material Adverse Effect” means any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, materially adversely affects the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that any circumstance, occurrence, effect, change, event or development arising from or related to (except, in the case of clauses (a), (b), (c), (d), (e), (f) or (j) below, to the extent disproportionately affecting the Company and the Company Subsidiaries relative to other companies in the industries in which the Company and the

Company Subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account): (a) conditions affecting the United States or any other national or regional economy or the global economy generally, (b) political conditions (or changes in such conditions) in the United States or any other country or region in the world, declared or undeclared acts of war, cyber-attacks, sabotage or terrorism, epidemics or pandemics (including COVID-19) (including any escalation or general worsening of any of the foregoing) or national or international emergency in the United States or any other country or region of the world occurring after the date hereof, (c) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including changes or developments in or relating to currency exchange or interest rates, (d) changes required by GAAP or other accounting standards (or interpretations thereof), (e) changes in any Laws or other binding directives issued by any Governmental Entity (or interpretations thereof), (f) changes that are generally applicable to the industries in which the Company and the Company Subsidiaries operate, (g) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement or any decline in the market price or trading volume of the Common Stock (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein), (h) the negotiation, execution or delivery of this Agreement, the performance by any party hereto of its obligations hereunder or the public announcement (including as to the identity of the parties hereto) or pendency of the Merger or any of the other transactions contemplated hereby including the impact thereof on relationships, contractual or otherwise with customers, suppliers, distributors, employees, unions, financing sources, partners or other persons with similar relationships with the Company and the Company Subsidiaries, (i) changes in the Company’s credit rating (provided that the underlying causes of such decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein), (j) the occurrence of natural disasters, force majeure events or weather conditions adverse to the business being carried on by the Company and the Company Subsidiaries, (k) shareholder litigation arising from or relating to this Agreement, the Merger or any strategic alternatives considered by the Company, (l) any action required by the terms of this Agreement, or with the prior written consent or at the direction of Parent (or any action not taken as a result of a failure of Parent to consent to an action otherwise requiring Parent’s consent) or (m) any matter set forth in the Company Disclosure Letter, shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.
“Company Option” means a stock option to purchase shares of Common Stock granted under the Company Stock Plan.
“Company PSU” means a right to receive shares of Common Stock granted under the Company Stock Plan subject to the achievement of service-based and performance-based vesting conditions.
“Company Restricted Stock” means Common Stock granted under the Company Stock Plan that is subject to certain restrictions that lapse at the end of a specified period or periods.
“Company Stock Award” means each Company Option, Company PSU and share of Company Restricted Stock.
“Company Stock Plan” means the Kaman Corporation Second Amended and Restated 2013 Management Incentive Plan.
“Company Subsidiary” means any Subsidiary of the Company.
“Connecticut Secretary” means the Secretary of State of the State of Connecticut.
“Convertible Notes” means the Company’s 3.25% Convertible Senior Notes due 2024.
“Convertible Notes Indenture” means the Indenture, dated as of May 12, 2017, by and between the Company and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture, dated as of July 15, 2019 and as may be further amended, supplemented or otherwise modified from time to time.

“Credit Agreement” means that certain Third Amended and Restated Credit and Guaranty Agreement, dated as of June 20, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and among the Company, certain Company Subsidiaries party thereto form time to time, the lenders and issuing banks party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent.
“Credit Agreement Payoff Amount” means the total amount required to be paid to fully satisfy (or cash collateralize) all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations due and payable under and in connection with the Credit Agreement as of the anticipated Closing Date, as set forth in the Pay-off Letter (including any customary per diem, to the extent applicable).
“Customarily Redacted” means, with respect to any fee letter or engagements relating to the Debt Financing, the fee amounts, pricing terms, pricing caps, flex terms and other economic terms being redacted in a customary manner, none of which redactions covers any Prohibited Provision.
“Debt Financing Sources” means the entities that have committed to arrange or provide or otherwise entered into agreements in connection with all or any portion of the Debt Financing or other financings to fund a portion of the Required Amounts, including the entity party to the Debt Commitment Letter as Initial Lender (as defined therein); provided that, in no event shall Parent, Investors or any of their respective Affiliates be Debt Financing Sources.
“Debt Financing Related Parties” means the Debt Financing Sources, any other lenders party from time to time to any agreement related to Debt Financing, their respective Affiliates and their and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other representatives, and their successors and permitted assigns, in each case, solely in their capacities as such.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Foreign Investment Clearances” means, with respect to any notifications required, agreed by the Parties to be appropriate or requested by a Governmental Entity under Foreign Investment Laws, (a) a written decision from the relevant Governmental Entity that the transactions contemplated hereby are not subject to and do not require clearance under local Foreign Investment Laws, (b) a written decision from the relevant Governmental Entity to the effect that the review under applicable local Foreign Investment Laws has been concluded and that the transactions contemplated hereby may proceed (without prohibition under Foreign Investment Laws) with respect to that jurisdiction or (c) the expiry or termination of an applicable waiting period (including any extensions thereto, agreed or imposed) under applicable local Foreign Investment Laws such that the transactions contemplated hereby may proceed (without prohibition under Foreign Investment Laws) with respect to that jurisdiction.
“Foreign Investment Laws” means any applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests.
“Government Contract” means “Government Contract” shall mean any Contract between the Company or a Company Subsidiary and (a) a Governmental Entity, (b) any prime contractor of a Governmental Entity, or (c) any subcontractor at any tier with respect to any Contract of a type described in clause (a) or (b) above.
“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person, or (iv) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.
“Intellectual Property Rights” means all intellectual property rights of every kind and description throughout the world, including (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”); (ii) trademarks, service marks, trade names, Internet domain names, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (iii) copyrights and copyrightable subject matter (“Copyrights”); (iv) rights in computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data; (v) trade secrets and all other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models and methodologies; and (vi) all applications and registrations for the foregoing.
“Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Knowledge of the Company, the actual knowledge of the executive officers of the Company set forth in Section 9.03 of the Company Disclosure Letter, and, in the case of Parent and Merger Sub, the actual knowledge of the executive officers of Parent set forth in Section 9.03 of the Parent Disclosure Letter.
“Labor Organization” means any labor union, labor organization or works council.
“Liens” means all pledges, liens, easements, rights-of-way, encroachments, restrictions, charges, mortgages, encumbrances and security interests.
“Merger Sub Board” means the Board of Directors of Merger Sub.
“NYSE” means the New York Stock Exchange.
“Parent Board” means the Board of Directors of Parent.
“Parent Material Adverse Effect” means, with respect to Parent, Merger Sub or any of their respective Affiliates, any circumstance, occurrence, effect, change, event or development that, individually or taken together with other circumstances, occurrences, effects, changes, events or developments, is or would be reasonably likely to prevent or materially impair, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement.
“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, legal hypothecs, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business consistent with past practice in all material respects; (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (iii) requirements and restrictions of zoning, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Company and the Company Subsidiaries as currently conducted; (iv) licenses of, covenants not to sue under, and other grants of rights to use or obligations with respect to Intellectual Property Rights; (v) statutory Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings; (vi) deposits made in the ordinary course of business consistent with past practice in all material respects to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business consistent with past practice in all material respects; (vii) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business consistent with past practice in all material respects to secure payment of customs duties in connection with the importation of goods; (viii) Liens resulting from securities Laws; (ix) Liens incurred in the ordinary course of business consistent with past practice in all material respects in connection with any purchase money security interests, equipment leases or similar financing arrangements; (x) the reservations, limitations, rights, provisos and conditions, if any, expressed in any grant or permit from any Governmental Entity or any similar authority including those reserved to or vested in any Governmental Entity; (xi) Liens that do not materially detract from the value of such property based upon its current use or interfere in any material respect with the current use, operation or occupancy by the Company or any Company Subsidiary of such property; (xii) Liens incurred in connection with the Credit Agreement, including pursuant to the Collateral Documents; provided that such Liens are released pursuant to the Pay-off Letter; and (xiii) Liens granted to secure (A) intercompany borrowings among the Company and any Company Subsidiaries or among any Company Subsidiaries or (B) any Indebtedness incurred as permitted under this Agreement.
“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“SOX” means the Sarbanes-Oxley Act of 2002, as amended.
“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing person or body (or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person).
“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, together with any supplements or amendments thereto, filed or required to be filed with any Governmental Entity relating to Taxes.
“Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, franchise, value added and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.
“Treasury Regulation” means the regulations promulgated by the United States Department of the Treasury under the Code.
Section 9.04 Interpretation.
(a) When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “$” will be deemed references to the lawful money of the United States of America. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring by virtue of the authorship of any provisions of this Agreement. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 9.06 Counterparts. This Agreement may be executed in multiple counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
Section 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Equity Commitment Letters, the Guarantee, the Parent Disclosure Letter, the Company Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for Section 6.04 (of which the Persons who are entitled to indemnification or insurance, as the case may be, thereunder are intended beneficiaries following the Effective Time), this Agreement is not intended to confer upon any Person other than the parties any rights or remedies.
Section 9.08 GOVERNING LAW. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CONNECTICUT, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF CONNECTICUT.
Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned subsidiary of Parent. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.
Section 9.10 Specific Enforcement; Jurisdiction; Venue.
(a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and the Equity Commitment Letters and to enforce specifically the performance of the terms and provisions of this Agreement and the Equity Commitment Letters, including the right of a party to cause the other parties to consummate the Merger and the other transactions contemplated hereby. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement and the Equity Commitment Letters in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in any court of the State of Connecticut or of the United States District Court for the District of Connecticut. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Connecticut, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Connecticut as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Connecticut as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (1) the suit, action or proceeding in any such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(b) Notwithstanding anything to the contrary in this Agreement, it is acknowledged and agreed that the right of the Company to specific performance in connection with enforcing the obligations of Parent and Merger Sub hereunder and under the Equity Commitment Letter to effect the Closing or cause the Equity Financing to be funded (but not the right of the Company to specific performance for any other reason) will be subject to the requirements that (i) all of the conditions in Sections 7.01 and 7.03 are satisfied (other than those conditions that, by their nature, have been satisfied at the Closing (provided such conditions would have been capable of being satisfied as of such date) or the failure of which to be satisfied is attributable primarily to a breach by Parent of its representations, warranties, covenants or agreements contained herein) or waived by the Company, and remain so satisfied or waived at the time specific performance is granted, (ii) the Debt Financing (or any alternative financing in accordance with Section 6.10(f)) has been funded or will be funded in full at the Closing if the Equity Financing is funded at the Closing (or, if the Debt Financing (or any such alternative financing) has been funded into escrow in full at the Closing if the Equity Financing is funded at the Closing, such funds have been or would be released from escrow), (iii) the Company has irrevocably notified Parent in writing that all conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents, or waived, on the Closing Date, but subject to the satisfaction or waiver of those conditions), have been satisfied or waived (or that the Company would be willing to waive any unsatisfied conditions in Section 7.01 or Section 7.02 for purposes of consummating the Closing) and that the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement on such date and at all times during the three (3) Business Day prior immediately thereafter, and (iv) Parent fails to consummate the Merger within the three (3) Business Day period after delivery by the Company to Parent of the notice described in preceding clause (iii). In no event shall Parent be obligated to both (x) specifically perform the obligation to cause the Equity Financing to be funded and consummate the Closing and (y) pay the Reverse Termination Fee.
Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.
Section 9.12 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself and each of its Affiliates and its and their respective directors, officers, employees and equityholders hereby: (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Related Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter, any Debt Fee Letter, any Definitive Debt Agreement or any other document related thereto) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the State of New York or of the United States District Court sitting in the borough of Manhattan in the City and State of New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court,

(b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees not to bring or support or permit any of its Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Related Party in any way arising out of or relating to, this Agreement, the Debt Financing, or any of the agreements (including the Debt Commitment Letter, any Debt Fee Letter, any Definitive Debt Agreement or any other document related thereto) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the State of New York or of the United States District Court sitting in the borough of Manhattan in the City and State of New York,, (d) agrees that service of process upon such party in any such proceeding or proceeding shall be effective if notice is given in accordance with Section 9.02, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (f) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST THE DEBT FINANCING RELATED PARTIES IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE DEBT FINANCING, OR ANY OF THE AGREEMENTS (INCLUDING THE DEBT COMMITMENT LETTER, ANY DEBT FEE LETTER, ANY DEFINITIVE DEBT AGREEMENT OR ANY OTHER DOCUMENT RELATED THERETO) ENTERED INTO IN CONNECTION WITH THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER, (g) agrees that none of the Debt Financing Related Parties will have any liability to the Company or any of its Affiliates or its or their respective directors, officers, employees or equityholders relating to or arising out of this Agreement, the Debt Financing, or any of the agreements (including the Debt Commitment Letter, any Debt Fee Letter, any Definitive Debt Agreement or any other document related thereto) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, nor shall the Company or any of its Affiliates or equityholders be entitled to specific performance of any commitment letter or similar agreement entered into by Parent for any Debt Financing against the Debt Financing Sources providing such Debt Financing and (h) agrees that the Debt Financing Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in Section 8.03(c) and this Section 9.12 (and such provisions shall not be amended in any way materially adverse to any of the Debt Financing Related Party without the prior written consent of any Debt Financing Source so adversely affected); provided, that, notwithstanding the foregoing, nothing in this Section 9.12 shall in any way limit or modify the rights and obligations of Parent under this Agreement or the Debt Commitment Letter or any Debt Financing Source’s obligations to Parent under the Debt Commitment Letter.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.
KAMAN CORPORATION

By:	/s/ Ian K. Walsh
Name: Ian K. Walsh
Title: President and Chief Executive Officer

OVATION PARENT, INC.

By:	/s/ Shyam Ravindran
Name: Shyam Ravindran
Title: President

OVATION MERGER SUB, INC.

By:	/s/ Shyam Ravindran
Name: Shyam Ravindran
Title: President

INDEX OF DEFINED TERMS
Acceptable Confidentiality Agreement	Section 5.04(f)(iv)
Active Government Contract	Section 4.15(a)
Adverse Recommendation Change	Section 5.04(d)
Affiliate	Section 9.03
Agreement	Preamble
Alternative Proposal	Section 5.04(f)(i)
Antitrust Counsel Only Material	Section 6.03(b)
Balance Sheet	Section 4.06(c)
Book-Entry Shares	Section 2.01(c)
Business Day	Section 9.03
Capital Expenditures Plan	Section 5.01(o)
Capital Stock	Section 4.03(a)
Capped Call Transactions	Section 9.03
CBCA	Section 1.01
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Collateral Documents	Section 9.03
Collective Bargaining Agreement	Section 9.03
Common Stock	Section 2.01
Company	Preamble
Company Benefit Plan	Section 4.10(a)
Company Board	Section 4.04
Company Bylaws	Section 4.01
Company Charter	Section 4.01
Company Disclosure Letter	Article IV
Company Employee	Section 6.08(a)
Company ESPP	Section 9.03
Company Financial Advisor	Section 4.20
Company Indemnified Parties	Section 6.04(a)
Company Material Adverse Effect	Section 9.03
Company Option	Section 9.03
Company Parties	Section 6.05
Company Party	Section 6.10(h)
Company PSU	Section 9.03
Company Recommendation	Section 6.01(e)
Company Restricted Stock	Section 9.03
Company SEC Documents	Section 4.06(a)
Company Shareholder Approval	Section 4.04
Company Shareholders Meeting	Section 4.04
Company Stock Award	Section 9.03
Company Stock Plan	Section 9.03
Company Subsidiary	Section 9.03
Company Termination Fee	Section 8.03(b)
Company Voting Debt	Section 4.03(b)
Confidentiality Agreement	Section 6.02
Connecticut Secretary	Section 9.03
Consent	Section 3.03(b)

Consents	Section 3.03(b)
Contract	Section 3.03(a)
Convertible Notes	Section 9.03
Convertible Notes Indenture	Section 9.03
Copyrights	Def. of ‘Intellectual Property Rights’
Credit Agreement	Section 9.03
Credit Agreement Payoff Amount	Section 9.03
CTA	Section 6.11
Customarily Redacted	Section 9.03
Debt Commitment Letter	Section 3.09(a)
Debt Fee Letters	Section 3.09(a)
Debt Financing	Section 3.09(a)
Debt Financing Letters	Section 3.09(a)
Debt Financing Related Parties	Section 9.03
Debt Financing Sources	Section 9.03
Definitive Debt Agreements	Section 6.10(b)
DOJ	Section 6.03(a)
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Environmental Law	Section 4.13
Equity Commitment Letters	Section 3.09(a)
Equity Financing	Section 3.09(a)
ERISA	Section 9.03
Exchange Act	Section 9.03
Excluded Contract	Section 4.14(b)(vi)
Filed Company Contract	Section 4.14(a)
Filed Company SEC Documents	Article IV
Financing	Section 3.09(a)
Financing Commitments	Section 3.09(a)
Foreign Investment Clearances	Section 9.03
Foreign Investment Laws	Section 9.03
FTC	Section 6.03(a)
GAAP	Section 4.06(b)
Government Contract	Section 9.03
Governmental Approvals	Section 6.03(a)
Governmental Entity	Section 3.03(b)
Group	Section 5.04(a)
Guarantee	Recitals
Guarantors	Recitals
HSR Act	Section 3.03(b)
Indebtedness	Section 9.03
Inquiry	Section 5.04(a)
Intellectual Property Rights	Section 9.03
International Benefit Plan	Section 4.10(a)
Intervening Event	Section 5.04(f)(ii)
Investors	Recitals
IRS	Section 4.10(b)
Judgment	Section 3.03(a)
Knowledge	Def. of ‘Intellectual Property Rights’
Labor Organization	Section 9.03
Law	Section 3.03(a)
Legal Restraints	Section 7.01(c)

Letter of Transmittal	Section 2.02(b)
Liens	Section 9.03
Locations	Section 6.11
Material Contract	Section 4.14(b)(vi)
Maximum Amount	Section 6.04(b)
Merger	Section 1.01
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Board	Section 9.03
Merger Sub Common Stock	Section 2.01
NISPOM Rule	Section 6.03(a)
Notice Period	Section 5.04(d)(i)
NYSE	Section 9.03
Option Payments	Section 2.03(c)
Owned Real Property	Section 4.16(a)
Parent	Preamble
Parent Board	Section 9.03
Parent Disclosure Letter	Article III
Parent Material Adverse Effect	Section 9.03
Patents	Def. of ‘Intellectual Property Rights’
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Pay-off Letter	Section 5.05
Permit	Section 3.03(b)
Permits	Section 3.03(b)
Permitted Liens	Section 9.03
Person	Section 9.03
Preferred Stock	Section 4.03(a)
Prohibited Provisions	Section 6.10(b)
Proxy Date	Section 6.01(d)
Proxy Statement	Section 6.01(a)
PSU Payments	Section 2.03(a)
Real Estate Leases	Section 4.16(b)
Registered Intellectual Property Rights	Section 4.17(a)
Regulatory Laws	Section 9.03
Representatives	Section 5.04(a)
Required Amounts	Section 3.09(b)
Restricted Stock Payments	Section 2.03(b)
Reverse Termination Fee	Section 8.03(c)
SEC	Section 9.03
Securities Act	Section 9.03
Solvent	Section 3.11
SOX	Section 9.03
Subsidiary	Section 9.03
Superior Proposal	Section 5.04(f)(iii)
Surviving Company	Section 1.01
Tax Returns	Section 9.03
Taxes	Section 9.03
Trademarks	Def. of ‘Intellectual Property Rights’
Treasury Regulation	Section 9.03
WARN	Section 5.01(n)

Annex B

January 19, 2024
The Board of Directors
Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, CT 06002
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $1.00 per share (the “Company Common Stock”), of Kaman Corporation (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Ovation Parent, Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of January 18, 2024 (the “Agreement”), among the Company, the Acquiror and its subsidiary, Ovation Merger Sub Inc., the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by any subsidiary of the Company or by the Acquiror or any wholly owned subsidiary of the Acquiror, will be converted into the right to receive $46.00 per share in cash (the “Consideration”).
In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory
B-1

or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Arcline Investment Management LP, the significant shareholder of the Acquiror. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on the Company’s syndicated revolver and related amendments in June 2023, November 2022 and May 2022, acting as lead arranger and bookrunner on the Company’s credit facility in May 2022 and acting as financial advisor on the Company’s acquisition of the Aircraft Wheel and Brake division of Parker-Hannifin Corp in September 2022. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,

J.P. MORGAN SECURITIES LLC
B-2

9800

KAMAN

VOTE

000001

C123456789

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

ADAM SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

YOUR VOTE IS IMPORTANT

SCAN the QR code or visit envisionreports.com/KAMN to vote your shares

CALL 1-800-652-VOTE (8683) within the USA, US territories and CA

1234 5678 9012 345

202 SPEC A MEET N PROX CAR

↓ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 THROUGH 3:

+

AUTHORIZED SIGNATURES — THIS SECTION MUST BE COMPLETED FOR YOUR VOTE TO COUNT; PLEASE DATE AND SIGN BELOW.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C1234567890 JNT

1 U P X KAMN

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

[mastercode line]

03E

ATTEND

YOUR VOTE MATTERS

- Have a voice
- Keep your account active
- Stay informed

Vote

JOIN THE MILLIONS OF PEOPLE ON INVESTOR CENTER

Visit computershare.com/investor to get started today!

↓ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ↓

KAMAN

+

2024 SPECIAL MEETING – PROXY CARD

Notice of 2024 Special Meeting of Shareholders
Proxy Solicited by Board of Directors for Special Meeting — April 17, 2024

Ian K. Walsh, Carroll K. Lane, Richard S. Smith, Jr. and Emily Bretas Romano (the "Proxies"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2024 Special Meeting of Shareholders of Kaman Corporation to be held on April 17, 2024 or at any postponement(s) or adjournment(s) thereof.

Shares represented by this proxy will be voted as directed by the undersigned shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR items 1 through 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

NON-VOTING ITEMS

Change of Address — Please print new address below.	**Comments** — Please print your comments below.

+